Confidential     Execution version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITITVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [*****].

Dated October 31, 2019

________________________________________

(1) BOMBARDIER INC.
(2) BOMBARDIER AEROSPACE UK LIMITED
(3) BOMBARDIER FINANCE INC.
(4) BOMBARDIER SERVICES CORPORATION
AND
(5) SPIRIT AEROSYSTEMS GLOBAL HOLDINGS LIMITED
AND
(6) SPIRIT AEROSYSTEMS, INC.

AGREEMENT
for the sale and purchase of
(1) the entire issued share capital of Short Brothers plc
and Bombardier Aerospace North Africa SAS
and
(2) certain other assets

LONDON:618810.5N

CFD-#31168153-V6 2

LONDON:618810.5N

CFD-#31168153-v6
Contents

Clause     Page

1	Definitions and interpretation....................................................................2

2	Agreement to sell the Sale Shares and MRO Business..........................28

3	Consideration...........................................................................................30

4	Conditions................................................................................................32

5	[Reserved]................................................................................................38

6	MRO Business Receivables and MRO Business Payables.....................38

7	MRO Contracts.........................................................................................39

8	Completion................................................................................................41

9	The Warranties..........................................................................................43

10	Specific Indemnities and other indemnification provisions........................45

11	[*****]..........................................................................................................49

12	Relevant Claims against the Sellers..........................................................49

13	Non-competition provisions and use of names..........................................49

14	Misallocation..............................................................................................53

15	BI’s guarantee............................................................................................53

16	UK Buyer’s Guarantor’s guarantee............................................................54

17	BI to act as Sellers’ representative............................................................56

18	Dealing with and voting on the Sale Shares..............................................56

19	Release and payment in respect of outstanding Guarantees....................57

20	Entire agreement.......................................................................................57

21	Effect of Completion..................................................................................58

22	No general right of termination..................................................................58

23	Further assurances...................................................................................58

24	Confidentiality............................................................................................59

25	Announcements........................................................................................60

26	Provision of information............................................................................61

27	Public Disclosure Obligations...................................................................61

28	Severance.................................................................................................62

29	No set off..................................................................................................62

30	Payments.................................................................................................62

31	Alterations................................................................................................63

32	Counterparts............................................................................................63

33	Costs........................................................................................................63

LONDON:618810.5N

CFD-#31168153-v6     i

34	Transfer Taxes..........................................................................................63

35	Agreement binding...................................................................................64

36	Rights of third parties...............................................................................64

37	Withholdings and gross-up.......................................................................64

38	Notices......................................................................................................66

39	Assignment...............................................................................................68

40	Governing law...........................................................................................68

41	Jurisdiction................................................................................................68

42	Service of process....................................................................................69

[*****]

[*****]

CFD-#31168153-v6     ii
LONDON:618810.5N

LONDON:618810.5N

THIS AGREEMENT is dated October 31, 2019 and is made between:

(1)	BOMBARDIER INC. (Company No. 8369470), a company incorporated under the laws of Canada whose registered office is at 800, boulevard René-Lévesque West, Montréal, Québec, H3B 1Y8, Canada (BI);

(2)
BOMBARDIER AEROSPACE UK LIMITED (company registration number 02873601), a company incorporated in England and Wales whose registered office is at Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom (BAUK);

(3)
BOMBARDIER FINANCE INC. (company registration number 134209238), a company incorporated in Canada whose registered office is at 800, boulevard René-Lévesque West, Montréal, Québec, H3B 1Y8, Canada (BFI);

(4)
BOMBARDIER SERVICES CORPORATION (file number 2288053), a company incorporated in the United States of America whose head office is at head office at One Learjet Way, Wichita, KS 67209, United States of America (BSC);

(5)
SPIRIT AEROSYSTEMS GLOBAL HOLDINGS LIMITED (company registration number 11330860) a company incorporated in England and Wales whose registered office is at Tower Bridge House, St Katherine’s Way, London E1W 1AA, United Kingdom (the UK Buyer); and

(6)
SPIRIT AEROSYSTEMS, INC. (company registration number 3778057), a Delaware corporation whose principal place of business is at 3801 South Oliver Street, Wichita, KS 67210, United States of America (in the context of clause 16 of this Agreement, the UK Buyer’s Guarantor and, in all other contexts and as purchaser of the MRO Business, the US Buyer), each a party, and together, the parties.

WHEREAS:

(A)	BAUK is the owner of all the issued Shorts Shares (as defined below).

(B)	BI and BFI together own all the issued BANA Shares (as defined below).

(C)	BSC operates and is able to procure the transfer of the MRO Business (as defined below) on the terms hereof.

(D)	BAUK, BI and BFI wish to sell and the Buyer wishes to purchase the Sale Shares (as defined below), and BSC wishes to sell and the US Buyer wishes to purchase the MRO Business.

(E)
BAUK, BI and BFI have agreed to sell and the UK Buyer has agreed to buy the Sale Shares on the terms and subject to the conditions of this Agreement, and BSC has agreed to sell and the US Buyer has agreed to buy the MRO Business, on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement:

2018 SBPS Valuation means the triennial actuarial valuation of the Short Brothers Pension Scheme as at 31 December 2018 to be carried out in accordance with the provisions of Part 3 of the Pensions Act 2004 and which has to be finalised by the statutory deadline of 31 March 2020

A220 Agreements means the A220 GTA and the A220 STAs

A220 GTA means the Restated General Terms Agreement entered into among BI, CSALP and CSAMGP on 1 July 2018

A220 GTA Transfer Agreement means the (partial) novation from BI to Shorts of, and the amendment to, the A220 GTA

A220 STAs means:

(a)	Restated Specific Terms Agreement W.P. 6.5 Outer Wing entered into between CSALP and BI on 1 July 2018;

(b)	Restated Specific Terms Agreement WO 6.21 Mid-Fuselage entered into between CSALP and BI on 1 July 2018; and

(c)	Specific Terms Agreement WP 6.22 Center Wing Box entered into between CSALP and BI on 1 July 2018

A220 STAs Transfer Agreement means the novation from BI to Shorts of, and the amendment to, the A220 STAs

A320 Neo TR Indemnity has the meaning given to it in clause 10.5

Accounting Standards means:

(a)	in respect of Shorts, the Financial Reporting Standard 101 Reduced Disclosure Framework;

(b)	in respect of BANA, generally accepted accounting principles in Morocco; and

(c)	in respect of the Atlantic Audited Combined Statement of Financial Position, International Financial Reporting Standards

Accounts Date means 31 December 2018

Affiliate means, in relation to any undertaking, any subsidiary or holding company of that undertaking, and any subsidiary of any such holding company from time to time

Agreement means this sale and purchase agreement

Airbus means Airbus SE and its subsidiaries (each an Airbus Entity)

Airbus Consent means the consent of Airbus referred to in clause 4.1(f)

[*****}

Atlantic Business means the aerostructures business conducted by the Sale Group and the MRO Business
Atlantic Audited Combined Statement of Financial Position means the audited combined financial statements (including the combined statements of income and the combined balance sheet) as at the Accounts Date for the Atlantic Business located in folder 2.5.1 of the Clean Team Data Room

BANA means Bombardier Aerospace North Africa SAS, details of which are set out in Part B of Schedule 1

BANA Accounts means BANA’s annual audited report and financial statements for the financial year ended on the Accounts Date

BANA Purchase Price means the BI BANA Purchase Price and the BFI BANA Purchase Price

BANA Shares means the entire issued share capital of BANA, comprised of the BI BANA Shares and the BFI BANA Shares

BANA Tax Deed means the tax deed of covenant in the agreed form relating to BANA

Basis of Preparation means the principles set out in the Atlantic Audited Combined Statement of Financial Position with respect to the preparation and presentation of the Atlantic Audited Combined Statement of Financial Position, including as to their form and content and the accounting practices and policies applicable to such Atlantic Audited Combined Statement of Financial Position

Basket has the meaning given to it in paragraph 1.2 of Schedule 6

BAUK’s Bank Account means such account as BAUK notifies to the UK Buyer at least fifteen Business Days prior to Completion

BEIS means the Department for Business, Energy and Industrial Strategy of the UK Government

BEIS Agreement means the repayable investment agreement entered into between The Secretary of State for Business, Enterprise and Regulatory Reform (as superseded by The Secretary of State for BEIS), Shorts and BI dated 28 April 2009 as amended from time to time

BFI BANA Purchase Price has the meaning given to it in clause 3.1(c)

BFI BANA Shares means the shares in BANA held by BFI, details of which are set out in Part B of Schedule 1

BFI’s Bank Account means such account as BFI notifies to the UK Buyer at least fifteen Business Days prior to Completion

BI BANA Purchase Price has the meaning given to it in clause 3.1(b)

BI BANA Shares means the shares in BANA held by BI, details of which are set out in Part B of Schedule 1

BI Guaranteed Parties has the meaning given to it in clause 15.1

BI’s Bank Account means such account as BI notifies to the UK Buyer at least fifteen Business Days prior to Completion

BI’s Guarantee has the meaning given to it in clause 15.1

BI IP License Agreement means the agreement to be entered into on Completion regarding the licence of Intellectual Property Rights related to the Atlantic Business from BI to Shorts in the agreed form

Bombardier CIF means the common investment fund known as the Bombardier Trust (UK) which is currently governed by rules made on 24 September 2004 (effective from 1 June 2004) as amended from time to time

Bombardier Transport DB Schemes has the meaning given to it in paragraph 15.1 of Part A of Schedule 3

Bombardier Transport RPS Participation means the participation in the Railways Pension Scheme by Bombardier Transportation UK Ltd

BSC’s Bank Account means such account as BSC notifies to the UK Buyer at least fifteen Business Days prior to Completion

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in London (United Kingdom), Montréal (Canada) and New York (United States)

Buyer Misallocated Asset has the meaning given to it in clause 14.1

Buyer Public Disclosure Obligations has the meaning given to it in clause 27.2

Buyers’ Group means the Buyers and each company which is for the time being (whether on or after the date of this Agreement) an Affiliate of each Buyer including, following Completion, the Sale Group Companies

Buyer’s Relief means a Buyer’s Relief under a Tax Deed

Buyers’ Solicitors means Sullivan & Cromwell LLP of 1 New Fetter Lane, London EC4A 1AN

Buyers’ Fundamental Warranties means the warranties set out in paragraphs 1-5 of Part C of Schedule 3 to be given by the Buyers to the Sellers on the date of, and immediately prior to Completion of, this Agreement

Buyers’ Warranties means the warranties set out in Part C of Schedule 3 to be given by the Buyers to the Sellers on the date of this Agreement

Buyers’ W&I Policy means any warranty and indemnity policy taken out by the Buyers in respect of the Transaction

Buyers means the UK Buyer and the US Buyer

CA 2006 means the United Kingdom Companies Act 2006

CIF Trustee means the trustee of the Bombardier CIF from time to time

Claim means any claim, demand, complaint, action, application, suit, cause of action, order, charge, indictment, prosecution, assessment, reassessment or judgment

Clean Team Data Room means all correspondence, documents and other information made available by the Sellers for inspection by the Buyers and their advisers in the “Project Atlantic - Bidder Dataroom (Clean Team)” section of the Data Room as appeared at 23.59 Greenwich Mean Time on 28 October 2019, as listed in the Data Room Index attached to the Disclosure Letter and verified by BI and the US Buyer (and as retained on USB data sticks deliverable to the Buyers by the Sellers as soon as reasonably practicable after the date of this Agreement)

Code means the United States Internal Revenue Code of 1986, as amended

Commercially Reasonable Endeavours means endeavours that a person desirous of achieving a result would reasonably use in similar circumstances to try to achieve that result; provided, however, that “Commercially Reasonable Endeavours” shall not be deemed to require a person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal to pay from a commercial point of view in the context of the Transaction or the envisaged result

Competition Approval means the approvals or notifications which are required to be obtained from or made to any Competition Authority in France, Morocco and such other jurisdictions as are set out in Schedule 4 in connection with the transactions contemplated in this Agreement

Competition Authority means the competent enforcers of competition Laws or merger control rules in the jurisdictions listed in the definition of Competition Approval and Schedule 4

Completion means completion of the sale and purchase of the Sale Shares and the MRO Business by the performance by the parties of their respective obligations under clause 8.2 and Schedule 5

Completion Date means such date (not being after the Long Stop Date) which is ten Business Days after the date on which the Conditions (other than Conditions 4.1(n), 4.1(o) and 4.1(p)) have been satisfied or waived

Conditions has the meaning given to it in clause 4.1

Confidentiality Agreement means the non-disclosure agreement entered into between BI and Spirit Aerosystems, Inc., in anticipation of sharing certain confidential information relating to the Atlantic Business, on June 7, 2019, as amended on July 23, 2019

Contracts means all contracts entered into by or on behalf of BI, the Sale Group Companies or, in respect of the MRO Business only, BSC, exclusively in the ordinary course of the Atlantic Business on or before Completion which remain to be performed (in whole or part) at Completion and Contract shall be construed accordingly

Contribution Notice has the meaning given to it in clause 11.1

Conversion Rate means with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into sterling, US dollars or any other currency on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by the Bank of England as at the close of business in London as at such date

CSALP means Airbus Canada Limited Partnership, formerly known as CSeries Aircraft Limited Partnership, a limited partnership existing under the laws of Québec, duly acting and represented by its general managing partner, CSAMGP, and having a place of business in the city of Mirabel, province of Québec, Canada

CSAMGP means Airbus Canada Managing GP Inc., formerly known as CSeries Aircraft Managing GP Inc., a Canadian corporation, having a place of business in the city of Mirabel, province of Québec, Canada

CTA 2010 means the United Kingdom Corporation Tax Act 2010

Customs Filings means import and export declarations and all Inward Processing Relief (IPR) related filings (for example, authorisation, scrap and waste reports, and bill of discharge reports)

Data Protection Legislation means:

(a)
where applicable to the Atlantic Business, the GDPR, the United Kingdom’s Data Protection Act 2018 and other Laws and regulations of the European Union and the United Kingdom relating to the processing of Personal Data, privacy and interception of communications to the extent applicable in the United Kingdom;

(b)	where (a) does not apply, the corresponding Laws and regulations of each jurisdiction in which any Sale Group Company or the MRO Business operates; and

(c)
where applicable to the parties or to the Atlantic Business, the related guidance and codes of practice issued by the United Kingdom's Information Commissioner or any other data privacy regulator of each jurisdiction in which any Sale Group Company or the MRO Business operates

Data Room means all correspondence, documents and other information made available by the Sellers for inspection by the Buyers and their advisers in the Clean Team Data Room, the Non Clean Team Data Room and the Outside Counsel Data Room as appeared at 23.59 Greenwich Mean Time on 28 October 2019, as listed in the Data Room Index attached to the Disclosure Letter and verified by BI and the US Buyer (and as retained on USB data sticks deliverable to the Buyers by the Sellers as soon as reasonably practicable after the date of this Agreement)

Data Room Index means the index detailing the contents of the Data Room, in the agreed form

DB Pension Schemes has the meaning given to it in paragraph 15.1 of Part A of Schedule 3

De Minimis Economic Impact means either:

(a)	a requirement that any member of the Buyers’ Group divest any business with annual revenue of not more than US$150,000,000; or

(b)
any requirement pursuant to which the Buyers’ Group would be obliged to incur any costs (including, but not limited to, legal fees and other professional fees, costs and expenses of not more than US$25,000,000)

Disclosure Letter means the letter of the same date as this Agreement from the Sellers to the Buyers disclosing certain matters in relation to the Sellers’ Warranties

Disguised Remuneration Provisions means Part 7A ITEPA 2003

Effective Time means 00:01 am (Dallas time) on the Completion Date

Encumbrance means:

(a)
any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same); and

(b)	with regard to the Sale Shares, any agreement in relation to voting, purchase, repurchase or transfer of the Sale Shares

Existing Subsidy has the meaning given to it in paragraph 9.2 of Schedule 3

Facilities has the meaning given to it in paragraph 8.2 of Schedule 3

FIRPTA Withholding Certificate has the meaning given to it in clause 37.5

FSMA means the United Kingdom Financial Services and Markets Act 2000
Future Subsidy means any subsidy or grant for which application has been made by any Sale Group Company or, in respect of the MRO Business, BSC

GDPR means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, as it applies in the United Kingdom from time to time, including as retained, amended, extended or re-enacted on or after the day on which the United Kingdom ceases to be a member state of the European Union and ceases to be subject to any transitional arrangements which substantively treat the United Kingdom as a member state of the European Union

Government Official means any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly 50 per cent. or more owned or controlled by any Governmental Authority, and any officer or employee of a public international organisation

Governmental Authority means any governmental, administrative, judicial or regulatory body, authority or organisation by which any part of the Atlantic Business is or was regulated pursuant to any applicable Laws

Governmental Order means any order, judgement, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority

Group means in relation to a person, that person and each company which is for the time being an Affiliate of that person

Guarantee means any guarantee, indemnity, suretyship, letter of comfort, covenant or other assurance, security or right of set off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter indemnity to any other person who has provided a Guarantee

Hire Date has the meaning given to it in paragraph 1 of Schedule 12

HMRC means Her Majesty’s Revenue and Customs of the United Kingdom

HMT has the meaning given to it in paragraph 21.2 of Schedule 3 holding company means a holding company (as defined by section 1159 CA 2006) or a parent undertaking (as defined by section 1162 CA 2006)

Information Technology means technology devices, computers, computer programs, applications, middleware, firmware, microcode or other software (whether in source code or object code or other format), servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, all other information and communications technology, equipment and infrastructure, all manuals relating to it and all associated documentation

INI means Invest Northern Ireland, part of the Northern Ireland Department for the Economy, a department of the devolved Northern Ireland Executive

INI 2009 Agreement means the financial assistance agreement entered into between INI, Shorts and BI dated 9 July 2009 as amended from time to time

INI 2016 Agreement means the financial assistance grant entered into between INI and Shorts dated 20 December 2016 (and as amended on 27 September 2017)

INI 2019 Agreement means the financial assistance grant entered into between INI and Shorts dated 7 March 2019

INI Agreements means INI 2009 Agreement, INI 2016 Agreement and INI 2019 Agreement

Insolvency Event means the occurrence of any of the following insofar as it would reasonably be expected to have a materially financially adverse impact on the Sale Group and the MRO Business when taken as a whole:

(a)	any Seller or any Sale Group Company stopping or suspending payment of all its debts, or admitting its inability to, pay its debts as they fall due;

(b)
any acceleration of the obligations of any member of the Sellers’ Group under any bank facility or bond or any acceleration of monies payable by a member of the Sellers’ Group or a Sale Group Company (as applicable) under the BEIS Agreement;

(c)	a moratorium being declared in respect of all indebtedness of any Seller or any Sale Group Company;

(d)	any action, proceedings, procedure or step being taken by a Seller or any Sale Group Company in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of any Seller or any Sale Group Company;

(ii)	the composition, compromise, assignment or arrangement with any creditor of any Seller or any Sale Group Company; or

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Seller or any Sale Group Company or any of such entity’s assets; or

(e)	any event occurring in relation to any Seller or any Sale Group Company that is analogous to those set out in paragraphs (a) to (d) above, in any jurisdiction

Intellectual Property Rights means copyrights, (including, without limitation, rights in Software), patents, trademarks, trade names, service marks, business names (including, without limitation, internet domain names), design rights, database rights, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions (whether patentable or not)), and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including, without limitation, applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world

IP License Agreements means the BI IP License Agreement and the Shorts IP License Agreement

Irkut Contracts means:

(a)	the agreement between Irkut Corporation and Shorts, dated 5 June 2012, for development works on design, development and certification of certain nacelles for the MC-21-200 and MC- 21-300 aircraft; and

(b)	the related agreement between United Technologies Corporation and Shorts, dated 11 June 2012

ITA means the United Kingdom Income Tax Act 2007

ITEPA means the United Kingdom Income Tax (Earnings and Pensions) Act 2003

KoM means the Government of the Kingdom of Morocco, represented by the Minister of Economy and Finance and by the Minister of Industry, Trade and New Technologies of Morocco

Lauak Option Agreement has the meaning given to it in paragraph 14.25 of Schedule 3

Law means any law (including common law or civil law), statutes, by laws, rules, regulations, orders, ordinances, treaties, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority, which have the force of law or are binding on the relevant person (and Laws shall be construed accordingly)

Long Stop Date means one (1) year from the date of signing this Agreement

Losses means all claims, liabilities, damages, losses (excluding indirect or consequential losses), costs and expenses, including reasonable legal and professional fees, costs and expenses

MAC Insolvency Event means the occurrence of any of the following insofar as it would reasonably be expected to have a materially financially adverse impact on the Sale Group and the MRO Business when taken as a whole:

(a)	BI stopping or suspending payment of all its debts, or admitting its inability to, pay its debts as they fall due;

(b)	any acceleration of the obligations of BI under any bank facility or bond;

(c)	a moratorium being declared in respect of all indebtedness of BI;

(d)	any petition being presented by BI or Shorts in relation to:

(i)	the winding up or dissolution of BI or Shorts; or

(ii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of BI or Shorts; or

any event occurring in relation to BI that is analogous to those set out in paragraphs (a) to (d) above, in any jurisdiction

Management Accounts means the management accounts for the Atlantic Business as at the Management Accounts Date and for the period between the Accounts Date and the Management Accounts Date, located in folder 2.5.2 of the Non Clean Team Data Room

Management Accounts Date means 31 July 2019

Material Adverse Change means:

(a)	total loss of or material damage to:

[*****]

where the destruction or damages to of such site prevents operation of the relevant factory for a continuous period of 3 calendar months (except where a claim has been notified to the relevant insurer and it is reasonable to assume that the loss or damage is covered by insurance);

(b)
any inability to conduct any design, development, testing, production, distribution, sale or repair of any wing, fuselage, flap or nacelle from the location(s) noted above in (a), for a continuous period of 3 calendar months (except where a claim has been notified to the relevant insurer and it is reasonable to assume that the inability to conduct work is covered by insurance); or

(c)	a MAC Insolvency Event

Material Contracts means those Contracts:

(a)
having a value or involving expenditure to or by the Sale Group Companies or BSC (in respect of the MRO Business) in aggregate of an amount equal to or in excess of 1 per cent. of the 2018 aggregate revenues of the Sale Group and the MRO Business shown in the Atlantic Audited Combined Statement of Financial Position;

(b)
involving aggregate payments to or by the Sale Group Companies or BSC (in respect of the MRO Business) of an amount equal to or in excess of 0.5 per cent. of the 2018 aggregate revenue of the Sale Group and the MRO Business shown in the Atlantic Audited Combined Statement of Financial Position or more and which involve rights or obligations of the Sale Group Companies or BSC (in respect of the MRO Business) that may reasonably extend beyond one (1) year following the Completion Date and which cannot be terminated by the relevant Sale Group Companies or BSC (in respect of the MRO Business) without penalty or less than six (6) months’ notice; or

(c)	the termination of which would reasonably be expected to have a Material Adverse Effect on the Atlantic Business (and which include, for the avoidance of doubt, the A220 Agreements)

MHI Agreement means the purchase and supply agreement reflecting the MHI Termsheet to be entered into between Shorts and Mitsubishi Heavy Industries, Ltd. (or its affiliate or nominee)

MHI Termsheet means the termsheet agreed between BI and Mitsubishi Heavy Industries, Ltd. on 25 June 2019

Military Contract has the meaning given to it in paragraph 11.3 of Schedule 3

MOU Agreement means the memorandum of undertaking entered into between KoM and BI (represented by Bombardier Aerospace) dated 16 November 2011 as amended from time to time

MRO Bill of Sale and Assignment and Assumption Agreement has the meaning given to it in clause 2.4

MRO Books and Records means all books, files, registers, documents, literature, correspondence, papers and other records of BSC (wherever situated and whether recorded in computerised form or otherwise) used exclusively in relation to the MRO Business and which are in existence as at the Completion Date, but excluding any of the same as are required by Law to be retained by BSC

MRO Business means the component/maintenance repair and overhaul business operated in Dallas, United States of America by BSC, comprising the MRO Sale Assets and the MRO Sale Liabilities

MRO Business Payables means all amounts payable by or owed by BSC with respect to the period after Completion for goods and/or services supplied to BSC or otherwise payable by or owed by BSC with respect to the period after Completion exclusively in connection with the carrying on of the MRO Business

MRO Business Receivables means all amounts receivable by or owing to BSC with respect to the period after Completion for goods and/or services supplied by BSC or otherwise receivable by or owing to BSC with respect to the period after Completion exclusively in connection with the carrying on of the MRO Business

MRO Contracts means Contracts entered into by or on behalf of BSC which are yet to be fully performed relating exclusively to the MRO Business (but excluding the MRO Lease and the MRO Employee Plans) and MRO Contract shall be construed accordingly, including, but not limited to, those Contracts contained at folder 2.1.1.2 of the Clean Team Data Room

MRO Employee Plans means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by BSC for the benefit of the MRO Employees, including, but are not limited to, the Bombardier Aerospace Corporation Retirement Plan, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, pension, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind

MRO Employees means the persons employed by BSC principally in connection with the MRO Business and identified in a document to be agreed between BSC and the US Buyer at least 30 Business Days prior to Completion

MRO Intellectual Property Rights means any Intellectual Property Rights that relate exclusively to the MRO Business

MRO Inventories means the following, wherever situated, as at the Completion Date in respect of the MRO Business:

(a)
all stocks of components, partly finished or partly-repaired goods which are in the course of conversion, repair or assembly by BSC into finalised products for supply in the course of the MRO Business or are held by BSC exclusively for such purpose;

(b)	all stocks of packaging materials and of maintenance or other spare parts, components and accessories held by BSC for use or supply exclusively in the course of the MRO Business; and

(c)	all stocks of engineering and other non-trading items (including spare parts, materials, components and accessories) held by BSC exclusively for use in the course of the MRO Business

MRO Know-how means all information not publicly known relating to the MRO Business, owned by BSC and exclusively used, or required to be used, in, or in connection with, the MRO Business, held in any form (including that comprised in or derived from design drawings, prototypes, models, discoveries, improvements, data, formulae, specifications, component lists, instructions, manufacturing technology manuals, brochures, catalogues, processes, process descriptions and all other technical information and materials)

MRO Lease means, collectively, that certain Agreement of Lease dated November 18, 2008, between BSC and DCT Pinnacle LP, as amended by that certain First Amendment to Lease dated April 26, 2011 and that certain Second Amendment to Lease dated October 25, 2018

MRO Movable Property and Equipment means all plant, machinery, equipment, fixtures and fittings, furniture and other like items (whether fixed or moveable) which are used exclusively by BSC in the MRO Business as at the Completion Date

MRO Prepaid Expenses means, with respect to the period after Completion, prepaid expenses, security deposits, advance charges paid or made by BSC for the purposes of or in connection with the MRO Business as at the Completion Date that relate exclusively to the period after Completion

MRO Property means BSC’s leasehold interest in the property which is leased by BSC pursuant to the MRO Lease

MRO Purchase Price has the meaning given to it in clause 3.1(d)

MRO Purchase Price Allocation has the meaning given to it in clause 3.5

MRO Purchase Price Initial Allocation has the meaning given to it in 3.5

MRO Purchase Price Initial Allocation Change Request has the meaning given to it in 3.5

MRO Sale Assets means all right, title and interest of BSC in, to and under all of the following assets, property and undertaking, as at the Effective Time:

(a)	the MRO Movable Property and Equipment;

(b)	all the MRO Inventories;

(c)	the benefit of all MRO Contracts;

(d)	all the MRO Books and Records;

(e)	the goodwill of the MRO Business;

(f)	the benefit of all MRO Prepaid Expenses;

(g)	the benefit of the MRO Business Receivables;

(h)	the MRO Intellectual Property Rights;

(i)	the MRO Know-How;

(j)	the MRO Property;

(k)	the MRO Transferred Information Technology; and

(l)	all other assets, property and undertaking used or held by BSC for use exclusively in the MRO Business

MRO Sale Liabilities means all obligations and liabilities (whether actual, prospective or contingent, whether statutory, contractual or otherwise and whether or not of a pecuniary nature) which arise exclusively from or in relation to the conduct of the MRO Business or which are otherwise exclusively attributable to the MRO Business or any of the MRO Sale Assets, in each case arising after Completion (but not arising prior to Completion), but excluding any obligation or liability relating to or arising under any MRO Employee Plan; provided, however, that any obligation or liability shall only be an MRO Sale Liability to the extent that it:

(a)	arises out of, results from, is based on or relates to the period from and after Completion; and

(b)
does not arise out of or result from, is not based on or does not relate to, any breach or non- compliance by BSC or any other member of the Sellers’ Group of any obligation in relation to the conduct of the MRO Sale Business and the US Buyer shall neither assume nor be under any obligation to pay, perform or discharge any debt, obligation or liability of BSC that is not an MRO Sale Liability

MRO Transferred Information Technology means Information Technology owned by BI or BSC and used exclusively by BSC in the MRO Business as at the Completion Date

New Trading Agreements means the agreements reflecting the New Trading Agreements Termsheet to be entered into on Completion governing the relationship between the Sellers’ Group and the Atlantic Business

New Trading Agreements Termsheet means the termsheet relating to the New Trading Agreements in the agreed form

NIAECC means N.I. Advanced Engineering Competence Centre Limited, a private company limited by guarantee incorporated in Northern Ireland

Nonassignable Contract has the meaning given to it in clause 7.2

Non Clean Team Data Room means all correspondence, documents and other information made available by the Sellers for inspection by the Buyers and their advisers in the “Project Atlantic - Bidder Dataroom (Non Clean Team)” section of the Data Room as appeared at 23.59 Greenwich Mean Time on 28 October 2019, as listed in the Data Room Index attached to the Disclosure Letter and as retained on USB data sticks held and verified by BI and the US Buyer (and as retained on USB data sticks deliverable to the Buyers by the Sellers as soon as reasonably practicable after the date of this Agreement)

Notice has the meaning given to it in clause 38.1

Notified Address has the meaning given to it in clause 38.1(c)

Novation (and Amendment) of the BEIS Agreement means the novation from BI to the UK Buyer, and, if applicable, the accession of the US Buyer as guarantor of and/or amendment to, the BEIS Agreement, together with such amendments as the Buyers, acting reasonably, may agree with BEIS

Novation (and Amendment) of the INI 2009 Agreement means the novation from BI to the UK Buyer of, and, if applicable, the accession of the US Buyer as guarantor of and/or the amendment to, the INI 2009 Agreement, together with such amendments as the Buyers, acting reasonably, may agree with INI

Novation of the MOU Agreement means the novation from BI to the UK Buyer of, and, if applicable, the accession of the US Buyer as guarantor of the MOU Agreement, together with such amendments as the Buyers, acting reasonably, may agree with the KoM

OFAC has the meaning given to it in paragraph 22.2 of Schedule 3

Organisational Documents means articles of association, by-laws or comparable governing documents, as applicable to the relevant entity

Outside Counsel Data Room means all correspondence, documents and other information made available by the Sellers for inspection by the Buyers and their advisers in the “Project Atlantic

(Outside Counsel only)” section of the Data Room as appeared at 23.59 Greenwich Mean Time on 28 October 2019, as listed in the Data Room Index attached to the Disclosure Letter and verified by BI and the US Buyer (and as retained on USB data sticks deliverable to the Buyers by the Sellers as soon as reasonably practicable after the date of this Agreement)

Pension Scheme Agreement means the agreed recovery plan and schedule of contributions (within the meaning of Part 3 of the United Kingdom Pensions Act 2004) in connection with the 2018 SBPS Valuation entered into between Shorts and the Pension Scheme Trustee relating to the Shorts Brothers Pension Scheme prior to Completion and on a basis consistent with the Pension Scheme MOU

Pension Scheme Amount has the meaning given to it in clause 3.4(a)

Pension Scheme MOU means the memorandum of understanding in connection with the Short Brothers Pension Scheme entered into between BI, the UK Buyer and the Pension Scheme Trustee on or about the date of this Agreement

Pension Scheme Trustee means, in respect of the Short Brothers Pension Scheme, Short Brothers Pension Trustee Limited and, in respect of the Bombardier Aerospace Shorts Executive Benefits Scheme, Bombardier Aerospace Shorts Executive Benefits Trustee Limited

Pensions Regulator means the regulator of work-based pensions schemes in the United Kingdom, pursuant to the United Kingdom Pensions Act 2004

Permits means all permits, licences (including import/export licences), certifications, approvals, registrations, consents, authorisations, accreditations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority, industry body or pursuant to any third party accreditation process that are required for the operation of the Atlantic Business in the places and in the manner as presently conducted in all material respects as at the date hereof (including, but not limited to:

(a)	any required pursuant to Environmental Law (as defined in paragraph 13.1 of Schedule 3);

(b)	Repair Station Permits;

(c)	any such permits required for “dual use” and/or military purposes; and

(d)	any permit in the absence of which a customer would be entitled to refuse to accept any product produced by the Atlantic Business)

Permitted Method has the meaning given to it in clause 38.2

Personal Data has the meaning given to that term in the GDPR

Policies has the meaning given to it in paragraph 16.1 of Schedule 3

Pre-Completion Reorganisation means the re-organisation of the Atlantic Business to, amongst other things, remove certain entities and assets which are not to be transferred to the Buyers with the Atlantic Business

Pre-Completion Steps means certain actions, as set out in the Pre-Completion Steps Plan, to be taken by the Sellers’ Group in relation to Pre-Completion Reorganisation

Pre-Completion Steps Plan means the steps plan in relation to the Pre-Completion Reorganisation to be prepared by the Sellers and agreed by the Buyers, acting reasonably, after the date of this Agreement

Pre-Completion Undertakings means the undertakings given by the Sellers as set out in Schedule 7

Press Release has the meaning given to it in clause 25.1

Proceedings has the meaning given to it in clause 41.1(a)

Processor means any third party appointed by a Sale Group Company or, in respect of the MRO Business, by BSC, to process Personal Data (within the meaning of the Data Protection Legislation)

Product Defect Indemnity has the meaning given to it in clause 10.4

Properties means the properties, details of which are set out Schedule 11

Public Announcement has the meaning given to it in clause 25.1

Purchase Price has the meaning given to it in clause 3.2

recognised investment exchange shall bear the meaning set out in section 285(1) of FSMA

Recovery Amount has the meaning given to it in paragraph 9.1 of Schedule 6

Relevant Claim means any Claim by a Buyer or the Sellers:

(a)	under or in connection with or arising out of this Agreement or any matters which are the subject of this Agreement; or

(b)	in respect of any non-contractual obligations arising out of or in connection with this Agreement, whether for damages or compensation,

other than any Claim under or in respect of the Tax Deed, the Product Defect Indemnity, the A320 Neo TR Indemnity, the New Trading Agreements, the IP Licence Agreements or the TSA

Relevant Period has the meaning given to it in clause 13.3

Relief means any loss, relief, allowance, exemption, set-off, deduction, credit, debit, charge, expense or other relief relating to any Tax or to the computation, reduction or elimination of income, profits or gains of any description or from any source for the purposes of any Tax and any right to a repayment of Tax

Repair Station Permit means any permit, certificate, certificate of authorisation, certificate of compliance, authorisations, licences, approvals of and registrations issued by a Governmental Authority to BSC authorising the activities of the MRO Business, including, but not limited to a US Federal Aviation Administration (FAA) 14CFR145 Repair Station Certificate and EASA Part145 Maintenance Organisation Certificate

Representatives means, in relation to any person, its directors, officers, employees, agents, advisers, accountants and consultants

Restricted Person has the meaning given to it in clause 13.2

Sale Companies means Shorts and BANA and Sale Company mean either of them

Sale Group means the Sale Companies and the Subsidiaries and Sale Group Company means any of them

Sale Shares means the Shorts Shares and the BANA Shares

Sanctions has the meaning given to it in paragraph 21.2 of Schedule 3

Securities Laws means all applicable securities Laws in all provinces of Canada (in the case of BI) and all applicable federal and state securities Laws of the United States (in the case of the Buyers) and the respective rules, regulations, blanket orders and blanket rulings under such Laws together with applicable published policies, policy statements and notices of the Securities Regulators

Securities Regulators means the applicable securities commission or securities regulatory authority in all provinces of Canada (in the case of BI) and the federal and state securities regulators of the United States (in the case of the Buyers) and Securities Regulator means any one of them (as the context requires)

Seller means:

(a)	in respect of the Shorts Shares, BAUK;

(b)	in respect of the BANA Shares, BI and BFI; and

(c)	in respect of the MRO Business, BSC

Seller Misallocated Asset has the meaning given to it in clause 14.2

Seller Public Disclosure Obligations has the meaning given to it in clause 27.1

Seller Relief means a Seller Relief under a Tax Deed

Sellers' Atlantic Guarantees means those Guarantees entered into by a Seller or a member of the Sellers’ Group in connection exclusively with the Atlantic Business and provided in the Data Room in folder 2.1.3 of the Clean Team Data Room (but for the avoidance of doubt, excluding any obligation of a member of the Seller’s Group under the BEIS Agreement, the INI 2009 Agreement, the MOU Agreement or the A220 Agreements)

Sellers’ Fundamental Warranties means the Warranties in paragraphs 1 and 2.1 to 2.7 (inclusive) of Part A of Schedule 3 and paragraphs 1 and 2.1 of Part B of Schedule 3 to be given by the relevant Sellers to the Buyers on the date of, and immediately prior to Completion of, this Agreement

Sellers’ Group means BI and each company which is for the time being an Affiliate of BI, including each other Seller and, prior to Completion, each Sale Group Company (but excluding any Sale Group Company following Completion)

Sellers’ Material Warranties means the Sellers’ Fundamental Warranties and the Warranties at paragraphs 4.2, 10.2, 10.3, 17.1, 17.2, 17.3, 21.2, 21.3, and 21.4 in Part A and paragraph 2.2 of Part B of Schedule 3

Sellers’ Solicitors means Norton Rose Fulbright LLP of 3 More London Riverside, London SE1 2AQ

Sellers’ Warranties means the warranties set out in Part A and Part B of Schedule 3 to be given by the relevant Sellers to the Buyers on the date of this Agreement and Sellers’ Warranty means any of them

Senior Employee means any person whose annual salary is in excess of US$85,000 (or the equivalent in another currency)

Shared Contracts means those contracts contained in folder 2.1.2.6 of the Clean Team Data Room

Shorts means Short Brothers plc, details of which are set out in Part A of Schedule 1

Shorts Accounts means Shorts’ annual accounts (as defined in section 471 CA 2006) for the financial year ended on the Accounts Date

Shorts IP License Agreement means the agreement to be entered into on Completion regarding the licence of Intellectual Property Rights related to the Atlantic Business from Shorts to BI in the agreed form

Shorts Purchase Price has the meaning given to it in clause 3.1(a)

Shorts Shares means the entire issued share capital of Shorts

Shorts Tax Deed means the tax deed of covenant relating to Shorts and its Subsidiaries

Software means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto

Specific Indemnities means the indemnities given by the Sellers in favour of the Buyers as set out in clauses 10.1, 10.2, 10.3, 10.6 and 10.7

Straddle Period means a period of account for the purposes of the relevant Tax that begins on or before and ends after Completion

Subsidiaries means the companies and undertakings specified in Part C of Schedule 1 and
Subsidiary means any of them
subsidiary means a subsidiary undertaking (as defined by section 1162 CA 2006) or a subsidiary (as defined by section 1159 CA 2006)

Surviving Provisions means clauses 20 (Entire Agreement), 24 (Confidentiality), 25 (Announcements), 27 (Public Disclosure Obligations), 36 (Rights of Third Parties), 37.6 (Notices), 40 (Governing Law) and 41 (Jurisdiction)

Tax means:

(a)
all forms of tax, levy, duty, charge, contribution, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere, payable to or imposed by any Tax Authority; and

(b)
all charges, interest, penalties and fines incidental or relating to any Tax falling within paragraph (a) above or which arise as a result of the failure to pay any Tax on the due date or to comply with any obligation relating to Tax

Tax Authority means HMRC or any other revenue, customs, fiscal, governmental, statutory, state or provincial authority, body or person responsible for the administration and/or collection of Tax, whether of the United Kingdom or elsewhere

Tax Benefit has the meaning given to it in paragraph 9.2 of Schedule 6

Tax Claim means any claim in respect of the Tax Warranties or a claim by the UK Buyer under or in respect of a Tax Deed

Tax Deeds means the BANA Tax Deed and the Shorts Tax Deed

Tax Deed Claim means a claim under a Tax Deed

Tax Warranties means the warranties set out in paragraphs 7.1(o), 7.1(r), 7.1(s), paragraph 15.4 (but only to the extent relating to Tax) and paragraph 20 of Schedule 3

Third Party Claim has the meaning given to it in paragraph 8.1 of Schedule 6

Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods and/or services supplied

Transaction means the sale of the Sale Shares and the sale of the MRO Business to the US Buyer

Transaction Documents means this Agreement and all documents to be entered into pursuant to this Agreement

Transferred MRO Employees has the meaning given to it in paragraph 1 of Schedule 13

Transfer Taxes means all transfer, sales, use, sales and use, registration, stamp, and recording Taxes and similar Taxes and fees (including UK stamp duty and stamp duty reserve tax and sales and use Tax levied in the United States but excluding any VAT and Taxes imposed on or with respect to any income or gains of a Seller) imposed on or arising out of this Agreement or the transactions it provides for

TSA means the transitional services agreement to be entered into between BI or a member of Sellers’ Group and the Buyers and/or the Sale Group Companies on Completion

TSA Principles means the principles relating to the TSA as contained in Schedule 14

TUPE means the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006

UK Buyer's Bank Account means such account as the UK Buyer notifies to BI at least fifteen Business Days prior to Completion

UK Buyer’s Guarantor’s Guarantee has the meaning given to it in clause 16.1

UK Buyer’s Tax Group means the UK Buyer and any other company (including the Sale Group Companies in respect of any period or part period after Completion only) or companies which are treated as a member of the same group as, or otherwise connected or associated in any way with, the UK Buyer for any Tax purpose from time to time

US Buyer's Bank Account means such account as the US Buyer notifies to BI at least fifteen Business Days prior to Completion

UK Company has the meaning given to it in paragraph 20.11 of Schedule 3

VAT means value added tax, sales tax, use tax, goods and services tax or any equivalent tax on the supply, importation or acquisition of goods or the supply of services

Warranties means the Sellers’ Warranties and the Buyers’ Warranties and Warranty means any of them.

Working Hours means 9.30 a.m. to 5.30 p.m. (local time) in the relevant location on a Business Day

1.2	In this Agreement, unless the context requires otherwise:

(a)
a document expressed to be in the agreed form means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf for the purposes of identification;

(b)	the table of contents table and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(c)
references to clauses and Schedules are to clauses of and Schedules to this Agreement, references to this Agreement include its Schedules, and references to a part or paragraph are to a part or paragraph of a Schedule to this Agreement;

(d)
references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as from time to time amended in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(e)
words importing the singular include the plural and vice versa, words importing a gender include every gender, and references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity;

(f)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(g)	references to time are to London time (except as otherwise stated);

(h)
the rule known as the ejusdem generis rule shall not apply and, accordingly, words introduced by words and phrases such as "include", "including", "other" and "in particular" shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(i)
the word "company" shall be deemed to include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or formed after the date of this Agreement;

(j)	references to dollars, USD, US$ or $ are to the lawful currency of the United States of America, references to GBP, £ or sterling are to the lawful currency of the United Kingdom, and references to EUR, € or euro are to the lawful basic unit of currency among participating member states of the European Union; and

(k)
if any monetary sum is expressed in a currency other than US$, the amount of that monetary sum shall be translated into US$ at the Conversion Rate at the close of business in London on the Business Day immediately preceding the date on which the translation of such monetary sum is required.

1.3	In this Agreement, references to something occurring in the ordinary course of business shall, without prejudice to the generality of the term, not include:

(a)	anything which relates to or involves the making or receiving of a distribution or deemed distribution for Tax purposes;

(b)
the acquisition, disposal or supply, whether actual or deemed, of any asset, goods, service or facility for an actual amount which is less than the consideration deemed to be received for Tax purposes;

(c)	a company ceasing to be associated with any person for the purposes of any Tax;

(d)	the failure to deduct, charge, recover or account for Tax;

(e)	any transaction or arrangement (or series of transactions or arrangements) which has or had no commercial or business purpose other than the deferral, reduction or avoidance of a liability to Tax;

(f)
anything which results in a liability for Tax which is primarily the liability of another person (other than another Sale Group Company or a member of the UK Buyer’s Tax Group) becoming a liability of any Sale Group Company;

(g)	anything which results in the issue of an accelerated payment notice or counteraction notice under the general anti-abuse rule; and

(h)	any Sale Group Company changing its residence for Tax purposes

1.4	In this Agreement, unless the context requires otherwise, a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes:

(a)	any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it; and

(b)
any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except to the extent that the liability of any party is thereby increased or extended.

2	Agreement to sell the Sale Shares and MRO Business

Sale Shares

2.1
Each of BAUK, BI and BFI shall sell to the UK Buyer the Sale Shares owned by it and the UK Buyer shall buy from BAUK, BI and BFI the Sale Shares with full title guarantee and free from all Encumbrances.

2.2
Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on and with effect from Completion together with all associated rights and benefits (including all rights to dividends) attaching or accruing to them on or after Completion.

2.3	Each of BAUK, BI and BFI irrevocably waives any right of pre-emption conferred on it by the Organisational Documents of the relevant Sale Group Company or otherwise over any of the Sale Shares.

MRO Business

2.4
BSC shall sell to the US Buyer and the US Buyer shall buy from BSC, as a going concern, the MRO Business, pursuant to the bill of sale and assignment and assumption agreement in the agreed form, as set out in Schedule 8 (the MRO Bill of Sale and Assignment and Assumption Agreement). The US Buyer and BSC agree that the only warranties given concerning the MRO Business are contained exclusively in this Agreement and that, except to the extent required to comply with the Laws, regulations and/or formalities of execution of the jurisdictions in which the MRO Sale Assets are located, the MRO Bill of Sale and Assignment and Assumption Agreement shall not impose any obligation on BSC that is inconsistent with or additional to the obligations of BSC under this Agreement.

2.5
On the terms and subject to the conditions set out in this Agreement, at Completion, the US Buyer shall assume and become liable for, and from and after Completion, the US Buyer shall satisfy, discharge and perform as and when due, and hold BSC harmless against, the payment and performance of, the MRO Sale Liabilities. On and from Completion the US Buyer shall pay to BSC on demand an amount equal to all Losses suffered or incurred by BSC or any member of the Sellers’

Group which relate to the payment and performance of the MRO Sale Liabilities with respect to the period after Completion.

2.6	On the terms and subject to the conditions set out in this Agreement, at Completion, BSC shall sell to the US Buyer and the US Buyer shall buy from BSC, free from all Encumbrances:

(a)	the MRO Sale Assets (other than the MRO Property and the MRO Contracts) free from all Encumbrances and with full title guarantee;

(b)	the MRO Property on and subject to the terms set out or referred to in Schedule 9; and

(c)	the benefit (subject to the burden) of the MRO Contracts on and subject to the terms set out in clause 6.4.

2.7	Title to and beneficial ownership of:

(a)
the MRO Contracts (subject to the terms set out in clause 6.4) and all other MRO Sale Assets (other than the MRO Property as described below) shall pass on Completion after execution by the US Buyer and BSC of the MRO Bill of Sale and Assignment and Assumption Agreement; and

(b)
the MRO Property shall pass on Completion after (i) execution by the US Buyer and BSC of the MRO Bill of Sale and Assignment and Assumption Agreement and (ii) receipt of the consent specified in Schedule 9.

2.8
The MRO Sale Assets (other than MRO Sale Assets held for resale in the ordinary course of Seller’s business) constitute the entire operating assets of a separate division, branch or identifiable segment of BSC’s business within the meaning of Texas Tax Code § 151.304(b)(2) and 34 Tex. Admin. Code

§ 3.316(d). BSC and the US Buyer intend for the sale and transfer of the MRO Sale Assets (other than assets held for resale in the ordinary course of BSC’s business and items that are treated as motor vehicles for Texas sales tax purposes) pursuant to this Agreement to be exempt from any and all Transfer Taxes by reason of the occasional sale exemption provided under Tex. Tax Code
151.304 and 34 Tex. Admin. Code § 3.316.

2.9	The risk in respect of the MRO Property and all the other MRO Sale Assets shall pass to the US Buyer as from Completion or as otherwise expressly set out in this Agreement.

General

2.10
Subject to clause 6.4 in relation to the MRO Contracts and Schedule 9 in relation to the MRO Property, the UK Buyer shall not be obliged to complete the purchase of any of the Sale Shares and the US Buyer shall not be obliged to complete the purchase of the MRO Business unless the purchase of all the Sale Shares and the MRO Business is completed simultaneously.

3	Consideration

3.1
The consideration for the sale of the Sale Shares and the MRO Business shall, subject to the following provisions of this clause 3, be the payment by or on behalf of the Buyers of the Purchase Price in cash to the Sellers, which shall be comprised of payments:

a.	to BAUK for the Shorts Shares (Shorts Purchase Price);

b.	to BI for the BI BANA Shares (BI BANA Purchase Price);

c.	to BFI for the BFI BANA Shares (BFI BANA Purchase Price); and

d.	to BSC for the MRO Business (MRO Purchase Price).

3.2	The Purchase Price shall be US$500,000,000.

Payment of the Purchase Price and scheme funding

3.3	At Completion, the Buyers shall pay the Purchase Price in the manner specified in clause 30, such that any amount payable under this clause 3.3:

a.	in respect of the BFI BANA Shares shall be paid to BFI;

b.	in respect of the BI BANA Shares shall be paid to BI;

c.	in respect of the MRO Business shall be paid to BSC; and

d.	in respect of the Shorts Shares shall be paid to BAUK.

3.4	At Completion, the UK Buyer shall procure that:

a.
Shorts is put in funds to enable Shorts to pay to the Short Brothers Pension Scheme an amount either equal to £100,000,000 (the Pension Scheme Amount), or such lesser amount as is agreed by the Buyer, BI and the Pension Scheme Trustee; and

b.	Shorts pays the Pension Scheme Amount to the Short Brothers Pension Scheme.

3.5
The MRO Purchase Price (including any MRO Sale Liabilities and any other items that are treated as consideration for the MRO Property for United States federal income tax purposes) shall be allocated to and among the MRO Property and the restrictive covenant set forth in clause 13 in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the MRO Purchase Price Allocation). The MRO Purchase Price Allocation shall be binding on the parties hereto for all purposes, including the filing of all Tax returns (including, but not limited to United States Internal Revenue Service Form 8594) or other returns and the preparation of all financial statements and other documents and records and the parties hereto shall take no position and cause their Affiliates to take no position inconsistent with such allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required by applicable Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Within thirty (30) days after Completion, the US Buyer shall prepare and deliver or cause to be prepared and delivered to BSC, an initial draft of its IRS Form 8594 (the MRO Purchase Price Initial Allocation).

3.6
Within forty-five (45) days after the date of receipt by BSC of the MRO Purchase Price Initial Allocation, BSC shall deliver to the US Buyer a written request for changes to the MRO Purchase Price Initial Allocation; provided, however that such request for changes shall be limited to such items and amounts not initially reflected in the Purchase Price allocation conducted in accordance with clause 3.9 (MRO Purchase Price Initial Allocation Change Request). If BSC does not provide an MRO Purchase Price Initial Allocation Change Request within such 45-day period, then the parties shall be deemed to have agreed to the MRO Purchase Price Initial Allocation delivered by the Buyer and the MRO Purchase Price Initial Allocation shall become the definitive MRO Purchase Price Allocation. If BSC delivers a MRO Purchase Price Initial Allocation Change Request, the parties shall undertake in good faith to resolve the issues raised in such request. The MRO Purchase Price Allocation will be used, amongst others, for purposes relating to Transfer Taxes and VAT.

3.7
In the event that any adjustment is required to be made to the MRO Purchase Price Allocation as a result of any adjustment to the MRO Purchase Price pursuant to this Agreement, the US Buyer shall prepare or cause to be prepared, and shall provide to BSC, a MRO Purchase Price Allocation reflecting such adjustment. Such revised MRO Purchase Price Allocation shall be subject to review and resolution of timely raised disputes in the same manner as the MRO Purchase Price Initial Allocation. Each of BSC and the US Buyer shall file or cause to be filed a revised IRS Form 8594 reflecting such adjustments as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revised MRO Purchase Price Allocation) shall take no position and cause their Affiliates to take no position inconsistent with such allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required by applicable Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, however, that nothing contained herein shall prevent BSC or US Buyer from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation hereunder, and neither BSC nor US Buyer shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the allocation hereunder.

3.8
All real and personal property Taxes or similar ad valorem Taxes (or other Taxes calculated on an annual basis) levied with respect to the MRO Business for a Straddle Period, whether imposed or assessed before or after the date of Completion, shall be allocated ratably to the period that ends on and includes the date of Completion (which shall be the responsibility of the Sellers), and the period that begins after the date of Completion (which shall be the responsibility of the US Buyer) based on the number of days in the Straddle Period that are included in each period.

3.9
Prior to Completion, the parties shall, acting reasonably, use all reasonable endeavours to agree the apportionment of the Purchase Price among the Sale Group Companies and the MRO Business as soon as reasonably practicable after the date of this Agreement and in any event prior to 31 December 2019.

4	Conditions

4.1
The sale of the Sale Shares and the MRO Business under this Agreement shall be conditional on the satisfaction or (where capable of waiver, in whole or in part) waiver of the following conditions (Conditions) in accordance with the terms of this Agreement:

a.
to the extent they relate to Shorts, the consent of The Secretary of State for BEIS having been obtained (in form and substance satisfactory to the Sellers and to the US Buyer, each acting reasonably) to:

i.	the transactions contemplated by this Agreement; and

ii.	the Novation (and Amendment) of the BEIS Agreement;

b.	to the extent they relate to Shorts, the consent of INI having been obtained (in form and substance reasonably satisfactory to the Sellers and to the US Buyer, each acting reasonably) to:

i.	the transactions contemplated by this Agreement; and

ii.	the Novation (and Amendment) of the INI 2009 Agreement, including the full release of BI under the INI 2009 Agreement;

c.	to the extent they relate to BANA, the consent of KoM having been obtained (in form and substance reasonably satisfactory to the Sellers and to the US Buyer, each acting reasonably) to:

i.	the transactions contemplated by this Agreement; and

ii.	the Novation of the MOU Agreement, including the full release of BI under the MOU Agreement;

d.
each of the Competition Approvals having been obtained or being deemed to have been obtained (in form and substance reasonably satisfactory to the Sellers and to the US Buyer, each acting reasonably) in accordance with applicable Law;

e.	the Pension Scheme Agreement having been executed by Shorts and the Pension Scheme Trustee in accordance with the terms of the Pension Scheme MOU;

f.
the unconditional consent or waiver of Airbus having been received (in form and substance satisfactory to the Sellers and to the US Buyer, each acting reasonably) in relation to the transactions contemplated by this Agreement under each contract entered into by Airbus relating to the Atlantic Business (and such consent not having been withdrawn) (the Airbus Consent);

g.
the TSA (in form and substance satisfactory to the Sellers and to the Buyers, each acting reasonably on the basis of the TSA Principles) having been executed by the parties thereto such that it enters into full force and effect on and from Completion;

h.
the MHI Agreement (in form and substance satisfactory to the Sellers and to the Buyers, each acting reasonably on the basis of the MHI Termsheet) having been executed by the parties thereto such that it enters into full force and effect on and from Completion;

i.
the New Trading Agreements (in form and substance satisfactory to the Sellers and to the Buyers, each acting reasonably on the basis of the New Trading Agreements Termsheet) having been executed by the parties thereto immediately prior to Completion such that they enter into full force and effect on and from Completion;

j.	the IP License Agreements (in form and substance satisfactory to the Sellers and to the Buyers, each acting reasonably on the basis of drafts provided prior to the date of this
Agreement) having been executed by the parties thereto immediately prior to Completion such that they enter into full force and effect on and from Completion;

k.	[*****]

l.
in respect of that certain facilities agreement, dated as of June 17, 2011, as amended and extended through March 27, 2019, by and among, inter alios, Bombardier Inc., as obligor, and National Bank of Canada, as administrative agent, an amendment, consent or waiver (in form and substance satisfactory to the Sellers and to the Buyer, each acting reasonably) agreed by BI and the majority banks under such facilities agreement, in respect of the transactions contemplated by this Agreement, except to the extent that such amendment, consent or waiver is not otherwise required;

m.
the A220 GTA Transfer Agreement (in form and substance satisfactory to the Sellers and to the US Buyer, each acting reasonably) and the A220 STAs Transfer Agreement (in form and substance satisfactory to the Sellers and to the US Buyer, each acting reasonably) having been executed by the parties thereto immediately prior to Completion such that they enter into full force and effect on and from Completion;

n.
there not being in effect on the Completion Date any order, judgment or injunction issued by a court of competent jurisdiction restricting Completion of the Transaction (and, to the extent such order, judgment or injunction is in effect on the date which would have been the Completion Date but for such order, judgment or injunction having been issued, the parties shall use Commercially Reasonable Endeavours to procure that such order, judgment or injunction is revoked, rescinded or countermanded within 20 Business Days of the date which would have been the Completion Date, after which the parties shall proceed to Completion);

o.	no Material Adverse Change having occurred between the date of this Agreement and Completion; or

p.	no intervention notice having been issued under the Enterprise Act 2002 in relation to the transactions contemplated by this Agreement.

4.2	The Buyers and the relevant Sellers undertake to use their respective Commercially Reasonable Endeavours to ensure that the Conditions set out in clause 4.1(a) to 4.1(c) and 4.1(e) to 4.1(m) are satisfied as soon as possible after the date of this Agreement and in any event by no later than the Long Stop Date.

4.3
The Buyers and the Sellers will use their respective Commercially Reasonable Endeavours to procure that each of the Competition Approvals is obtained in each case as soon as reasonably practicable after the date of this Agreement. Without limitation to the foregoing:

a.	as soon as practicable after the date of this Agreement, subject to the requirements in sub- clause (b) below, the Buyers and, if applicable, the relevant Seller, shall:

i.	make, or cause to be made, all such filings, notifications and submissions required to be made for the purposes of obtaining the Competition Approvals;

ii.
progress all such filings, notifications and submissions with the relevant Competition Authorities with all due diligence and, insofar as is reasonably possible, in accordance with any applicable time limits prescribed by such Competition Authorities; and

iii.
provide all such information which is required by the relevant Competition Authorities and, insofar as is reasonably possible, in accordance with any applicable time limits prescribed by such Competition Authorities;

b.
subject to compliance at all times with applicable Laws and the other provisions of this Agreement, BI and the relevant Seller shall (and shall procure that all other members of the Sellers’ Group shall) co-operate in a timely manner with the Buyers and provide the Buyers with all necessary information and supply such assistance as is reasonably requested in connection with obtaining any of the Competition Approvals;

c.	subject to compliance at all times with applicable Laws and the other provisions of this Agreement, the Buyers shall:

i.
give BI and its legal counsel a reasonable opportunity to comment on drafts of any filings, notifications, submissions or correspondence (other than that of an administrative nature), which it intends to make to any Competition Authority;

ii.
submit any filings, notifications, submissions or correspondence (other than that of an administrative nature) only after having taken into account the reasonable comments of BI and its legal counsel (such comments not to be unreasonably withheld or delayed);

iii.	communicate with any Competition Authority (other than on matters of an administrative nature) only after prior notice to BI (and taking into account any reasonable comments and requests of BI and its legal counsel, such comments not to be unreasonably withheld or delayed);

iv.	provide BI promptly with all notices and information supplied to or filed with or received from any Competition Authority; and

v.	allow persons nominated by BI to attend any formal meetings with the relevant Competition Authority, whether in person, by telephone or by other means,

provided in each case, that neither on the one hand the Buyers nor on the other hand BI and the relevant Seller shall be obliged to disclose to each other any information of a commercially sensitive nature relating to their own businesses (it being understood that any documentation provided by any party pursuant to this clause 4.3(c) may consequently be redacted in order to avoid communication of business secrets or other proprietary information of that party); and

vi.	provide BI with reasonable updates on the status of obtaining the Competition Approvals.

4.4
Where necessary to remove any impediment, restriction, or condition that prevents the fulfilment of the Condition relating to obtaining Competition Approvals, the Buyers agree to use their Commercially Reasonable Endeavours to offer and agree to accept, in each such jurisdiction, any remedy that is required to obtain such Competition Approval that does not have in excess of a De Minimis Economic Impact. In this regard, and without prejudice to the generality of the foregoing, promptly after any Competition Authority has reasonably expressed, formally or informally, to either of the Buyers, any concern about the impact of the Transaction, the Buyers shall promptly inform BI and its legal advisers and keep them informed in advance of the measures that the Buyers are considering to take, or the commitments that it is considering to propose, in order to resolve these concerns (as the case may be).

4.5
If at any time any party becomes aware of a fact or circumstance that is reasonably expected to prevent or materially delay any of the Conditions being satisfied, it shall promptly notify the other parties (where permitted by Law).

4.6
Each party shall give notice to the other parties (in accordance with clause 37.6) that a relevant Condition has been satisfied (or, where capable of waiver, in whole or in part, waived) within two Business Days of becoming aware of that fact.

4.7
If any Condition is not satisfied or (where capable of waiver in whole or in part) waived on or before the Long Stop Date then this Agreement shall terminate (except for the Surviving Provisions which shall remain in full force and effect) and no party shall have any Claim under this Agreement of any nature against the other parties or their respective Affiliates (except in respect of any rights and liabilities which have accrued before termination (including, without limitation, under any of the Surviving Provisions)). If the Sellers terminate this Agreement because the Condition set out in clause 4.1(k) is not satisfied or waived by the Long Stop Date then the [*****].

4.8	Notwithstanding the provisions of clause 4.6, if at any time before Completion:

a.	the Buyers become aware of:

i.
any fact or matter (other than a fact or matter fairly disclosed to the Buyers in the Disclosure Letter) which would either constitute a breach of the Sellers’ Material Warranties or constitute a breach of such Sellers’ Material Warranties if such Sellers’ Material Warranties were repeated on the Completion Date by reference to the facts or circumstances then existing; or

ii.	any breach by the Sellers of the Pre-Completion Undertakings, which breach has or would have a material adverse effect on the Atlantic Business and has not been remedied prior to the Completion Date, then the Buyers may, if the diminution in value of the Atlantic Business as a result of such breach exceeds US$150,000,000: (i) terminate this Agreement by notice in writing to the Sellers; or (ii) proceed to Completion without prejudice to its right to make a Claim under this Agreement.

4.9
The Sellers shall procure that, pending Completion or the earlier termination of this Agreement in accordance with its terms, each Sale Group Company and BSC (in respect of the MRO Business) shall comply with the Pre-Completion Undertakings.

4.10
The US Buyer shall procure that, prior to Completion (and following Completion as necessary), it shall use all reasonable endeavours to effect and complete the transfer to the US Buyer or replacement in the name of the US Buyer of any Repair Station Permit and BSC shall, subject to compliance at all times with applicable Laws and the other provisions of this Agreement, use Commercially Reasonable Endeavours to co-operate with the US Buyer and provide the US Buyer with all necessary information and supply such assistance as is reasonably requested in connection with obtaining such Repair Station Permits.

5	[Reserved]

6	MRO Business Receivables and MRO Business Payables

6.1	Following Completion:

a.	the US Buyer shall be solely entitled to collect for its own account, and to enforce for its own benefit all securities for, the MRO Business Receivables; and

b.
BSC shall be entitled to (and shall be entitled to collect) for its own account all receipts, rents, periodical payments and other payments receivable in respect of or otherwise owing by any third party in connection with the MRO Business which relate or are otherwise attributable to any period of time before the Completion Date, and each of the US Buyer and BSC shall, at the request of the other, cooperate with and support the other, acting reasonably, in collecting amounts due to them under this clause 6.1.

6.2	If, at any time after Completion:

a.
any Seller (or any other member of the Sellers’ Group) receives any monies in respect of the MRO Business Receivables, such Seller shall pay (or procure payment) in cash to the US Buyer as soon as practicable the amount recovered; or

b.
the US Buyer (or any other member of the Buyers’ Group) receives any monies in respect of receivables relating to the MRO Business in relation to the period prior to Completion, the US Buyer shall pay (or procure payment) in cash to BSC as soon as practicable the amount recovered.

6.3
Following Completion, the US Buyer shall be solely responsible for and shall pay the MRO Business Payables. The US Buyer shall have no responsibility for, or be required to pay, any payables relating to the MRO Business in relation to the period prior to Completion.

6.4
If, at any time after Completion, BI or BSC receives any invoice or other demand or request for payment of any MRO Business Payable, BI or BSC shall promptly notify the US Buyer of the details of such demand or request, and the US Buyer shall negotiate and settle such MRO Business Payable directly with the MRO Business’s counterparty. BI or BSC shall, if the US Buyer so requests and at the US Buyer’s direction and cost, negotiate or challenge the terms of any MRO Business Payable and shall grant to the US Buyer the conduct of any consequential claim or proceedings in connection with any MRO Business Payable.

6.5
Where any charges or outgoings paid or incurred, or any payments received, in respect of the MRO Business or any of the MRO Assets are of a periodic nature and relate or are otherwise attributable to a period of time commencing before but ending after the Completion Date, such amount shall be apportioned on a time basis between BSC and the US Buyer so that such part of the relevant charges, outgoings or payments as is attributable to the period ended at the Completion Date shall be borne by or belong to BSC and such part of the relevant charges, outgoings or payments as is attributable to the period commencing at the Completion Date shall be borne by or belong to the US Buyer. Each of the US Buyer and BSC shall, at the request of the other, cooperate with and support the other in apportioning the amounts due to them under this clause 6.5.

7	MRO Contracts

7.1	In respect of each MRO Contract:

a.
this Agreement shall constitute BSC’s agreement to assign such MRO Contract (in relation to the period following Completion) to the US Buyer, which assignment shall take effect, and the US Buyer shall accept such assignment from Completion upon execution and delivery of the MRO Bill of Sale and Assignment and Assumption Agreement;

b.
the US Buyer shall carry out, perform and discharge all obligations arising under such MRO Contract to the extent that they are due to be discharged after Completion and pay to BSC on demand an amount equal to all Losses suffered or incurred by BSC which arise as a result of or in connection with any failure by the US Buyer to do so (provided that the US Buyer shall have no responsibility for, or be required to, carry out, perform or discharge any obligations under any MRO Contract that were required to be discharged prior to Completion); and

c.
the US Buyer shall and BSC shall, on or as soon as practicable after Completion, give notice to any MRO Contract counterparty as the US Buyer may elect in the agreed form of the assignment of such MRO Contract to the US Buyer (in relation to the period following Completion), provided that if such assignment would constitute an event of default under the relevant MRO Contract, such MRO Contract shall not be assigned under this clause 7.1 and clause 7.2 shall apply to such MRO Contract.

7.2
To the extent that any MRO Contract to be assigned pursuant to the terms of clause 7.1 is not capable of being assigned without the consent of a third party or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law (any such MRO Contract being referred to herein as a Nonassignable Contract), nothing in this Agreement shall constitute an assignment or an attempted assignment thereof prior to the time at which all consents necessary for such assignment shall have been obtained. BSC shall use Commercially Reasonable Endeavours to obtain the consent to the assignment of any Nonassignable Contracts and the US Buyer shall reasonably cooperate with BSC’s efforts to obtain such consent. To the extent that such consents are not obtained, if and to the extent requested by the US Buyer, BSC shall, during the term of the affected Nonassignable Contract, hold its interest in the Nonassignable Contract in trust for the US Buyer absolutely (so far as is permitted by Law) and the US Buyer shall (if such agency or sub- contracting is permissible under the Nonassignable Contract and permitted by Law), as BSC’s agent or sub-contractor, perform (in relation to the period following Completion) all such obligations of BSC thereunder or in connection therewith or (if such agency or sub-contracting is not permissible under the MRO Contract or permitted by Law) BSC shall use Commercially Reasonable Endeavours to:

a.	provide to the US Buyer the benefits (in relation to the period following Completion) under any such Nonassignable Contract,

b.	cooperate in any reasonable and lawful arrangement designed to provide such benefits (in relation to the period following Completion) under such Nonassignable Contract to the Buyer, and

c.
enforce, at the written request of the US Buyer, for the account of the Buyer, any rights of BSC under the affected Nonassignable Contract in relation to the period following Completion (including the right to elect to terminate such Nonassignable Contract in accordance with the terms thereof upon the direction of the US Buyer).

7.3
The Buyer shall reasonably cooperate with BSC in order to enable BSC to provide the benefits contemplated by clause 7.2 to the US Buyer. The Buyer shall perform the obligations of BSC arising under the affected Nonassignable Contracts in relation to the period following Completion, but only if and to the extent that BSC provides to the Buyer the benefits thereof pursuant to this clause 7.3.

7.4
BSC and the US Buyer shall notify each other forthwith on receipt of any notice from a counterparty that it does not consent to an assignment or novation of its MRO Contract or that its consent to such assignment or novation will be subject to any terms or conditions.

7.5	The provisions of Schedule 13 shall apply in relation to the transfer of the MRO Employees.

8	Completion

8.1	Completion shall take place on the Completion Date at the offices of the Sellers’ Solicitors or at such other place or places as the parties may agree on or prior to the Completion Date.

8.2	At Completion:

a.	BAUK shall do those things listed in paragraph 1 of Part A of Schedule 5;

b.	BI shall do those things listed in paragraph 1 of Part A and paragraph 1 of Part B of Schedule 5;

c.	BFI shall do those things listed paragraph 1 of Part B of Schedule 5;

d.	BSC shall do those things listed in paragraph 1 of Part C of Schedule 5;

e.	the UK Buyer shall do those things listed in paragraph 2 of Part A of Schedule 5 and paragraph 2 of Part B of Schedule 5; and

f.	the US Buyer shall do those things listed in and paragraph 2 of Part C of Schedule 5.

8.3	If BI, BAUK, BFI or BSC fails or is unable to comply with any of its obligations under clause 8.2 and Schedule 5 on the Completion Date then the Buyers may:

a.
defer Completion (by notice from either Buyer to BI) to a date (being a Business Day) not less than 10 nor more than 20 Business Days after that date (in which case the provisions of this clause 8.3 and clause 8.5 shall apply to Completion as so deferred); or

b.	proceed to Completion so far as practicable but without prejudice to the Buyers’ rights where the relevant Seller has not complied with its obligations under this Agreement.

8.4	If either Buyer fails or is unable to comply with any of its obligations under clause 8.2 and Schedule 5 on the Completion Date then BI may:

a.	defer Completion (by notice to the Buyers) to a date (being a Business Day) not less than 10 nor more than 20 Business Days after that date (in which case the provisions of this clause
1.and clause 8.5 shall apply to Completion as so deferred); or

b.	proceed to Completion so far as practicable but without prejudice to the Sellers’ rights where the Buyer has not complied with its obligations under this Agreement

8.5.	If the relevant party fails or is unable to comply with any of its obligations under:

a.	paragraphs 1(a)(i), 1(a)(ii) and 1(a)(iv) of Part A of Schedule 5 in the case of BAUK;

b.	paragraphs 1(a)(i), 1(a)(ii) and 1(a)(iii) of Part B of Schedule 5 in the case of BI;

c.	paragraphs 1(a)(i), 1(a)(ii) and 1(a)(iii) of Part B of Schedule 5 in the case of BFI;

d.	paragraph 1(a)(i) of Part C of Schedule 5 in the case of BSC;

e.	paragraphs 2(a)(vii), 2(b) and 2(b) of Part A of Schedule 5, paragraph 2(b) and 2(d) of Part B of Schedule 5 in the case of the UK Buyer; or

f.	paragraph 2(c) of Part C of Schedule 5 in the case of the US Buyer,

on any date to which Completion is deferred in accordance with clause 8.3(a) or clause 8.4(a), as applicable, the Buyers shall, in addition to their rights in clauses 8.3(a) and 8.3(b), or, as applicable, BI shall, in addition to its rights under clauses 8.4(a) and 8.4(b), have the right to terminate this Agreement on such date by notice to BI (in the case of termination by the Buyers) or by notice to the Buyers (in the case of termination by BI).

8.6.
If this Agreement is terminated in accordance with clause 8.5, all rights and obligations of the Sellers and the Buyers under this Agreement shall end (except for rights and obligations under the Surviving Provisions which shall remain in full force and effect), provided that nothing in this clause 8.6 shall limit any rights or obligations of any party under this Agreement which have accrued before termination.

9	The Warranties

9.1	Each of the Sellers’ Warranties is given by:

(a)	BAUK, insofar only as the applicable Warranty relates to Shorts, the Subsidiaries and the Shorts Shares;

(b)	BI and BFI, insofar only as the applicable Warranty relates to BANA and the BANA Shares; and

(c)	BSC, insofar only as the applicable Warranty relates to the MRO Business,

and none of the Sellers shall have any liability in respect of any of the other Sellers’ Warranties.

9.2	Subject to clause 9.1, each of BAUK, BI, BFI and BSC severally warrants to the Buyers that:

(a)	each of such Sellers’ Warranties is true, accurate and not misleading as at the date of this Agreement; and

(b)	each of such Sellers’ Fundamental Warranties will be true and accurate immediately prior to Completion by reference to the facts and circumstances then existing as if references in such
Sellers’ Fundamental Warranties to the date of this Agreement were references to immediately prior to the Completion Date.

9.3	Each of the Buyers warrants severally to the Sellers that:

(a)	each of the Buyers’ Warranties is true, accurate and not misleading as at the date of this Agreement; and

(b)
each of the Buyers’ Fundamental Warranties will be true and accurate immediately prior to Completion by reference to the facts and circumstances then existing as if references in such Buyers’ Fundamental Warranties to the date of this Agreement were references to immediately prior to the Completion Date.

9.4
The Sellers’ Warranties are qualified by those matters fairly disclosed in the Disclosure Letter and for this purpose ‘fairly disclosed’ means disclosed in such manner and with sufficient detail as to enable a reasonable buyer to identify the nature and scope of the matter concerned. No warranty or representation is given as to the accuracy or completeness of any statement (including any statement of opinion) contained in the Disclosure Letter.

9.5
The Sellers’ Warranties are further qualified by the documents and information contained in the Data Room details of which are set out in the Data Room Index, to the extent such information was fairly disclosed.

9.6
In each Sellers’ Warranty, where any statement is qualified as being made "so far as the Sellers are aware" or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Kelly Gill, Pier-Olivier Calestagne, and Christian Poupart as at the date of this Agreement, having made all reasonable enquiries of Michael Ryan, Colin Thompson (in relation to legal matters), Stephen Addis (in relation to engineering and business development in Belfast), Jonathan Connell (in relation to operations in Belfast), Stephen Orr (in relation to BANA), Ciara Kennedy (in relation to supply chain), Paul Worthington (in relation to financial matters), Colette Eastwood (in relation to environmental matters) and Marc Rousseau (in relation to tax), it being agreed that in giving such statements or responding to such enquiries, no liability shall be incurred personally by any of these named individuals, save in the case of any such individual’s dishonesty, fraud, wilful misconduct or wilful concealment.

9.7	Each of the paragraphs in Schedule 3:

(a)	shall be construed as a separate and independent Warranty; and

(b)	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 3 or by any other provision of this Agreement,

and the Buyers shall have a separate Claim and right of action in respect of every breach of a Warranty.

9.8	The Warranties shall not in any respect be extinguished or affected by Completion.

9.9
Each of BI, BAUK, BFI and BSC agrees with the Buyers (for itself and as trustee for each Sale Group Company and each Sale Group Company's directors, officers, employees and agents) to waive any right or Claim which it may have in respect of any misrepresentation or error in or omission from any information or opinion supplied or given by any Sale Group Company and/or any of its directors, officers, employees or agents in the course of negotiating this Agreement or in preparing the Disclosure Letter, and that any such right or Claim shall not constitute a defence to any Relevant Claim or Specific Indemnity Claim (or other Claim for indemnification pursuant to the Product Defect Indemnity or the A320 Neo TR Indemnity) by the Buyer.

9.10
Neither Buyer shall be entitled to make a Relevant Claim (other than in respect of a Specific Indemnity) after Completion where the matter giving rise to the Relevant Claim was in the actual knowledge of the Buyers and/or any of their advisers as at the date of this Agreement.

10	Specific Indemnities and other indemnification provisions

10.1	The provisions of Schedule 13 relating to environmental indemnities shall be incorporated into this Agreement.

10.2
The Sellers irrevocably undertake to indemnify and keep indemnified the Buyers and the Buyers’ Group after Completion against any Losses, costs or expenses arising before, on or after Completion in connection with the Bombardier Transport DB Schemes, the Bombardier Transport RPS Participation or any other “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the Pension Schemes Act 1993) operated by the Sellers or the Sellers’ Group prior to Completion whether such Losses, costs or expenses arise pursuant to the powers of the Pensions Regulator or otherwise and, for the avoidance of doubt, including any claims made under section 75 or section 75A of the Pensions Act 1995 provided that this indemnity shall not apply in respect of the DB Pension Schemes.

10.3	The Sellers shall indemnify and hold the Buyers harmless from and against any Loss which the Buyer or any member of the Buyer’s Group may suffer or incur in respect of any claim after Completion, made under or in respect of any liability or obligation of BASR, other than any arising out of the provision of services by BASR to Shorts after Completion.

10.4	The Sellers shall on demand indemnify and hold the Buyers harmless from:

a.
any Loss relating to or arising from a quality, delivery, disruption or warranty claim by an Atlantic Business customer or end user as a result of any action taken by a Seller, a member of the Sellers’ Group, or the Atlantic Business prior to Completion including, without limitation, Losses arising from defects in a product specification and/or design defects in products (or component parts thereof) shipped on or prior to the Completion Date, Losses arising from design and workmanship defects or flaws performed or arising before or on the Completion Date, and warranty costs associated with design flaws or workmanship for designs and production performed prior to the Completion Date and any contractual terms dispute relating to design or production performed prior to the Completion Date; and]

b.
any Loss arising from design and manufacturing defects or the Airworthiness Directives issued in accordance with Commission Regulation (EC) No. 1321/2014 (Annex I, M.A.301) with respect to the Trent 700 nacelle and related component parts,

(the Product Defect Indemnity).

10.5
The Sellers shall on demand indemnify and hold the Buyers harmless from any Loss relating to or arising from any claim made by any person for any sum relating to quality, delivery, performance, disruption or warranty in respect of the A320 Neo TR programme (the A320 Neo TR Indemnity).

10.6	BAUK shall on demand indemnify and hold the UK Buyer and Shorts harmless against fifty (50) per cent of any Loss arising from:

a.	[*****]

b.	[*****]; and/or

c.	any claim for breach of contract arising out a claim for unpaid or underpaid holiday pay, provided always that:

i.
the Buyer shall procure that Shorts uses Commercially Reasonable Endeavours to minimise any Losses arising within the scope of this indemnity (including, but limited to, using Commercially Reasonable Endeavours to comply with all legal requirements in relation to the payment of holiday pay as soon as practicable);

ii.
this clause 10.6 shall only apply to the extent that the UK Buyer has given written notice to the Seller of the relevant Losses (or claims underlying the relevant Losses) within eighteen (18) months of the Completion Date; and

iii.	BAUK will not have any liability under this clause 10.6 if the aggregate liability is less than [*****].

10.7	The Sellers shall on demand indemnify and hold the Buyers and Shorts harmless against fifty (50) per cent of any Loss arising from:

a.	[*****];

b.
any failure to comply with information and consultation obligations pursuant to TUPE (as that term is defined in the Lauak Option Agreement) in relation to any relevant transfer under TUPE arising from the exercise of the Option (as that term is defined in the Lauak Option Agreement); and

c.Article 4 of the Lauak Option Agreement, provided always that:

i.
the Buyers shall procure that Shorts uses Commercially Reasonable Endeavours to minimise any Losses arising within the scope of this indemnity (including, but limited to, using Commercially Reasonable Endeavours to [*****], and to comply with all information and consultation obligations;

ii.	the indemnity in this clause 10.7 shall not apply to Losses arising from claims for unlawful discrimination;

iii.
the indemnity in clause 10.7(a) shall only apply to the extent that [*****] occurs no later than sixty (60) days following exercise of the Option (as that term is defined in the Lauak Option Agreement);

iv.
without limitation to sub-paragraph 10.7(c)(iii) above the indemnity in this clause 10.7 shall only apply to the extent that the Buyers have given written notice to the Seller of the relevant Losses (or claims underlying the relevant Losses) within twenty four (24) months of the Completion Date;

v.	the Seller’s liability pursuant to this clause 10.7 shall be capped at [*****]; and

vi.	the Seller will not have any liability under this clause 10.7 if the aggregate liability is less than [*****].

10.8	In respect of clauses 10.4 and 10.5 above, notwithstanding any other provision of this Agreement:

a.	the Buyers shall procure that Shorts uses Commercially Reasonable Endeavours to mitigate any Losses arising to the Buyers’ Group under the Product Defect Indemnity or the A320 Neo TR Indemnity;

b.	the Sellers shall have no liability pursuant to the Product Defect Indemnity or the A320 Neo TR Indemnity to the extent that the relevant Loss is covered under a policy of insurance;

c.	the Buyers and Shorts shall not settle or admit liability in respect of any Loss relating to the Product Defect Indemnity or the A320 Neo TR Indemnity without the prior written consent of the Sellers;

d.
the Buyers and Shorts shall notify the Sellers of any matter they consider reasonably likely to give rise to a Claim under the Product Defect Indemnity or the A320 Neo TR Indemnity and shall: (i) keep the Sellers fully informed; and (ii) take such steps as the Sellers may reasonably request to dispute and resist any such Claim;

e.
the Buyers and Shorts shall provide copies of any relevant document the Sellers may require to consider, dispute and resist any Claim made in relation to the Product Defect Indemnity or the A320 Neo TR Indemnity and shall provide access to employees of Shorts for the purposes of investigating the relevant Claim;

f.	if any litigation should arise in relation to any Claim pursuant to the Product Defect Indemnity or the A320 Neo TR Indemnity, the Sellers may take over conduct of such litigation (at their cost) and the Buyers and Shorts shall provide such assistance as they shall reasonably require;

g.	the Buyers must give the Sellers notice in writing of any Claim under the Product Defect Indemnity or the A320 Neo TR Indemnity by no later than the date falling three years after the Completion Date;

h.
a Claim under the Product Defect Indemnity or the A320 Neo TR Indemnity may not be brought to the extent that the Claim is included in a provision in the Accounts or the Atlantic Audited Statement of Financial Position; and

i.
if, after any of the Sellers has made any payment under those clauses 10.4 or 10.5, the recipient of that payment recovers from a third party (including any Tax Authority) (whether by payment, discount, credit, relief or otherwise) a cash sum which is referable to that payment and was not taken into account in calculating the amount of that payment, the relevant Buyer or Shorts shall forthwith repay (or procure the repayment) to the relevant Seller of an amount equal to the lesser of (i) the sum paid by the relevant Seller and (ii) the amount recovered after having deducted the reasonable costs of obtaining the sum and tax on receiving it to the relevant Buyer or relevant Sale Group Company.

10.9
Where any Relief arising from any payment under this clause 10 generates or otherwise gives rise to such a reduction in cash Tax payable by the UK Buyer or any member of the UK Buyer’s Tax Group in the ten years following Completion which would not otherwise have arisen, the Buyer shall make such adjusting payments to the Sellers as are necessary to reflect that reduction in cash Tax (to the extent that the Relief in question is not a Seller Relief that has already been applied for the benefit of the Sellers or a member of the Sellers’ Group under this Agreement or a Tax Deed).

11	[*****]

11.1	[*****]

12	Relevant Claims against the Sellers

The provisions of Schedule 6 shall apply in relation to the liability of each Seller in respect of any Relevant Claim or Tax Deed Claim, to the extent provided for in that Schedule.

13	Non-competition provisions and use of names

13.1	In this clause, the following definitions have the following meanings:

[*****]

Sellers’ Group Trade Marks means any trade marks, service marks, trade names or internet domain names, in each case whether registered or unregistered, and including any applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world owned or used by BI or any member of the Sellers’ Group, in connection with the carrying on of the Atlantic Business only, at or prior to Completion, but excluding any of the foregoing that are either owned by a Sale Group Company or form part of the MRO Intellectual Property Rights

Permitted Activity means:

a.
the design, development, testing, production, distribution, sale or manufacturing of components or parts (Relevant Activity) and the provision of maintenance, repair, overhaul and modification services for: [*****]

b.
any activity presently being carried out by any member of the Sellers’ Group (other than a Sale Group Company) at, or in the two years prior to, the date of this Agreement in respect of [*****], including: [*****]

Prohibited Area means [*****]

Restricted Business means any [*****]

13.2
BI undertakes to the Buyers that it shall not, and shall procure that no member of the Sellers’ Group (for so long as each member remains part of the Sellers’ Group)(in the context of this clause 10, a Restricted Person) shall, without the prior written consent of the Buyers (such consent not to be unreasonably withheld or delayed), directly or indirectly whether by itself, in connection with, or through its employees or agents or third parties:

a.
for a period of [*****] years from Completion carry on, be interested in or otherwise engaged in any Restricted Business in the Prohibited Area in competition with any Sale Group Company, save that nothing in this clause 13.2(a) shall operate to prohibit BI or any member of the Sellers’ Group from:

i.
carrying on, being interested in or otherwise engaged in any Permitted Activity (whether directly or indirectly and whether alone or jointly with any other person or as adviser, agent or manager of any other person);

ii.	holding up to five per cent of the shares of any company or group, the shares of which are listed or dealt in on a recognised investment exchange; or

iii.	from acquiring or owning any direct or indirect interest in any company or group, part of whose revenue is derived from a Restricted Business, provided that either:

(A)	the annual revenue derived by that company and its Group from a Restricted Business is 10% or less of the aggregate annual revenue of such Group; or

(B)
if the annual revenue derived by that company and its Group from a Restricted Business is above 10% of the aggregate annual revenue of that Group, that within 18 months of that company’s acquisition by the Sellers (or any member of the Sellers’ Group), the Sellers (or the relevant member of the Sellers’ Group) reduce or sell such of that Group’s business such that the aggregate annual revenue of that Group derived from a Restricted Business will become 10% or less of the aggregate annual revenue.

b.
for a period of three years from Completion solicit or entice away or endeavour to solicit or entice away from any Sale Group Company or the MRO Business or offer employment to any Senior Employee employed or otherwise engaged by that Sale Group Company or the MRO Business at Completion, whether or not that person would commit any breach of their contract of employment by reason of leaving the service of that Sale Group Company save that this clause 13.2(b) shall not apply where a person responds to a general advertisement published in a newspaper, magazine, trade or other publication, or on a website, or where any person initiates contact with BI or any member of the Sellers’ Group with regards to employment or where such person is contacted by a recruitment agency, provided that:

i.
neither a Restricted Person nor any representative of such person specifically encouraged such recruitment agency to approach the relevant person or such individual to initiate contact with BI or any member of the Sellers’ Group; and

ii.	such advertisement or recruitment agency is not targeted at any of the Senior Employees.

13.3	[*****]

13.4
The Buyers shall procure that each Sale Group Company shall as soon as reasonably practicable and in any event within 6 months of the Completion Date (the Relevant Period) cease to use or display in any manner whatsoever the Sellers’ Group Trade Marks or any similar mark, name, design or logo wherever the same are used, it being acknowledged and agreed in each case that during any such Relevant Period the Sale Group Companies shall be entitled to continue to use the Sellers’ Group Trade Marks for the purpose specified in the relevant paragraph above in the same manner and to the same extent that the Sellers’ Group Trade Marks were used before Completion and on terms that the Sale Group Companies cease using the Sellers’ Group Trade Marks for such purpose prior to or upon the expiry of the applicable Relevant Period in accordance with the provisions of this clause.

13.5
Subject to clause 13.4, the Buyers undertake to procure that neither they nor any Affiliate nor any member of the Buyers’ Group shall at any time after Completion represent itself or hold itself out as being in any way connected with any member of the Sellers’ Group, and BI undertakes to procure that neither it nor any member of the Sellers’ Group shall at any time after Completion represent itself or hold itself out as being in any way connected with the Buyers, any Affiliate of the Buyers or any member of the Buyers’ Group, in each case except as connected via any of the Transaction Documents.

13.6
The Sellers agree with the Buyers that the restrictive covenants in clause 13.2 are reasonable and necessary for the protection of the value of the Sale Shares and the MRO Business and that having regard to that fact those covenants do not work harshly on any party to this Agreement. While those restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged by a court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer but would be adjudged by such court of competent jurisdiction reasonable if part or parts of their wording were deleted or amended or qualified, or if the periods referred to were reduced or the range of products and/or services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

14	Misallocation

14.1
If, following Completion, any property, right or asset (including any contract) not forming part of the Sale Group or the MRO Business is found to have been transferred to either Buyer or to a Sale Group Company in error (whether directly or indirectly and including as a result of implementation of the Pre-Completion Steps Plan) (a Buyer Misallocated Asset), the relevant Buyer shall transfer, or procure that the relevant member of the relevant Buyer’s Group transfers, for nominal consideration, such Buyer Misallocated Asset (and any related liability) as soon as practicable to such member of the Sellers’ Group as is nominated by BI.

14.2
If, following Completion, there is discovered to be any property, right or asset (including any contract) owned by any member of the Sellers’ Group which was either: (i) primarily used in or essential to the operation of the Atlantic Business; or (ii) otherwise essential to the operation of a Sale Group Company or the MRO Business, but was in each case not transferred or made available to either

Buyer or a Sale Group Company at Completion pursuant to the provisions of any Transaction Document (including pursuant to the TSA) (a Seller Misallocated Asset), the Sellers shall transfer, or procure the transfer of, for nominal consideration, such Seller Misallocated Asset (and any related liability) as soon as practicable to such member of the relevant Buyers’ Group as may be nominated by the relevant Buyer, it being understood that the Sellers shall not be required to transfer any asset provided or offered to be provided pursuant to the TSA at any time.

15	BI’s guarantee

15.1
In consideration of the Buyers entering into this Agreement, BI unconditionally and irrevocably guarantees to the Buyers the due and punctual performance of all the obligations and liabilities of BAUK, BFI and BSC (each a BI Guaranteed Party and together, the BI Guaranteed Parties) under or otherwise arising out of or in connection with this Agreement or the Tax Deeds, including but not limited to any liabilities arising in connection with the Specific Indemnities, the Product Defect Indemnity and the A320 Neo TR Indemnity or by virtue of any matter giving rise to a Relevant Claim or Tax Deed Claim, and undertakes to keep the Buyers fully indemnified against any Loss which the Buyers or any member of either Buyer’s Group (provided that such Loss shall not be met more than once) may suffer or incur as a result of any failure or delay by BI Guaranteed Parties in the performance of any of such obligations and liabilities (BI’s Guarantee).

15.2
The liability of BI under BI’s Guarantee in respect of each failure or delay by BI Guaranteed Parties in the performance of any their obligations and liabilities under this Agreement shall be limited to the extent that the relevant BI Guaranteed Party would have been liable under or in connection with this Agreement for such failure or delay.

15.3
If any obligation or liability of a BI Guaranteed Party expressed to be the subject of BI’s Guarantee is not, or ceases to be, valid or enforceable against that BI Guaranteed Party (in whole or in part) on any ground whatsoever, BI shall nevertheless be liable to the Buyer in respect of that purported obligation or liability as if the same were fully valid and enforceable and BI were the principal debtor in respect thereof.

15.4	The liability of BI under BI’s Guarantee shall not be discharged or affected in any way by:

a.	either Buyer compounding or entering into any compromise, settlement or arrangement with the BI Guaranteed Parties, any co-guarantor or any other person; or

b.	any variation, extension, increase, renewal, determination, release or replacement of any of the Transaction Documents; or

c.
either Buyer granting any time, indulgence, concession, relief, discharge or release to the BI Guaranteed Party, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against any Seller, any co-guarantor or any other person.

15.5	Neither Buyer shall not be obliged to take steps to enforce any rights or remedy against a BI Guaranteed Party or any other person before enforcing BI’s Guarantee.

15.6
BI’s Guarantee is in addition to any other security or right now or hereafter available to the Buyers and is a continuing security notwithstanding any entering into liquidation, administration or insolvency or steps being taken by any person with a view to any of those things or other incapacity of any BI Guaranteed Party or BI or any change in the ownership of either of them.

16	UK Buyer’s Guarantor’s guarantee

16.1
In consideration of the Sellers entering into this Agreement, the UK Buyer’s Guarantor unconditionally and irrevocably guarantees to the Sellers the due and punctual performance of all the obligations and liabilities of the UK Buyer under or otherwise arising out of or in connection with this Agreement or the Tax Deeds, including but not limited to any liabilities arising by virtue of any breach of the Buyers’ Warranties by the UK Buyer, and undertakes to keep the Sellers fully indemnified against any Loss which the Sellers or any member of the Sellers’ Group (provided that such Loss shall not be met more than once) may suffer or incur as a result of any failure or delay by the UK Buyer in the performance of any of such obligations and liabilities (UK Buyer’s Guarantor’s Guarantee).

16.2
The liability of the UK Buyer’s Guarantor under the UK Buyer’s Guarantor’s Guarantee in respect of each failure or delay by the UK Buyer in the performance of any its obligations and liabilities under this Agreement shall be limited to the extent that the UK Buyer would have been liable under or in connection with this Agreement for such failure or delay.

16.3
If any obligation or liability of the UK Buyer expressed to be the subject of the UK Buyer’s Guarantor’s Guarantee is not, or ceases to be, valid or enforceable against the UK Buyer (in whole or in part) on any ground whatsoever, the UK Buyer’s Guarantor shall nevertheless be liable to the Sellers in respect of that purported obligation or liability as if the same were fully valid and enforceable and the UK Buyer’s Guarantor was the principal debtor in respect thereof.

16.4	The liability of the UK Buyer’s Guarantor under the UK Buyer’s Guarantor’s Guarantee shall not be discharged or affected in any way by:

a.	the Sellers compounding or entering into any compromise, settlement or arrangement with the UK Buyer, any co-guarantor or any other person; or

b.	any variation, extension, increase, renewal, determination, release or replacement of any of the Transaction Documents; or

c.
the Sellers granting any time, indulgence, concession, relief, discharge or release to the UK Buyer, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the UK Buyer, any co-guarantor or any other person.

16.5	The Sellers shall not be obliged to take steps to enforce any rights or remedy against the Buyer or any other person before enforcing the UK Buyer’s Guarantor’s Guarantee.

16.6
The UK Buyer’s Guarantor’s Guarantee is in addition to any other security or right now or hereafter available to the Sellers and is a continuing security notwithstanding any entering into liquidation, administration or insolvency or steps being taken by any person with a view to any of those things or other incapacity of the UK Buyer or the UK Buyer’s Guarantor or any change in the ownership of either of them.

17	BI to act as Sellers’ representative

17.1
Until the last date on which it may be necessary for the Buyers (on the one hand) and the Sellers (on the other hand) to have dealings with each other in respect of their rights and obligations under this Agreement, notices and communications given by or to BI in relation to this Agreement shall be deemed to be given by or to the Sellers or the Seller to which they relate.

17.2	The Sellers agree that:

a.
the Buyers shall be entitled to rely on this clause 17 in dealing with BI and shall not be liable to any of the other Sellers by reason of dealing with BI on behalf of the Sellers or any of them as contemplated herein; and

b.	where any provision of this Agreement requires the consent or approval of the Sellers, the consent or approval of BI shall be deemed to constitute the consent or approval of the relevant Seller(s).

18	Dealing with and voting on the Sale Shares

18.1	Each of BI, BAUK and BFI hereby declares that it shall, from the date of Completion and thereafter for so long as it remains the registered holder of any of the Sale Shares:

a.
hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them on trust for the UK Buyer and its successors in title; and

b.	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the UK Buyer or any such successor may direct.

18.2
Effective from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Sale Group Companies as the holder of the Sale Shares, each of BI, BAUK and BFI hereby appoints the UK Buyer as its lawful attorney for the purpose of doing any act or thing which BI or the relevant Seller could, as a member of the Sale Group Companies, do (including receiving notices of and attending and voting at all meetings of the Sale Group Companies). For such purpose, each of BI, BAUK and BFI authorises:

a.	the Sale Group Companies to send any notices in respect of the Sale Shares to the Buyer; and

b.
the UK Buyer to complete in such manner as it thinks fit consents to short notice and any other document required to be signed by BI, BAUK or BFI (as applicable) in its capacity as a member of the Sale Group Companies.

19	Release and payment in respect of outstanding Guarantees

19.1
The Buyers and each Seller shall use Commercially Reasonable Endeavours to secure, with effect from Completion, the release of the Sellers and other members of the Sellers’ Group, without cost to the Sellers or the relevant member of the Sellers’ Group, from the Sellers’ Atlantic Guarantees (including, if required, offering its own Guarantee or commitment, on terms acceptable to the guaranteed, in substitution for the existing Guarantee or other commitment or liability of the relevant member of the Sellers’ Group).

19.2	The Buyers shall and shall procure that any Sale Group Company (following Completion) shall:

a.	perform on its own behalf or procure the performance of any commitment or obligation secured by such Sellers’ Atlantic Guarantee after Completion; and

b.
pay to BI on demand (for itself and as trustee for each member of the Sellers’ Group) an amount equal to all Losses which it or any member of the Sellers’ Group may suffer or incur in respect of any claim, made under or in respect of any such Sellers’ Atlantic Guarantees after Completion.

20	Entire agreement

20.1	Each party acknowledges and agrees for itself (and as agent for each of its respective Affiliates (including, after Completion, the Sale Group and MRO Business in respect of the Buyers)) that:

a.
the Transaction Documents constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Transaction Documents;

b.
by entering into the Transaction Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Transaction Documents or not and whether made in writing or not and including any financial model included in the Data Room) other than as expressly set out in the Transaction Documents;

c.
the only recourse, rights or remedies available to any party in connection with the sale of the Sale Shares and MRO Business, the Atlantic Business or the Transaction Documents shall be solely for breach of contract except as otherwise expressly provided for in this Agreement or the Transaction Documents (including the New Trading Agreements and the IP Licences) and the Buyers shall, and shall procure that following Completion the Sale Group and MRO Business shall not, bring any claim against the Sellers’ Group in respect of the Atlantic Business otherwise than pursuant to the Transaction Documents (including the New Trading Agreements and the IP License Agreements); and

d.	nothing in this clause 20, and no other limitation in this Agreement, shall exclude or limit any liability for fraud or fraudulent misrepresentation by any Seller.

21	Effect of Completion

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Buyers’ rights in relation to this Agreement.

22	No general right of termination

The Buyers shall not be entitled to terminate or rescind this Agreement by reason of any Relevant Claim or for any other reason other than in the circumstances set out in clause 3.8 and clause 8.5.

23	Further assurances

23.1
Each Seller shall execute or, so far as it is reasonably able, procure that any member of the Sellers’ Group or any necessary third party shall execute all such documents and/or do or, so far as each is reasonably able, procure the doing of, such acts and things as each Buyer shall after Completion reasonably require to give effect to this Agreement and any documents entered into pursuant to it and to seek to give to the Buyers the full benefit of all the provisions of this Agreement and any other Transaction Document (including, but not limited to, the transfer of all contracts relating to the Atlantic Business and any other Seller Misallocated Asset, save as set out otherwise in this Agreement).

23.2	Each party shall bear its own cost in connection with any action taken pursuant to clause 23.1.

24	Confidentiality

24.1	The Confidentiality Agreement shall cease to have any force or effect from Completion.

24.2	Each party shall, and shall procure that:

a.
prior to Completion each member of its Group from time to time shall keep confidential all information provided to it by or on behalf of any other party or otherwise obtained by or in connection with this Agreement which relates to another party or any member of any other party’s Group; and

b.	if, after Completion, a party or its Group holds Confidential Information relating to another party or any person or entity affiliated with that party, it shall keep that information confidential and:

i.
use that Confidential Information only as required under, or as necessary to fulfil their obligations under, the Transaction Documents (including, but not limited to, the New Trading Agreements and the IP License Agreements); or

ii.
if not required to be used pursuant to clause 24.2(b)(i), to the extent reasonably practicable, shall return that information to each relevant party or destroy it, in each case without retaining copies (save as permitted by Law).

24.3	Nothing in this clause 24 prevents any announcement being made or Confidential Information being disclosed:

a.	in accordance with clause 25 or clause 27 below; or

b.
to the extent required by Law or a Governmental Authority, provided that a party required to disclose Confidential Information (other than to a Tax Authority) shall promptly notify the other parties, where reasonably practicable and where permitted by Law, before disclosure occurs, and cooperate with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

24.4	Nothing in this clause 24 shall prevent disclosure of Confidential Information by any party:

a.	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person; or

b.
to that party’s professional advisers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause 24 and shall use its best endeavours to procure that such person adheres to those terms as if that person were bound by the provisions of this clause 24.

24.5
Nothing in this clause 24 shall prevent the Buyers’ Group from using Confidential Information owned by a Sale Group Company after Completion as permitted by applicable Law or to enforce its remedies under this Agreement.

24.6	For the purposes of this clause 24, Confidential Information means:

a.
any non-public information pertaining to or concerning the Atlantic Business, the Sale Group Companies, the Sellers, the Buyers’ Group or their respective Affiliates, including all budgets, forecasts, analyses, financial results, costs, processes, drawings, blueprints, margins, wages and salaries, business opportunities and other business activities, all supplier and customer lists, price lists, all non-public Intellectual Property Rights, including trade secrets, unfiled patents, technical expertise and know how, documentation, including standard terms and agreements and all other information which, by its nature, or by the nature of the circumstances surrounding its disclosure, ought in good faith to be treated as confidential; but excluding

b.
information that: (i) is or was independently developed by a party or its representatives without the use of any Confidential Information; (ii) is publicly available, other than as a result of a disclosure in contravention of this Agreement (except that where any part of such information is publicly available, but a compilation of information which includes such part is not publicly available, then such compilation will not be treated as being publicly available and will be treated as Confidential Information under this Agreement); and (iii) is made available to a party or its representatives on a non-confidential basis from a third party.

25	Announcements

25.1
The parties shall ensure that any announcement, circular or public communication (each a Public Announcement) concerning the Transaction complies with applicable Laws, including Securities Laws, and that the press release issued in respect of the execution of this Agreement shall be the press release in the agreed form (Press Release). Subject to clause 25.2, no Public Announcement concerning the existence or content of this Agreement or any other Transaction Document shall be made by any party (or any of their Affiliates) which goes materially beyond the terms of the Press Release without the prior written approval of each of the other parties (such approval not to be unreasonably withheld, delayed or conditioned).

25.2
Clause 25.1 does not apply to any Public Announcement if, and to the extent that, in the reasonable opinion of the disclosing party, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction to which the party (or the relevant member of its Group) making the Public Announcement is subject, whether or not any of the same has the force of Law, provided that any Public Announcement shall, so far as is practicable and permitted by Law, be made only after consultation with the other parties.

26	Provision of information

26.1
The Buyers shall provide the Sellers with such documents, records, correspondence, accounts and/or other information as the Sellers shall reasonably request in relation to any Sale Group Company in respect of any period or part period ending on or prior to Completion within 15 Business Days of such request.

26.2
Nothing in clause 26.1 shall oblige the Buyers or any Sale Group Company to provide any documentation, records, correspondence, accounts and/or other information which is or contains, in the reasonable opinion of either Buyer, information which is of material commercial sensitivity to either Buyer or the Buyers’ Group, or where it would be in breach of any Laws or duty of confidentiality.

27	Public Disclosure Obligations

27.1
The parties acknowledge and agree that BI is a Canadian public company subject to continuous disclosure obligations and that the transactions contemplated by this Agreement and the other Transaction Documents may trigger public disclosure obligations pursuant to Securities Laws to which BI is subject, including the preparation and public filing of certain Transaction Documents, press releases, material change reports and business acquisition reports, in each case in the reasonable opinion of BI (collectively, Seller Public Disclosure Obligations). The Buyers agree to provide to BI any information regarding the Buyers which is held by them and is, in the reasonable opinion of BI, required in order for BI to meet the Seller Public Disclosure Obligations, and BI agrees to consult with the Buyers in advance of BI making a public disclosure in connection with the Seller Public Disclosure Obligations (where practicable to do so and where permitted by Law).

27.2
The parties acknowledge and agree that Spirit Aerosystems Holdings, Inc. is a company publicly traded on the New York Stock Exchange and subject to continuous disclosure obligations and that the transactions contemplated by this Agreement and the other Transaction Documents may trigger public disclosure obligations pursuant to Securities Laws to which Spirit Aerosystems Holdings, Inc. is subject, including the preparation and public filing of certain Transaction Documents, press releases, material change reports and business acquisition reports, in each case in the reasonable opinion of Spirit Aerosystems Holdings, Inc. (collectively, Buyer Public Disclosure Obligations). The Sellers agree to provide to the Buyers any information regarding the Sellers which is held by any of them and is, in the reasonable opinion of the Buyers, required in order for Spirit Aerosystems Holdings, Inc. to meet the Buyer Public Disclosure Obligations, and the Buyer agrees to consult with BI in advance of Spirit Aerosystems Holdings, Inc. making a public disclosure in connection with the Buyer Public Disclosure Obligations (where practicable to do so and where permitted by Law).

27.3	Nothing in this clause 27 shall require any party to provide to any other party any commercially sensitive information or any information in breach of any Laws or duty of confidentiality.

28	Severance

Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining parts of this Agreement shall not be affected or impaired, it being the parties' intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

29	No set off

The Buyers shall not be entitled to set off any sum due by it to the relevant Seller against any sum due by BI or the relevant Seller to the relevant Buyer under or in relation to this Agreement..

30	Payments

30.1
Unless otherwise expressly stated (or otherwise agreed in the case of a given payment), each payment under this Agreement shall be made on or before the date the payment is due by electronic funds transfer for value on that date to:

a.	in the case of a payment to BI, BI’s Bank Account;

b.	in the case of a payment to BAUK, BAUK’s Bank Account;

c.	in the case of a payment to BFI, BFI's Bank Account;

d.	in the case of a payment to BSC, BSC’s Bank Account;

e.	in the case of a payment to the UK Buyer, the UK Buyer's Bank Account; and

f.	in the case of a payment to the US Buyer, the US Buyer’s Bank Account,

and receipt of the amount due into the BI’s Bank Account, BAUK’s Bank Account, BFI’s Bank Account, BSC’s Bank Account or the Buyer's Bank Account (as the case may be) shall constitute an effective discharge of the relevant payment obligation.

30.2
If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay interest thereon at the rate of one per cent over the overnight money market financing rate shown by the Bank of Canada as determined on the due date for payment which shall accrue from day to day and shall be calculated on the basis of a year of 365 days from but excluding the due date to and including the date of payment.

31	Alterations

No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

32	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but taken together, they shall constitute one and the same instrument.

33	Costs

Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement, and all ancillary documents.

34	Transfer Taxes

34.1
To the extent that any VAT is chargeable on any amount payable by either Buyer under this Agreement, such amount payable shall be exclusive of any VAT, which shall be payable by either Buyer in addition to the amount expressed to be payable under this Agreement.

34.2
All Transfer Taxes shall be borne by the relevant Buyer and to the extent any Seller is liable therefor, the relevant Buyer shall on demand reimburse the relevant Seller for the amounts for which the Seller is liable.

35	Agreement binding

This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

36	Rights of third parties

36.1	Save as provided in clause 36.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

36.2
The parties agree that certain provisions of this Agreement confer a benefit on their respective Affiliates, and that such provisions are intended to benefit, and, subject to the provisions of clause 17, be enforceable by, such Affiliates in their own right under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, under no circumstances shall any consent be required from any such Affiliate for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation affects or extinguishes any such benefit or right.

37	Withholdings and gross-up

37.1	All sums payable under this Agreement by any party to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Law.

37.2
If, at any time, any applicable Law requires a party to this Agreement to make any deduction or withholding from any sums payable under this Agreement (other than any sums payable under clause 3 of this Agreement, or any interest payable under clause 30.2 or any payment by the UK Buyer under clause 10.9 or 11.1 or by either Buyer under Schedule 6), the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the recipient of that payment receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made, provided that this clause 37.2 shall not apply to the extent that the requirement to make such deduction or withholding would not have arisen but for the recipient of the payment only being entitled to the payment as a result of an assignment to it of rights under this Agreement.

37.3	If a party to this Agreement is required by Law to make any deduction or withholding as referred to in clause 37.2, such party shall:

a.	make such deduction or withholding; and

b.	pay the full amount deducted or withheld to the relevant Tax Authority in accordance with applicable law, regulation or regulatory requirement.

37.4
If, at any time after any increased payment is made by a party to this Agreement as a consequence of the application of clause 37.2, the recipient of that payment (in this clause 37.4, the payee) receives or is granted a credit against or remission from any Tax payable by it which it would not otherwise have received or been granted, the payee shall, to the extent that it can do so without prejudicing the retention of the amount of such credit or remission, reimburse the party to this Agreement that made the payment with such amount as shall leave the payee (after such reimbursement) in no worse a position than it would have been in had the circumstances giving rise to the increased payment not in fact arisen. Such reimbursement shall be made not later than ten Business Days after the payee receives or is granted such credit.

37.5
The US Buyer shall be entitled to withhold any amounts (determined in the US Buyer’s reasonable discretion) that are required to be withheld from the MRO Purchase Price pursuant to Section 1445 of the Code; provided, however, that if BSC furnishes to the Buyer a duly completed and authorised withholding certificate described in: (i) United States Treasury Regulations Section 1.1445-2(b)(2) that BSC is not a “foreign person” for U.S. federal income tax purposes; or (ii) United States Treasury

Regulations Sections 1.1445-2(c) and 1.897-2(h) that none of the assets being transferred by BSC is a “United States real property interest” within the meaning of Section 897(c) of the Code, (each a FIRPTA Withholding Certificate), the US Buyer shall not be entitled to withhold any amounts from the MRO Purchase Price pursuant to this clause 37.5. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, any amount withheld and paid over to the appropriate Tax Authority pursuant to this clause 37.5 shall be treated for all purposes of this Agreement as having been paid to BSC.

37.6
If a Tax Authority charges to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use of a Buyer’s Relief) any sum paid in respect of a Relevant Claim, a Claim in respect of a Specific Indemnity, the Product Defect Indemnity or the A320 Neo TR Indemnity, or a Claim under clause 11, the relevant Seller shall pay to the relevant Buyer or its successor or assign such additional amount as will ensure that the relevant Buyer, its successor or assign shall receive and retain the amount that is equal to the amount it would have received and retained had the payment in question not been charged to Tax (after taking into account any credit in respect of such Tax). The provisions of this clause 37.6 shall only apply to the extent that they would apply: (i) in the case of a payment to the UK Buyer or a successor or assign of the UK Buyer (subject to clause 39.2), to a buyer resident for Tax purposes in the United Kingdom (and not liable to Tax elsewhere) at the time that any sum is brought into charge; and (ii) in the case of a payment to the US Buyer or to a successor or assign of the US Buyer (subject to clause 39.2), to a buyer resident for Tax purposes in the United States of America (and not liable to Tax elsewhere) at the time that any sum is brought into charge.

38	Notices

38.1	Any notice or other communication to be given under or in connection with this Agreement (a Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the address of the relevant party as set out in clause 38.3 (Notified Address).

38.2
The Permitted Method means any of the methods set out in the first column below. A Notice given by such Permitted Method shall be effective upon receipt and shall be deemed to have been received in accordance with the second column below, provided the Notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) When Notice is deemed received
Personal delivery	At the time of delivery if during Working Hours, and otherwise, at the start of Working Hours on the next Business Day
Registered post or courier	At the time of delivery if during Working Hours, and otherwise, at the start of Working Hours on the next Business Day
E-mail, with the notice attached in PDF format	At the time of transmission if during Working Hours, and otherwise, at the start of Working Hours on the next Business Day

38.3	The Notified Address of each of the parties is as set out below:

(a)	in the case of BI, BAUK, BFI or BSC, to the Sellers’ Representative: Bombardier Inc.
800, Boulevard René-Lévesque West Montréal
Québec H3B 1Y8
Canada

Attention:    Steeve Robitaille
Email:    corporatelegalaffairs@bombardier.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montreal, Québec H3B 1R1 Canada

Attention:    Paul Raymond and Nicolas Labrecque Email:    paul.raymond@nortonrosefulbright.com
nicolas.labrecque@nortonrosefulbright.com

(b)	in the case of each Buyer:

Spirit Aerosystems, Inc. 3801 South Oliver, Wichita,
Kansas 67210,
United States of America

Attention:    Stacy Cozad
E-mail:    stacy.cozad@spiritaero.com

and

Attention:    Kelly Gaide
E-mail:    kelly.gaide@spiritaero.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street
New York, NY 10004 United States

Attention:    George Sampas
E-mail:    sampasg@sullcrom.com

and

Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN United Kingdom

Attention:    Ben Perry
E-mail:    perryb@sullcrom.com

38.4
In providing the giving of a Notice or other communication in accordance with this Agreement it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted or delivered to a courier service, or that the email was properly addressed and transmitted, as the case may be.

39	Assignment

39.1	No party shall be entitled to assign, transfer, hold on trust or encumber the benefit of any rights under this Agreement, save with the written consent of each of the parties to this Agreement.

39.2
Notwithstanding the above, either Buyer may (subject to informing the Sellers thereof) assign (in whole or in part) the benefit of this Agreement to any member of the Buyers’ Group, subject to such assignment not resulting in greater liability or additional obligations nor diminished rights for the Sellers under this Agreement. The relevant Buyer shall ensure that, before any such assignee subsequently ceases to be a member of the Buyers’ Group, that assignee shall re-assign that benefit to the Buyer or to another continuing member of the Buyers’ Group.

40	Governing law

40.1	This Agreement and any non-contractual obligations connected with it shall be governed by English law.

40.2
The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

41	Jurisdiction

41.1	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

a.
determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the laws of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); and

b.	grant interim remedies, or other provisional or protective relief.

41.2	The parties submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against the parties or any of their respective assets in such courts.

42	Service of process

42.1
Each of BI, BFI and BSC hereby irrevocably authorise and appoint BAUK to accept on their behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement. Each of BI, BFI and BSC agrees that:

a.	failure by BAUK to notify them of the process will not invalidate the proceedings concerned; and

b.
if this appointment is terminated for any reason whatsoever, they will appoint a replacement agent having an office or place of business in England or Wales and will notify the Buyer of this appointment.

42.2
The US Buyer hereby irrevocably authorises and appoints the UK Buyer to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement. The US Buyer agrees that:

a.	failure by the UK Buyer to notify it of the process will not invalidate the proceedings concerned; and

b.
if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the Sellers of this appointment.

IN WITNESS whereof, this Agreement has been executed and delivered as a deed the day and year first above written.

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Schedule 3
The Warranties

Part A - Sellers’ Warranties in relation to their relevant part of the Atlantic Business

1	The Sale Shares

1.1
The shares, the details of which are set out opposite "Issued share capital" and “Shareholder(s)” in Part A, Part B and Part C of Schedule 1, constitute the entire issued and allotted share capital of the relevant Sale Group Company and are validly issued and fully paid up (with the exception of NIAECC, in respect of which the membership interest, the details of which are set out in Part C of Schedule 1, constitutes the only existing membership interest in that company (being a company limited by guarantee) and has been validly subscribed for by Shorts).

1.2	BAUK is the sole legal and beneficial owner of the Shorts Shares.

1.3	BI and BFI are, together, the sole legal and beneficial owners of the BANA Shares.

1.4	The Sellers are entitled to transfer legal and beneficial title to the Sale Shares free from all Encumbrances, without the consent of any other person.

1.5	No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares or any issued shares in (or membership interest in) any Subsidiary.

1.6	There is no agreement or commitment to give or create any Encumbrance on or over the Sale Shares and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

2	Powers and authorisations

2.1
BI is a corporation validly existing under the Canada Business Corporations Act and has the right, power and authority to execute and deliver, and to exercise its rights and perform its obligations under, the Transaction Documents.

2.2
BAUK is a private limited company validly existing under the Companies Act 2006 and has the right, power and authority to execute and deliver, and to exercise its rights and perform its obligations under, the Transaction Documents.

2.3
BFI is a corporation validly existing under the Canada Business Corporations Act and has the right, power and authority to execute and deliver, and to exercise its rights and perform its obligations under, the Transaction Documents.

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2.4
BSC is a corporation validly existing under the corporate law of Delaware and has the right, power and authority to execute and deliver, and to exercise its rights and perform its obligations under, the Transaction Documents.

2.5	Each of BI, BAUK and BFI has the right, power and authority to transfer to the UK Buyer the relevant Sale Shares it owns, in each case in accordance with this Agreement.

2.6
This Agreement constitutes, and the other documents to be executed by the Sellers which are to be delivered at Completion in accordance with paragraph 1 of Part A of Schedule 5, paragraph 1 of Part B of Schedule 5 and paragraph 1 of Part C of Schedule 5 will, when executed, constitute legal, valid and binding obligations of each respective Seller enforceable in accordance with their respective terms, subject, however, to such limitations with respect to enforcement as are generally imposed by Law on creditors, in particular in connection with bankruptcy or similar proceedings, and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the competent court.

2.7	Except for:

a.	compliance with any requirement of any applicable Securities Laws or any applicable securities exchange;

b.	any consent, approval, authorisation, designation, declaration or filing specifically related to the identity of the Buyers;

c.
any consent, approval, authorisation, designation, declaration or filing, the absence of which would not, individually or in the aggregate, reasonably be likely to be material to the Atlantic Business or prevent, delay or materially impair Completion; and

d.	any Condition specified in clause 4.1,

no notices, reports or filings are required to be made by any Seller or any Sale Group Company with or to, nor is any consent, registration, approval, permit or authorisation required to be obtained by any Seller or any Sale Group Company from, any of the Sellers’ shareholders or any Governmental Authority in connection with (as applicable) the execution, delivery, validity, enforceability, admissibility in evidence and performance of this Agreement by the Sellers and, where applicable, the Sale Group Companies, or Completion (save where this would be caused solely due to the identity of the Buyers).

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2.8
The execution, delivery and performance of the Agreement, and the performance of obligations under and compliance with the provisions of the Agreement, by the Sellers do not, and the consummation of the transactions contemplated by the Agreement will not, constitute or result in:

a.	a breach or violation of, or a default under, any provision of the Organisational Documents of any Seller or any Sale Group Company (or, in respect of the MRO Business, BSC);

b.
(save where this would be caused solely due to a change in control of any of the Sale Group Companies) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligation under or the creation of any Encumbrance on any of the assets of any Sale Group Company or, with respect to the MRO Business, BSC pursuant to any contract (which, for the avoidance of doubt, shall include the A220 Agreements) binding upon any Sale Group Company or, with respect to the MRO Business, BSC; or

c.
any change in the rights or obligations of any party under any contract binding upon any Sale Group Company or, in respect of the MRO Business, BSC, except, in the case of (b and (c) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to be material to the Atlantic Business, taken as a whole..

3	Constitution and structure of the Sale Group

3.1	The information set out in Schedule 1 is true and accurate.

3.2	The Subsidiaries are the only subsidiaries of the Sale Companies, and are all legally and beneficially owned only by Shorts, free from any Encumbrances.

3.3
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of any Sale Group Company under any option or other agreement or otherwise howsoever.

3.4
No Sale Group Company has or has agreed to acquire any shares, loan capital, or any other form of security or any other interest in any body corporate (other than the Subsidiaries), partnership, joint venture, consortium or unincorporated association and no Sale Group Company has or has agreed to establish any branch, place of business or permanent establishment outside the country where it is incorporated.

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3.5	No Sale Group Company has since the Accounts Date any time purchased, redeemed or repaid any of its own share capital;

3.6	All dividends declared, made or paid by any Sale Group Company have been declared, made or paid in accordance with the relevant company’s Organisational Documents and applicable Laws.

3.7
No shares in the capital of any Sale Group Company have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all applicable Laws and Organisational Documents of the relevant Sale Group Company and, where applicable, all transfers of shares have been duly stamped or are otherwise exempt from being stamped.

3.8	Copies of the Organisational Documents of each Sale Group Company are contained in the Data Room in folder 1.1 of the Non Clean Team Data Room. Such copy documents:

a.	are true, accurate and complete in all respects; and

b.	fully set out all the rights and restrictions attaching to each class of shares in the capital of the Sale Group Companies.

4	Compliance with legal requirements

4.1
So far as the Sellers are aware, each Sale Group Company and BSC (in respect of the MRO Business) and each Seller (in respect of the Atlantic Business) has in the last 5 years conducted and is conducting its business in all material respects in accordance with all applicable Laws.

4.2	Each Sale Group Company and BSC (in respect of the MRO Business) has obtained all material Permits and has made all material filings required for or in connection with:

a.	the ownership and the operation of its assets; and

b.	the carrying on of business in the places and in the manner in which its business is now carried on,

except where a failure to do so would not reasonably be expected to materially affect the ability of the Sale Group Companies or BSC (in respect of the MRO Business) to conduct their business.

4.3
No notice or communication from any person has been received by or on behalf of any Seller or any Sale Group Company which states or alleges that any Permit should be subjected to audit, suspended, cancelled, invalidated, revoked or not renewed and, so far as the Sellers are aware, there are no proceedings pending or threatened which might affect any Permit.

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4.4
Save as set out in this Agreement, neither the execution of this Agreement nor Completion of the Transaction shall cause any material Permit to be audited, suspended, cancelled, invalidated, revoked or not renewed or the terms of any material Permit to be breached.

4.5
All registers and minute books required by Law to be kept by each Sale Group Company (including, in respect of BANA, its share transfer register) and BSC (in respect of the MRO Business) have been properly written up and contain a record of the matters which should, by Law, be recorded in them, and no Sale Group Company or BSC (in respect of the MRO Business) has received any application or request for rectification of its statutory registers or any other notice or allegation that any of them is incorrect or incomplete.

4.6
No Sale Group Company or BSC (in respect of the MRO Business) has been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any Governmental Authority and, so far as the Sellers are aware, there are no circumstances which currently exist and are likely to give rise to any such investigation or enquiry.

4.7
No Sale Group Company nor BSC (in respect of the MRO Business) nor any other member of the Sellers’ Group (in respect of the Atlantic Business), nor, as far as the Sellers are aware, any of their respective directors has been convicted of any indictable criminal offence in connection with the carrying on of such business and which affects the ability of the Atlantic Business to conduct its business.

4.8
So far as the Sellers are aware, each Sale Group Company and BSC (in respect of the MRO Business) and BI in respect of the Atlantic Business has filed in a timely manner all Customs Filings required to be filed with the appropriate Governmental Authorities. Such Customs Filings were correct and complete in all material respects.

5	Powers of attorney

5.1	There are no powers of attorney granted by any Sale Group Company nor, in respect of the MRO Business, by BSC, currently in force.

5.2
No person is entitled or authorised in any capacity to bind or commit a Sale Group Company or, in respect of the MRO Business, BSC, to any obligation outside the ordinary course of the Atlantic Business.

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6	Accounts

6.1	The Atlantic Audited Combined Statement of Financial Position:

a.	has been properly prepared in accordance with the Accounting Standards in force and applicable to the Atlantic Business as at the Accounts Date; and

b.
present fairly in all material respects the combined financial position and combined financial performance of the Atlantic Business as at the Accounts Date and for the two financial years ended on the Accounts Date.

6.2	The Shorts Accounts:

a.
have been properly prepared in accordance with the Financial Reporting Standard 101 Reduced Disclosure Framework in force and applicable to Shorts and in accordance with applicable Law as at the Accounts Date; and

b.	give a true and fair view of the state of affairs of Shorts as at the Accounts Date and its profit or loss for the financial year ended on that date.

6.3	The BANA Accounts:

a.
have been properly prepared in accordance with the generally accepted accounting principles in Morocco in force and applicable to BANA and in accordance with applicable Law as at the Accounts Date; and

b.	give a true and fair view of the state of affairs of BANA as at the Accounts Date and its profit or loss for the financial year ended on that date.

6.4
All adjustments made to the Shorts Accounts or the BANA Accounts to produce the Atlantic Audited Combined Statement of Financial Position have been made to present the Atlantic Audited Combined Statement of Financial Position in accordance with the Basis of Preparation.

6.5
The Atlantic Audited Combined Statement of Financial Position, the Shorts Accounts and the BANA Accounts disclose and make adequate provision for bad and doubtful debts, liabilities (actual or contingent) and financial commitments existing at the Accounts Date.

6.6
The Management Accounts have been properly and carefully prepared and, having regard to the purpose for which they were prepared, present a materially accurate view of the assets and liabilities and profit and losses of the Atlantic Business as at and to the Management Accounts Date.

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6.7
No change in accounting policies has been made in preparing the audited financial statements of the Sale Group Companies for each of the last two financial years of that company ending on the Accounts Date, except as stated in those companies’ audited financial statements for those years.

6.8
The results shown in the Atlantic Audited Combined Statement of Financial Position, the Shorts Accounts and the BANA Accounts for each of the last two financial years ending on the Accounts Date have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item making the profit or loss for a period covered by any of those accounts unusually high or low.

6.9
The Sale Group Companies and BSC (in respect of the MRO Business) did not have any material actual or contingent liabilities as at the Accounts Date other than liabilities that have been adequately reserved against or disclosed in the Atlantic Audited Combined Statement of Financial Position in accordance with International Financial Reporting Standards.

6.10
None of the Sale Group Companies or BSC (in respect of the MRO Business) has released a debt shown in the Atlantic Audited Combined Statement of Financial Position or in its accounting records so that the debtor has paid or will pay less than the debt’s book value. None of the debts shown in the Atlantic Audited Combined Statement of Financial Position nor in the accounting records of any Sale Group Company or BSC (in respect of the MRO Business) has been deferred, subordinated or written off or become irrecoverable to any extent. To the best of the Sellers’ knowledge, information and belief, each of those debts will realise its book value in the usual course of collection.

6.11
The accounting records of each Sale Group Company and BSC (in respect of the MRO Business) are in its possession and are in all material respects up-to-date and have in all material respects been properly written up on a consistent basis and contain the information required by the relevant applicable Laws to be entered in them.

7	Events since the Accounts Date

7.1	Since the Accounts Date, no Sale Group Company has:

a.	conducted its business otherwise than in the ordinary course without any material interruption so as to maintain the same as a going concern;

b.	resolved to change its name or to alter its Organisational Documents;

c.	allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

d.	declared, paid or made (or is required to make) any dividend or other distribution (or

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deemed distribution for Tax purposes);

e.	incurred any indebtedness other than indebtedness owing to another Sale Group Company and/or indebtedness arising in the ordinary course of business consistent with past practice;

f.	repaid, redenominated, redeemed or purchased any of its share capital or loan capital or agreed to do so;

g.	reduced its share capital;

h.	resolved to be voluntarily wound up;

i.	made, or agreed to make, any material change in the nature or extent of its business;

j.
created, or agreed to create, any Encumbrance over its business, undertaking or over any of its material assets other than retentions of title over its inventory and spare parts arising in the ordinary course of its business;

k.
transferred any material asset (other than in the ordinary course of trading or as required pursuant to this Agreement) to any member of the Sellers’ Group and, other than in the ordinary course of trading, no Sale Group Company has assumed, incurred or indemnified any liability for the benefit of the Sellers’ Group;

l.	acquired or disposed of any business as a going concern;

m.	assumed or incurred any material liability (including any contingent or future liability) to any third party other than in the ordinary course of trading;

n.	appointed new auditors;

o.	made any change in its accounting or Tax reference period;

p.
(save as disclosed in the Accounts) paid or agreed to pay any service, management or similar charges to any member of the Sellers’ Group, other than pursuant to the sale of goods and services in the ordinary course of business;

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q.	entered into any new severance, retention, change of control or other arrangements payable to any Senior Employee by any Sale Group Company;

r.	made any change in its accounting or Tax policies or practices;

s.	become or ceased to be a member of a group, or changed its Tax residence or where it has any branch or permanent establishment, for Tax purposes; or

t.	conducted its business with persons who are not members of the Sellers’ Group otherwise than on arm’s length terms,

nor has BSC done any of the items listed in paragraphs 7.1(i), (k), (l), (m), or (r) in respect of the MRO Business, and no Sale Group Company nor, in respect of the MRO Business, BSC, has entered into any agreement to do any of the above (or, with respect to the MRO Business, any of the items listed in paragraphs 7.1(i), (k), (l), (m) or (r)) outside the ordinary course of business.

7.2	Since the Accounts Date:

a.
no provision included within the Atlantic Audited Combined Statement of Financial Position has been released which would, on a basis of preparation consistent with that used in the preparation of the Atlantic Audited Combined Statement of Financial Position, result in an impact on the profit and loss account in excess of US$1,000,000, except for provisions released in the ordinary course of business as a result of a change in circumstance since the Accounts Date; and

b.
there has been no material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Sale Group Companies or, in respect of the MRO Business, BSC, or by any other member of the Sellers’ Group that is material for the conduct of the Atlantic Business and not fully covered by insurance.

8	Indebtedness and guarantees

8.1	Except as provided for in the Atlantic Audited Combined Statement of Financial Position:

a.	the Sale Group does not have outstanding material indebtedness or loans to third parties which have arisen otherwise than in the normal course of business; and

b.
there is no outstanding indebtedness on any account whatever owing by any Sale Group Company to any member of the Sellers’ Group or by any member of the Sellers’ Group to any Sale Group Company, other than in the ordinary course of trading.

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8.2
Folder 2.9 of the Clean Team Data Room and folder 1.3 of the Non Clean Team Data Room contains copies of all loans, overdrafts or other financial facilities currently outstanding or available to the Sale Group Companies or, in respect of the MRO Business, BSC (together, the Facilities).

8.3
The total amount borrowed by each Sale Group Company (whether pursuant to the Facilities or otherwise) does not exceed any limitation on the borrowing powers of that company contained in either its Organisational Documents or in any debenture or other deed or document binding on that company.

8.4
No indebtedness of any Sale Group Company or, in respect of the MRO Business, BSC, is due and payable and no Encumbrance over any of the assets of any Sale Group Company or the MRO Business is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

8.5
No Sale Group Company or, in respect of the MRO Business, BSC, has received any notice (the terms of which have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Facilities or otherwise), or stating an intention to enforce any Encumbrance which it holds over the assets of a Sale Group Company or the MRO Business.

8.6
There is no agreement or obligation to provide and there is not outstanding any Guarantee given by any member of the Sale Group for the benefit of any third party (including any member of the Sellers’ Group) in respect of an obligation owed by a member of the Sellers’ Group (other than another member of the Sale Group).

8.7
None of the Sale Group Companies nor the MRO Business is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the Transaction that will be the obligation of the Sale Group, and no Seller is a party to any agreement which might give rise to any valid Claim against any Sale Group Company or the MRO Business for any such fee commission or similar payment.

9	Grants and subsidies

9.1
The Clean Team Data Room contains, in folder 2.1.4, details of each grant or subsidy or other financial assistance received, applied for or receivable by or on behalf of any of the Sale Group Companies and BSC in respect of the MRO Business from any Governmental Authority.

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9.2	So far as the Sellers are aware and other than as contemplated by this Agreement, no Sale Group Company nor, in respect of the MRO Business, BSC, nor any Seller:

a.	has received any demand or notice regarding the repayment of;

b.	is in breach of or has received any notice that it is in breach of the terms of; or

c.	has at any time failed to be in compliance with the conditions of,

any subsidy or grant paid (an Existing Subsidy) to any Sale Group Company or, in respect of the MRO Business, to BSC.

10	Inventory and Assets

10.1	Since the Accounts Date, there has not been a material change in the age, quality, quantity or usability of the inventory of the Sale Group Companies, other than in the ordinary course of business.

10.2	Each asset included in the Shorts Accounts, the BANA Accounts and the Atlantic Audited Combined Statement of Financial Position, or acquired by a Sale Group Company since the Accounts Date, is:

a.	legally and beneficially owned solely by a Sale Group Company (or, in respect of the MRO Business, BSC) free from any Encumbrance; and

b.	where capable of possession, in the possession or under the control of a Sale Group Company (or, in respect of the MRO Business, BSC).

10.3	The Sale Group Companies own, or have the right to use, each asset necessary for the effective operation of their business as currently operated in all material respects.

10.4
The Sale Group Companies’ asset registers comprise a substantially complete and accurate record of all material plant, machinery, equipment, vehicles and other assets owned, possessed or used by them and are not materially inaccurate.

10.5
Maintenance contracts are in force for each material asset of the Sale Group Companies which it is normal to have maintained by independent or specialist contractors and for each asset which the Sale Group Companies are obliged to maintain or repair under a leasing or similar agreement. Those assets have been regularly maintained in all material respects in accordance with:

a.	safety regulations required to be observed in relation to them; and

b.	the provisions of any applicable leasing or similar agreement.

10.6	No Sale Group Company is a party to, nor is liable under, a lease or hire, hire purchase, credit sale

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or conditional sale agreement.

10.7
No asset that is reflected in the Atlantic Audited Combined Statement of Financial Position is owned by, or required to be transferred to, a member of the Sellers’ Group other than the Sale Group Companies with the effect that it cannot be used in connection with the Atlantic Business following Completion.

11	Contracts, customers and suppliers

11.1	The Sellers have made available to the Buyers copies of all Material Contracts with customers, which have been disclosed in the Data Room in folder 2.1.1 of the Clean Team Data Room.

11.2	The Sellers have made available to the Buyers copies of all Material Contracts with suppliers, which have been disclosed in the folder 2.1.2 of the Clean Team Data Room.

11.3	The Sellers have made available to the Buyers in the Data Room in folder 2.1.1.4 of the Clean Team Data Room copies of all contracts under which:

a.	military or law enforcement goods or services; or

b.
“dual use” goods or services (being products or services which are, or could reasonably be expected to be, usable for military or law enforcement activities), are supplied by any Sale Group Company, BSC (in respect of the MRO Business) or otherwise by the Atlantic Business,

(each a Military Contract).

11.4	Each Material Contract is in full force and effect and binding on the parties to it.

11.5	No Sale Group Company nor BSC (in respect of the MRO Business) nor BI (in respect of the A220 Agreements) is aware:

a.	of, and has been notified that, any Material Contract counterparty intends to terminate, avoid or repudiate any Material Contract; or

b.
that any Material Contract counterparty is in default of any Material Contract, a default under which would be material having regard to the trading, profits or financial position of the Atlantic Business.

11.6	No other member of the Sellers’ Group is a party to a contract with the Atlantic Business and which is material.

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11.7
There are no outstanding agreements or arrangements under which any Sale Group Company or BSC (in respect of the MRO Business) is under an obligation to acquire or dispose of all or a substantial part of its assets or business.

11.8
No Sale Group Company or BSC (in respect of the MRO Business) has received notification of the termination of (otherwise than through expiry in accordance with the terms of the relevant contract) or any Claim for breach of contract in respect of any Material Contract in circumstances when any such breach would have a material adverse effect on the Sale Group or the MRO Business. So far as the Sellers are aware, there are no grounds subsisting for the termination, rescission, avoidance, repudiation or a Material change in the terms of any such contract.

11.9
There are no agreements or arrangements between any Sale Group Company or BSC (in respect of the MRO Business) and any member of the Sellers’ Group (or another Sale Group Company) for the supply of any goods or services or the use by one company of the property, rights or assets of the other, other than in the ordinary course of business.

11.10
No bid or tender given or made by any Sale Group Company or BSC (in respect of the MRO Business) or any other member of the Sellers’ Group on or before the date of this Agreement and still outstanding is capable of giving rise to a legally binding agreement or arrangement which would constitute a Material Contract if formed, merely by a unilateral act of another person.

11.11
No Sale Group Company or BSC (in respect of the MRO Business) or BI (in respect of the A220 Agreements) has made any product warranty to customers or end users in connection with any Material Contract which is not contained in a contract disclosed in folder 2.1.1 of the Clean Team Data Room.

11.12
No airworthiness directive or service bulletin has been issued or required by any regulatory authority in connection with a product produced in whole or in part by any Sale Group Company or BSC (in respect of the MRO Business).

12	The Properties and other interests in land

12.1.	In this paragraph, unless the context requires otherwise:

Planning Acts means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, the Localism Act 2011, the Growth and

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Infrastructure Act 2013, the Housing and Planning Act 2016, the Neighbourhood Planning Act 2017,

the Planning (Northern Ireland) Order 1991 and the Planning Act (Northern Ireland) 2011 and any other legislation from time to time regulating the use or development of land.

12.2.
The Properties are all the properties owned, controlled, used or occupied by a Sale Group Company or BSC (in respect of the MRO Business) or in which any Sale Group Company or BSC (in respect of the MRO Business) has any interest.

12.3.	The particulars of each of the Properties set out in Schedule 11 are true, complete and accurate in all respects.

12.4.	Each relevant Sale Group Company and BSC (in respect of the MRO Business) has paid all rent or licence fees and all other outgoings which have become due in respect of any of its Properties.

12.5.
So far as the Sellers are aware, the relevant Sale Group Company or BSC (in respect of the MRO Business) has performed and observed all other material obligations under all covenants and conditions affecting any of its Properties.

12.6.	The Sellers have not received written notice of, nor are they aware of, any material dispute, claims, demands, actions, notices or complaints relating to its ownership or use of any of the Properties.

12.7.	None of the Properties is subject to or affected by:

a.	any Encumbrance or any agreement to create any Encumbrance; or

b.	any option, agreement for sale, estate contract, agreement for lease, or right of pre-emption.

12.8.
So far as the Sellers are aware, there is no circumstance under the control of the Sale Group Companies or BSC which would entitle any third party to take possession of, or exercise a right or power of entry, or which would adversely restrict the continued possession, enjoyment or current use of, any Property.

12.9.	There are no insurance policies relating to any issue of title subsisting in respect of any Property.

12.10.	No applications for planning permission or building control approval have been made and are yet to be determined.

12.11.	The Properties are occupied by the relevant Sale Group Company or BSC (in respect of the MRO Business) and no other person is in adverse possession of any of the Properties.

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12.12.	The relevant Sale Group Company or BSC (in respect of the MRO Business) has no actual or contingent obligations or liabilities in respect of land and premises apart from the Properties.

12.13.	There are no outstanding rent reviews in respect of any of the Properties.

12.14.	In the last five years the Sellers have not received any notice of breach and/or enforcement action in relation to the Planning Acts or building control regulations in respect of the Properties.

13	Environmental matters

13.1	In this paragraph, unless the context requires otherwise:

Environment means the following media (alone or in combination): air (including the air within the buildings and the air within other natural or man-made structures whether above or below ground); water (including without limitation water under or within land or in drains or sewers and surface, ground, coastal and inland waters); land (including surface land, sub-surface strata, land under water and natural and manmade structures); and any ecological systems and living organisms (including man) supported by that media including in the case of man his senses and his property

Environmental Claim means any claim or demand or any civil or administrative litigation, arbitration, dispute resolution proceedings, suit, action, notice or other enforcement process or any voluntary action approved by any Governmental Authority or a third party, or any enquiry or investigation by any Governmental Authority, official warning, abatement or other order or notice (conditional or otherwise) relating to the pollution or protection of the Environment, or harm or protection of human health, animals or plants under any Environmental Licenses or Environmental Laws

Environmental Laws means all or any of statute, common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, order, notice or demand (in each case having the force of law) of any governmental, statutory or regulatory authority, agency or body in any relevant jurisdiction (including the European Union) at the date of this Agreement and concerning the Environment

Environmental Licence means any agreement, permission, permit, licence, authorisation, consent, exemption or other approval required by any Sale Group Company or BSC (in respect of the MRO Business) pursuant to any Environmental Law in order to carry out its operations as presently carried out on the Properties.

13.2	So far as the Sellers are aware:

a.
each Sale Group Company and BSC (in respect of the MRO Business) complies and has at all times in the past three years complied in all respects with all Environmental Laws in circumstances where a failure to do so would result in a Loss for the Sale Group or BSC (in respect of the MRO Business) of US$20million or more;

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b.
each applicable Sale Group Company and BSC (in respect of the MRO Business) complies and has at all times in the past three years complied in all material respects with all material conditions in applicable Environmental Licences in circumstances where a failure to do so would result in a Loss for the Sale Group or BSC (in respect of the MRO Business) of US$20million or more; and

c.	each applicable Sale Group Company or BSC (in respect of the MRO Business) has obtained and maintained in full force and effect all material Environmental Licences.

13.3
So far as the Sellers are aware, no written Environmental Claim has been made against any Sale Group Company or BSC (in respect of the MRO Business) within the five (5) years prior to the date of this Agreement, nor so far as the Sellers are aware are there any circumstances which might give rise to an Environmental Claim.

13.4
Each Sale Group Company and BSC (in respect of the MRO Business) is not and has not been engaged in any Environmental Claims within the five (5) years prior to the date of this Agreement and the Sellers are not aware of any such matters pending or being threatened.

13.5
So far as the Sellers are aware, no Sale Group Company and BSC (in respect of the MRO Business) has given or received any warranties, indemnities, agreements on liabilities or escrow monies in respect of Environmental Claims or matters relating to the Properties.

13.6	Copies of all:

a.	current Environmental Licences;

b.	environmental reports and health & safety audits from the last five years;

c.	environmental insurance policies; and

d.	material correspondence in the last five years with any Governmental Authority in relation to environmental matters;

relating to the Properties have been disclosed at folder 1 of the Outside Counsel Data Room. There are no other Environmental Licenses required by BANA under applicable Environmental Laws and to carry out its operations as presently carried out on the Properties.

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14	Employees

14.1	Each Sale Group Company has complied in all material respects with the terms and conditions of all employment agreements and MRO Employee Plans.

14.2
The Data Room contains or refers to anonymised details of the employees and workers of each Sale Group Company and BSC (in respect of the MRO Employees) including, by reference to appropriate categories of employees, their total number, job titles, place of work, date of hire, remuneration payable (including bonus arrangements), whether active or inactive (on leave of absence with reemployment rights or short-term disability), notice period, other principal benefits provided and hours of work.

14.3
The Data Room contains, in folder 2.3.1 of the Clean Team Data Room, details of all persons who are not workers and who are providing services on a self-employed consultancy or contractor basis to the Sale Group Companies and the MRO Business.

14.4
The Data Room contains, in folders 1.4.1.2, 1.4.2.3 and 1.4.3.3 of the Non Clean Team Data Room, a list of all employment handbooks and policies that apply to any employee or worker of any Sale Group Company or the MRO Business.

14.5
The Sellers have disclosed to the Buyers copies of the service contracts of the directors of each Sale Group Company and BSC (in respect of the MRO Employees) and a representative sample of the contracts of employment between each Sale Group Company or BSC (in respect of the MRO Employees) and its employees.

14.6
The Sellers have not incurred any undischarged actual or contingent material liability in connection with any termination of employment of any employee (including redundancy payments) of any Sale Group Company or, in respect of BSC, the MRO Employees, nor for failure to comply with any order for the reinstatement or re-engagement of any employee.

14.7
So far as the Sellers are aware, no temporary employee (travailleur intérimaire) currently or previously used by BANA has asked for a requalification of its relationship with BANA as an employment relationship.

14.8
No Sale Group Company nor BSC (in respect of the MRO Employees) has incurred any undischarged liability for failure to provide information or to consult with employees under any employment legislation.

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14.9
Other than in the ordinary course of business, no Sale Group Company nor, in respect of the MRO Employees, BSC, has, in the last 12 months, altered any terms of employment or engagement or any Senior Employee nor agreed to any future variation in their terms of employment or engagement.

14.10
No offer of employment or engagement has been made to any person who would be a Senior Employee by any Sale Group Company nor, in respect of the MRO Business, BSC, other than in the ordinary course of business, that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

14.11
Within two years preceding the date of this Agreement, there has been no industrial action involving any employee of any Sale Group Company or BSC (in respect of the MRO Business), and, so far as the Sellers are aware there are no circumstances likely to give rise to any such industrial action.

14.12	No Senior Employee of a Sale Group Company or BSC (in respect of the MRO Business) has, since the Accounts Date, given notice terminating their contract of employment or is under notice of dismissal.

14.13
No Sale Group Company nor BSC (in respect of the MRO Business) is involved in any material dispute with any of its employees or their representatives, nor, so far as the Sellers are aware, are there any circumstances which could give rise to such dispute.

14.14
In respect of BANA, there is no outstanding claim against BANA by any person who is now or was an employee (or a temporary employee (travailleur intérimaire) used by BANA) or officer of BANA nor, so far as the Sellers are aware are there any circumstances which could give rise to any such claim.

14.15
Within the period of one year before the date of this Agreement no Sale Group Company or BSC (in respect of the MRO Business) has given notice of any redundancies to the relevant Governmental Authorities and BSC (in respect of the MRO Business) has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state law that remains unsatisfied.

14.16
The Data Room contains, in folder 2.3.2 of the Clean Team Data Room, details of any contractual entitlement of any employee of any Sale Group Company or BSC (in respect of the MRO Business) to redundancy pay which is in excess of entitlement under applicable Laws.

14.17	In the last two years prior to the date of this Agreement, all employees and workers of Shorts have been afforded the right to paid holiday under regulations 15 and 16 of the Working Time Regulations

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(Northern Ireland) 2016, and no employee or worker has been deterred or prevented from taking such holiday whether or not requested.

14.18
In the two years preceding the date of this Agreement in respect of all employees and workers of Shorts, all holiday pay for periods of holiday taken under regulations 15 and 16 of the Working Time Regulations (Northern Ireland) 2016 has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time and Article 45 of the Employment Rights (Northern Ireland) Order 1996 has been complied with at all material times.

14.19	Every employee or worker of a Sale Group Company who requires permission to work in the UK (or in Morocco) has current and appropriate permission to work in the United Kingdom (or in Morocco).

14.20	Save as disclosed in the Data Room, no Senior Employee is subject to a current disciplinary warning or procedure.

14.21
The acquisition of the Sale Shares by the UK Buyer or compliance with the terms of this Agreement will not entitle any director, officer or Senior Employee of any Sale Group Company to receive any payment or other benefit.

14.22	The acquisition of the MRO Business by the US Buyer or compliance with the terms of this Agreement will not entitle any MRO Employee to receive any payment or other benefit.

14.23
In respect of each employee, the Sale Group Companies and BSC (in respect of the MRO Employees) have complied in all material respects with the terms of any agreement or arrangement with any trade union, works council, employee representative or body of employees or their representatives.

14.24
BSC is not a party to any collective bargaining agreement or other agreement with any trade union, employee representative or body of employees or their representatives in respect of the MRO Employees, and there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any MRO Employees.

14.25
There has been no exercise in whole or in part the option granted under the Option Agreement between Shorts and BI (concerning an asset purchase agreement entered into between Lauak Canada Inc. and BI), a copy of which is located in folder 2.1.9 of the Clean Team Data Room (the Lauak Option Agreement). Consequently as at the date of this Agreement no employees are

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required to transfer under TUPE as a consequence of anything done under, related to or arising out of the Lauak Option Agreement.

15	Pensions

15.1	In this paragraph 15:

Bombardier Transport DB Schemes means each of:

a.	the Bombardier Transportation UK Senior Executives Pension Scheme governed by a definitive deed dated 14 September 2010;

b.	the Bombardier Transportation UK Pension Plan governed by a definitive deed dated 30 September 2010;

c.	the Bombardier Transportation UK 2003 Pension Scheme governed by a trust deed dated 20 December 2012; and

d.	the Bombardier Transportation UK Vice-Presidents Pension Scheme governed by a trust deed dated 31 December 2010

DB Pension Schemes means each of:

(a)
the Short Brothers Pension Scheme, governed by Rules dated 4 August 2008 as amended from time to time of which Shorts is the principal employer as disclosed in folder 2.2.1.1.1 of the Non Clean Team Data Room;

(b)
the Bombardier Aerospace Shorts Executive Benefits Scheme governed by Rules dated 4 December 2014 as amended from time to time, of which Shorts is the principal employer as disclosed in folder 2.2.1.1.1 of the Non Clean Team Data Room; and

(c)
the Bombardier Aerospace Corporation Retirement Plan governed by the Bombardier Aerospace Corporation Retirement Plan (Restated Effective January 1, 2013), as amended, as disclosed in folder 1.6.3.1 of the Non Clean Team Data Room

DC Pension Schemes means the Bombardier UK Aerospace Retirement Saver provided by Scottish Widows Administration Services Limited and the Bombardier 401(K) Savings Plan, as disclosed in folders 1.6.2 and 1.6.3.3 respectively of the Non Clean Team Data Room

FA 2004 means the Finance Act 2004

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Post-Retirement Medical Plan means any medical cover provided to certain ex-employees and/or ex-executives of Shorts and their families (as communicated to them in writing at the time at which they left service) as disclosed in the Data Room, or any medical cover which shall in the future be provided to an executive of Shorts and his family upon the termination of his position as executive of Shorts up to the time at which the executive reaches age 65, as disclosed in the Data Room

Relevant Benefits means any pension, lump sum, death, ill health benefits or post-retirement medical benefits provided or to be provided in connection with past service, retirement or death, of any employee or officer

Sale Group Pension Scheme means each of the DB Pension Schemes and the DC Pension Scheme.

15.2
Save for the Sale Group Pension Schemes and the Post-Retirement Medical Plan (and applicable social security/state pension plans), none of the Sale Group Companies or BSC (in respect of the MRO Business) is under any legal obligation (whether actual, prospective or contingent) to provide or contribute towards any Relevant Benefits for any of the present or former employees or directors of the Sale Group Companies or BSC (in respect of the MRO Business) or their dependants, and no proposal, announcement, undertaking or assurance has been made as to the introduction, continuation or augmentation of any Relevant Benefits.

15.3	The Data Room contains material particulars of the Sale Group Pension Schemes and the Post- Retirement Medical Plan.

15.4	Each of the Sale Group Pension Schemes is a registered pension scheme under the FA 2004 or the equivalent applicable Law.

15.5	All employer and employee contributions and premiums due prior to the date of this Agreement to the Sale Group Pension Schemes and the Post-Retirement Medical Plan have been deducted and paid.

15.6
There are currently no legal proceedings, complaints, arbitrations, mediations or Claims in progress by any of the employees or former employees of the Sale Group Companies or BSC (in respect of the MRO Business) or any individual claiming through or in respect of them (in respect of a benefit entitlement) relating to the Sale Group Pension Schemes. So far as the Sellers are aware, no legal proceedings, complaints, arbitrations, mediations or Claims in connection with the Sale Group Pension Schemes or the provision of Relevant Benefits are pending, threatened or expected and there is no fact or circumstance likely to give rise to any such proceedings.

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15.7
Other than in respect of equalisation of pension benefits for the effect of unequal guaranteed minimum pensions in respect of the Short Brothers Pension Scheme, so far as the Sellers are aware, each of the Sale Group Pension Schemes complies in all material respects with applicable primary and secondary legislation applying to the Sale Group Pension Schemes, including laws prohibiting discrimination on the grounds of a protected characteristic (as set out in the Equality Act 2010) in relation to the provision of Relevant Benefits. The Bombardier Aerospace Shorts Executive Benefits Scheme does not provide guaranteed minimum pensions in respect of its members.

15.8
Any lump sum benefits payable on the death of a member of the DC Pension Scheme whilst in employment (other than a return of a member’s own contributions and contributions paid in respect of him) are fully insured and all premiums due to the insurance company prior to the date of this Agreement have been paid.

15.9
Where applicable, each of the Sale Group Companies has complied in all material respects with their workplace pension duties to employees under the Pensions Act 2008 and/or the Pensions Act (Northern Ireland) 2015.

15.10	The DC Pension Schemes provide only “money purchase benefits” (as such term is defined in section 181 of the Pension Schemes Act 1993 or the equivalent under applicable Law).

15.11
No employee or officer, and no former employee or officer, of a Sale Group Company has any right (whether actual or contingent) to Relevant Benefits arising as a result of a transfer of their employment to the Sale Group Company under either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), or the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).

15.12
Save in relation to the DB Pension Schemes, the Bombardier Transport DB Schemes and the Bombardier Transport RPS Participation no Sale Group Company has ever been an “associate” of or “connected” with an “employer” (within the meaning of the Pensions Act 2004) of an “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the Pension Schemes Act 1993) in the United Kingdom. No “contribution notice”, “financial support direction” or “restoration order” (within the meaning of the Pensions Act 2004) has been issued in which a Sale Group Company is named.

16	Insurance

16.1	Full particulars of all insurance policies maintained by each Sale Group Company and BSC (in respect

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of the MRO Business) and currently in force (Policies) have been made available to the Buyers and have been disclosed in the Data Room in folder 1.8 of the Non Clean Team Data Room.

16.2
Each Sale Group Company and, in respect of the MRO Business, BSC, maintains, and has at all times maintained, insurance cover which the relevant Sale Group Company considers reasonable to maintain (or is contractually required to maintain under any Material Contract) against all losses and liabilities, including business interruption, director and officer claims, long-tail liabilities, run-off liabilities and all other risks that would normally be insured against by a reasonable person carrying on the same type of business as the Atlantic Business.

16.3	All premiums due on the Policies have been paid and, so far as the Sellers are aware, all other material conditions of the Policies have been performed and observed.

16.4	No Seller has received any written notice threatening termination of, premium increase with respect to, or material alteration of coverage under, any of the Policies.

16.5
So far as the Sellers are aware, there are no outstanding Claims or subrogation actions under, or in respect of the validity of, any of the Policies and there are no circumstances likely to give rise to a Claim under any of the Policies.

16.6
So far as the Sellers are aware, no event has occurred within the Atlantic Business which makes any Atlantic Business insurance policy voidable or which may entitle an insurer under such policy not to pay any Claim.

17	Intellectual Property Rights, Information Technology and Data Protection

17.1
So far as the Sellers are aware, all Intellectual Property Rights which are necessary for the operation of the Atlantic Business (in the manner in which the Atlantic Business is conducted as of the date of this Agreement) are either:

a.	licensed from third parties;

b.	licensed from a member of the Sellers’ Group (and will, following Completion, be licensed under the BI IP License Agreement); or

c.	legally and beneficially owned by a Sale Group Company or, in respect of the MRO Business, by BSC,

and, in each case, the relevant Sale Group Company or BSC is entitled to use such Intellectual Property Rights, and all such Intellectual Property Rights are subsisting, valid and enforceable and are:

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i.	not subject to any Governmental Order adversely affecting the enforceability or ownership thereof;

ii.	free from any Encumbrance; and

iii.	not the subject of a Claim or opposition from another person as to title, validity, enforceability or entitlement thereto.

17.2
Without limiting the generality of the Sellers’ Warranty in paragraph 17.1, all Intellectual Property Rights which are necessary for the performance by the Sale Group of the A220 Agreements (other than those rights owned by CSALP and licenced under the A220 Agreements) are legally and beneficially owned by a Sale Group Company and are: (a) not subject to any Governmental Order adversely affecting the enforceability or ownership thereof; (b) free from any Encumbrance; and (c) not received any written notice of a Claim or opposition from another person as to title, validity, enforceability or entitlement thereto.

17.3
Part A of Schedule 10 sets out details of all pending and registered Intellectual Property Rights which are necessary for the operation of the Atlantic Business or MRO Business (in the manner in which the Atlantic Business or MRO Business is conducted as of the date of this Agreement) of which any Sale Group Company or BSC (in respect of the MRO Business) is the registered or beneficial owner or applicant for registration.

17.4
The Sellers’ Group owns no Intellectual Property Rights that have not been licensed or otherwise transferred to a Sale Group Company or, in respect of the MRO Business, to BSC (including Excluded Technology, as that term is defined in the BI IP License Agreement), that would prevent the continued operation of the Atlantic Business (in the manner in which the Atlantic Business is conducted as of the date of this Agreement) or the performance by the Sale Group of the A220 Agreements.

17.5
All renewal fees due on or prior to the date of this Agreement in respect of the maintenance of the Intellectual Property Rights disclosed pursuant to paragraph 17.2 have been paid other than where failure to pay such fees would not have a material adverse effect on the Atlantic Business.

17.6
So far as the Sellers are aware, no Sale Group Company or BSC (in respect of the MRO Business) is infringing nor has it in the last three years infringed, nor is there or has there been any unauthorised or otherwise non-permitted use, infringement, misappropriation or other violation by a Sale Group Company or, in respect of the MRO Business, BSC, of, the Intellectual Property Rights of any third

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party, and so far as the Sellers are aware, no third party is infringing, nor has any third party in the last three years infringed, nor is there or has there been any unauthorised or otherwise non-permitted use, disclosure, infringement, misappropriate or other violation of, any Intellectual Property Rights owned by any Sale Group Company or BSC (in respect of the MRO Business) where, in either case, such infringement is, was, or would reasonably be expected to have, a material adverse effect on the Atlantic Business.

17.7
Copies of all licence agreements (other than licenses granted by suppliers under supply agreements, or to customers under customer agreements in the ordinary course) under which any Sale Group Company or BSC (in respect of the MRO Business) has granted to, or has been granted by, any third party or Sellers’ Group a licence of Intellectual Property Rights and which which are necessary for the operation of the Atlantic Business, the MRO Business, or Sellers’ Group (in the manner in which such operations are conducted as of the date of this Agreement) are contained in the Data Room in in folder 2.3.2 of the Non Clean Team Data Room and folder 2.1.8 of the Clean Team Data Room and accurate details thereof are set out in Part B of Schedule 10. No material licence of Intellectual Property Rights to any Sale Group Company or to BSC (in respect of the MRO Business) will be adversely affected by the Transaction. So far as the Sellers are aware, no Sale Group Company has received written notice that any such licence agreement will be terminated, suspended, varied or revoked without the consent of a Sale Group Company or BSC (in respect of the MRO Business), as the case may be. Any and all royalties due prior to or at the date of this Agreement by any Sale Group Company or BSC (in respect of the MRO Business) under such licence agreements have been paid in full, other than where failure to pay such royalties would have a material adverse effect on the Atlantic Business.

17.8
Copies of all licence agreements which are material to the Atlantic Business under which any Sale Group Company or BSC (in respect of the MRO Business) has granted to, or has been granted by, any third party or Sellers’ Group a royalty-bearing license of Intellectual Property Rights and which are related in any way to the operation of the Atlantic Business, the MRO Business, or Sellers' Group are contained in the Data Room in folders 2.1.6 and 2.1.9.1 of the Clean Team Data Room.

17.9
Subject to and in compliance with applicable laws, and so far as the Sellers are aware, each current and former employee and independent contractor of the Sale Group Companies has assigned (whether formally or by operation of Law) to the relevant entity all Intellectual Property Rights authored, developed, conceived or reduced to practice during the course of such employee’s or independent contractor’s employment or engagement with the Sale Group Company related to patents and patent applications described in Part A of Schedule 10.

17.10	Copies of all agreements to which any Sale Group Company or BSC (in respect of the MRO Business) is a party relating to material Information Technology used by any Sale Group Company

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or BSC (in respect of the MRO Business) are contained in the Data Room in folder 2.3 of the Non Clean Team Data Room.

17.11
So far as the Sellers are aware, no Sale Group Company or BSC (in respect of the MRO Business) has received notification within the last three years of the termination of (otherwise than through expiry in accordance with the terms of the relevant contract) or any Claim for breach of contract in respect of any agreement referred to in paragraphs 17.7 and 17.8 above.

17.12
All Information Technology used by the Sale Group Companies or BSC (in respect of the MRO Business) is functioning, and has for the past three years functioned, without any material problems, defects or interruptions and, so far as the Sellers are aware, no Sale Group Company or BSC (in respect of the MRO Business) has suffered any material data security breach or cyber-attack during the past three years).

17.13	All Information Technology used by the Sale Group Companies or, in respect of the MRO Business, BSC, has been satisfactorily maintained.

17.14
All versions of the Software used by the Sale Group Companies or, in respect of the MRO Business, BSC, are currently supported by the respective owners of the Software and the Information Technology systems used in the Atlantic Business have the benefit of appropriate maintenance and support agreements.

17.15
The Sale Group Companies and the MRO Business have in place appropriate procedures in accordance with good industry practice (including in relation to off-site working, where applicable) for ensuring the security of the Information Technology systems used in the Atlantic Business and the confidentiality and integrity of the data stored in it, including Personal Data.

17.16
The Sale Group Companies and, in respect of the MRO Business, BSC, have in place a disaster recovery plan which is fully documented and would enable the Atlantic Business to continue if there were significant damage to, or destruction of, some or all of the Information Technology systems and a data security breach plan, each of which has been made in accordance with best industry practice.

17.17	The Sale Group Companies and, in respect of the MRO Business, BSC, have where required to do so under relevant Data Protection Legislation:

a.	introduced and applied appropriate data protection policies and procedures, including through training, concerning the collection, use, storage, retention and security of Personal

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Data;

b.	appointed a data protection officer;

c.	maintained accurate and up to date records of their Personal Data processing activities;

d.	issued privacy notices to data subjects which comply with applicable requirements of Data Protection Legislation; and

e.
implemented (or, in respect of a Processor, procured the implementation of, or procured sufficient guarantees as regards the implementation of) appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by them, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected.

17.18
So far as the Sellers are aware, the Sale Group Companies and, in respect of the MRO Business, BSC, have, in all material respects, complied with applicable requirements under Data Protection Legislation relating to the disclosure or transfer of Personal Data outside the European Economic Area.

17.19
Except as disclosed in the Disclosure Letter and so far as the Sellers are aware, none of the Sale Group Companies nor, in respect of the MRO Business, BSC, has in the 18 months preceding the date of this Agreement suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data reportable to the data protection authority in the relevant jurisdiction under the relevant Data Protection Legislation.

17.20
So far as the Sellers are aware, no Sale Group Company or BSC (in respect of the MRO Business) has received any material complaint, enforcement action, assessment or penalty notice from any person (including any relevant Governmental Authority) in the last 18 months relating to any alleged breach of Data Protection Legislation or claiming a right to compensation under Data Protection Legislation and, so far as the Sellers are aware, there is no fact or circumstance which is likely to lead to such material complaint, enforcement action, assessment or penalty notice.

17.21
The Sale Group Companies and, in respect of the MRO Business, BSC, have complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their Personal Data processing activities, in each case as required by Data Protection Legislation or Governmental Authorities.

18	Litigation and regulatory matters

18.1	No Sale Group Company or BSC (in respect of the MRO Business) is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings

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before any Governmental Authority or other dispute resolution proceedings which are likely to have a material adverse effect on the Sale Group or BSC (in respect of the MRO Business) and, so far as the Sellers are aware, no such litigation, arbitration, prosecution or other proceedings are pending.

18.2
There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Sale Group Company or BSC (in respect of the MRO Business) or any person for whose acts that company may be vicariously liable which is likely to have a material adverse effect on the Sale Group or BSC (in respect of the MRO Business).

19	Insolvency

19.1	No Sale Group Company:

a.
is insolvent or unable to pay its debts within the meaning of insolvency Laws applicable to the company concerned (and BANA is not considered as being in "cessation de paiements" under Moroccan insolvency Law); or

b.	has stopped paying its debts as they fall due.

19.2
No order has been made and no resolution has been passed for the winding-up of any Sale Group Company or BSC or for a liquidator to be appointed in respect of any Sale Group Company or BSC and, so far as the Sellers are aware, no petition has been presented and no meeting has been convened for the purpose of winding-up any Sale Group Company or BSC.

19.3	No administration order has been made, and, so far as the Sellers are aware, no petition for such an order has been presented in respect of any Sale Group Company or BSC.

19.4	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Sale Group Company or BSC or in respect of all or any material part of its assets.

19.5
No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 and/or section 14 of The Insolvency (Northern Ireland) Order 1989 in respect of Shorts and its Subsidiaries nor any analogous arrangement has been proposed in respect of BANA in Morocco or BSC in the State of Delaware, the United States of America.

19.6	None of the events referred to in paragraphs 19.1 to 19.5 has occurred in relation to any Seller.

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20	Tax

20.1
All returns, declarations, computations, notices, statements, reports or information which ought to have been made or provided by or in respect of any Sale Group Company or BSC (in respect of the MRO Business) for any Tax purpose have been properly and punctually submitted to the relevant Tax Authority; all such returns, computations, notices, accounts, statements, declarations, reports and information supplied to any Tax Authority were, when made or supplied, up-to-date, complete and correct in all respects, and remain so in all material respects; and none of such returns, computations, notices, accounts statements, reports or information is being disputed by any Tax Authority; the Disclosure Letter gives full and accurate details of the current status of the corporation tax returns of each Sale Group Company.

20.2
All Tax for which each of the Sale Group Companies or BSC (in respect of the MRO Business) has been liable to account, in respect of the four years prior to the date of this Agreement, the due date for payment of which is (in the absence of any application to postpone) on or before Completion has been or will be paid on or before Completion and within applicable time limits. Without limitation, each Sale Group Company and BSC (in respect of the MRO Business) has made all deductions, withholdings and retentions of or on account of Tax as it was or is obliged or entitled to make, and has accounted to the relevant Tax Authority for any such deductions and retentions for which it was obliged to account within applicable time limits.

20.3
Reasonable provision or reserve has been made in accordance with the relevant Accounting Standards in the Atlantic Audited Combined Statement of Financial Position for all Tax liable to be assessed (whether actual, deferred, contingent or disputed, and whether or not the Sale Group Company has or may gave any right of reimbursement against any other person) on the Sale Group Companies or for which they are accountable on or before the Accounts Date, including in respect of income, profits or gains earned, accrued or received on or before the Accounts Date, or by reference to any event occurring, act done or circumstances existing on or before the Accounts Date. Reasonable provision has been made and shown in the Atlantic Audited Combined Statement of Financial Position for deferred Tax in accordance with generally accepted accounting principles.

20.4
No Tax Authority has in the last four years carried out, or (so far as the Sellers are aware) is at present conducting, any review, audit or investigation into any aspect of the business or affairs of any of the Sale Group Companies or BSC (in respect of the MRO Business) other than of a routine nature or in the ordinary course. No Sale Group Company is, or has been in the last four years, involved in any dispute with any Tax Authority or subject to any non-routine visit or access order by any Tax Authority. No extension of time is in force with respect to any date on which any Tax return

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of a Sale Group Company was or is to be filed, and no waiver or written agreement is in force for the extension of time for the assessment or payment of any Tax by a Sale Group Company.

20.5	The Disclosure Letter contains full particulars of:

a.	all groups and consolidated groups for Tax purposes and fiscal unities of which any Sale Group Company is, or has been, a member within the four years prior to the date of this Agreement;

b.	every agreement relating to the use of group relief or allowance to which any Sale Group Company is, or has been, a party within the four years prior to the date of this Agreement; and

c.	any arrangements for the payment of group Tax liabilities to which any Sale Group Company has ever been party within the four years prior to the date of this Agreement.

20.6
All material arrangements entered into by any Sale Group Company in relation to groups and consolidated groups for Tax purposes and fiscal unities were valid when made and will be valid up to Completion.

20.7
No transaction or event has occurred in the four years prior to the date of this Agreement in consequence of which any Sale Group Company may be held liable for any Tax for which some other person was primarily liable (whether by reason of any such other person being or having been a member of the same group of companies or under a Tax sharing agreement).

20.8
All claims made by any Sale Group Company for exemption, relief, allowance or credit as a result of any relationship with any other person were valid when made and have been or will be allowed by way of exemption or relief from or allowance or credit against Tax. So far as the Sellers are aware, neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in the clawback or disallowance of any such exemption, relief, allowance or credit previously given.

20.9
No Sale Group Company has entered into any transaction otherwise than on arm's length terms, nor has a Sale Group Company agreed to do so in any period before Completion, where a Tax Authority would be entitled to adjust such Short Group Company’s net income and gains so that the Sale Group Company would have an increased liability to make a payment of Tax in respect of such period.

20.10	In relation to each transaction or arrangement in which any Sale Group Company has entered in the

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four years preceding the date of this Agreement, the relevant Sale Group Company has retained such evidence as is reasonable or required by law to demonstrate that the relevant transaction or arrangement was entered into on arm’s length terms where the relevant Sale Group Company is required to report and account for Tax purposes on the basis that such transaction or arrangement was on arm’s length terms.

20.11
Each Sale Group Company, other than BANA, (each such Sale Group Company other than BANA being a UK Company and together, the UK Companies) is and has at all times been resident in the UK for Tax purposes and is not and has not been treated as resident in any other jurisdiction for any Tax purposes (including for the purposes of any double taxation agreement). No UK Company has a permanent establishment or other taxable presence in any jurisdiction other than the UK. So far as the Sellers are aware, no UK Company is liable to register with any Tax Authority outside of the UK for the purposes of paying or administering any Tax. No UK Company is an agent or a permanent establishment of any other person, business or enterprise for the purposes of assessing that other person, business or enterprise to Tax in the UK.

20.12
BANA is and has at all times been resident in Morocco for Tax purposes and is not and has not been treated as resident in any other jurisdiction for any Tax purposes (including for the purposes of any double taxation agreement). BANA does not have a permanent establishment or other taxable presence, and has at no time incurred any liability to Tax, in any jurisdiction other than Morocco. So far as the Sellers are aware, BANA is not liable to register with any Tax Authority outside of Morocco for the purposes of paying or administering any Tax. BANA is not an agent or a permanent establishment of any other person, business or enterprise for the purposes of assessing that other person, business or enterprise to Tax in Morocco.

20.13
All documents in the possession of the Sale Group Companies or BSC (in respect of the MRO Business) or to the production of which any of the Sale Group Companies or BSC (in respect of the MRO Business) is entitled and which attract stamp duty or similar Tax in the United Kingdom or elsewhere have been duly stamped.

20.14	In relation to VAT or any equivalent in any other jurisdiction:

a.	details of the VAT registration of each Sale Group Company are set out in the Data Room;

b.	each Sale Group Company has complied in all material respects with applicable VAT legislation;

c.	Shorts has, in the four years preceding the date of this Agreement, been treated as a member of the VAT groups set out in the Disclosure Letter; and

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d.
no Sale Group Company (other than Shorts) has, in the four years preceding the date of this Agreement, been treated as a member of a group for any VAT purpose (other than a group comprised solely of Sale Group Companies).

20.15
So far as the Sellers are aware, no Sale Group Company has received from any Tax Authority (and has not subsequently repaid to or settled with that Tax Authority) any payment to which it was not entitled, or any notice in which its liability to Tax was understated.

20.16
Each Sale Group Company and BSC (in respect of the MRO Business) has, within applicable time limits, kept and maintained completely and accurately such records, invoices and other information in relation to Tax as they are required by Law to keep and maintain.

20.17
The liability to Tax of each Sale Group Company during any accounting period (including the accounting period current at the date of this Agreement) within the last four years prior to the date of this Agreement has not depended on any concession, agreement or other formal or informal arrangement (being concessions, agreements or arrangements which are not based on any relevant legislation or published extra-statutory concessions) operated by or agreed with any Tax Authority in relation to the Tax affairs of the Sale Group Company.

20.18
All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the relevant Sale Group Company after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

20.19
Each Sale Group Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Atlantic Audited Combined Statement of Financial Position. So far as the Sellers are aware, no such claims, disclaimers or elections are likely to be disputed or withdrawn.

20.20
So far as the Sellers are aware, no transaction, act, omission or event has occurred which has resulted or could result in any Encumbrance or other third party right arising over any of the assets of any Sale Group Company or the MRO Business in respect of unpaid Tax.

20.21	No Sale Group Company has in the four years prior to the date of this Agreement entered into, been a party to, or otherwise been involved in any scheme, arrangement, transaction or series of

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transactions which was (i) a marketed Tax avoidance scheme for the avoidance of Tax, or (ii) required to be notified or disclosed to any Tax Authority pursuant to any statutory regime relating to the avoidance of Tax other than one implementing the provisions of EU Directive 2011/16.

20.22
No Sale Group Company has committed an offence nor has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the United Kingdom’s Criminal Finances Act 2017 or any similar provisions in any jurisdiction. So far as the Sellers are aware, no actions, omissions or transactions have occurred which may lead to a Sale Group Company committing such an offence.

20.23
Each Sale Group Company has, so far as applicable to it, identified, documented and implemented all prevention procedures required in order for it to establish a defence under section 45(2)(a) and/or section 46(3)(a) of the United Kingdom’s Criminal Finances Act 2017.

20.24
In the four years prior to the date of this Agreement, the Sale Group Companies have complied with their legal obligations relating to United Kingdom Pay As You Earn (PAYE) and national insurance contributions and any similar amounts payable to a Tax Authority outside the United Kingdom and no Tax has arisen or is likely to arise to any of the Sale Group Companies as a result of any person acquiring, holding or disposing of shares or securities or an interest in shares or securities on or before Completion where the right or opportunity to acquire the same is or was available by reason of employment.

20.25
No (i) payments or loans have been made to; (ii) assets have been made available or transferred to; or (iii) assets have been earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such an employee or former employee) of a Sale Group Company by an employee benefit trust or another third party so as to fall within the Disguised Remuneration Provisions.

20.26	No Sale Group Company (or BSC in respect of the MRO Business) is a party to any Tax abatement agreement or similar agreement with any Tax Authority.

20.27
No Sale Group Company will incur any liability to make a payment of Tax from, in consequence of or in respect of the Pre-Completion Reorganisation, including but not limited to those steps mentioned in paragraphs 1(a) and 1(e) of Schedule 7 (Pre-Completion Conduct and Undertakings).

20.28	No Sale Group Company is or has in the past four years been a close company within the meaning

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of Part 10 of CTA 2010.

21	Compliance with Anti-Corruption Laws, No Conflicts with Sanctions Laws, no Antitrust Violations

21.1
Each Sale Group Company, BSC (in respect of the MRO Business) and each member of the Seller’s Group in respect of the Atlantic Business as a whole has implemented and maintains in effect policies and procedures designed to ensure compliance by each Sale Group Company, BSC (in respect of the MRO Business) and each of their subsidiaries, and their respective directors, officers, employees, and agents, with any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), Terrorist Financing Act (Canada), or any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery, anti-money laundering or anti-corruption Laws of each jurisdiction in which the Atlantic Business operates (collectively, Anti-Corruption Laws).

21.2
So far as the Sellers are aware, each Sale Group Company, BSC (in respect of the MRO Business) and each member of the Seller’s Group in respect of the Atlantic Business as a whole, and their respective directors, officers, employees, and agents, are in compliance with Anti-Corruption Laws and applicable sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC) or the

U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the European Union, Her Majesty’s Treasury (HMT), or other relevant sanctions authority (collectively, Sanctions) in all respects.

21.3
So far as the Sellers are aware, none of the Sale Group Companies nor, in respect of the MRO Business, BSC, nor any other member of the Seller’s Group in respect of the Atlantic Business as a whole, nor their respective officers, directors, employees or agents (each in their capacity as such) have paid, offered or promised to pay, or authorised or ratified the payment, directly or indirectly, of any monies or anything of value to any Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such person to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of Anti-Corruption Laws.

21.4
None of the Sale Group Companies, nor BSC (in respect of the MRO Business), nor any other member of the Sellers’ Group with regard to the Atlantic Business, nor any of their respective directors, officers

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or employees, or so far as the Sellers are aware, any agent of a Sale Group Company or BSC (in respect of the MRO Business) is subject to Sanctions.

21.5
So far as the Sellers are aware, no suit, action or proceeding by or before any Governmental Authority or any arbitrator involving a Sale Group Company or BSC (in respect of the MRO Business) with respect to Anti-Corruption Laws or Sanctions is in progress which would reasonably be expected to have a material adverse effect.

21.6
So far as the Sellers are aware, no Sale Group Company nor BSC (in respect of the MRO Business) has been or is, and none of the Sale Group Companies’ nor BSC’s directors, officers, employees agents, advisers, consultants or other representatives has been or is, a party to any contract or involved in any conduct that infringes or violates any applicable Law (either civil or criminal) relating to competition, restrictive trade practices, antitrust, monopolies, merger control, fair trading, restraint of trade, pricing, anti-dumping, subsidies by Governmental Authorities to private companies, or free movement of goods and services, the infringement or violation of which would have a material adverse effect.

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Part B - BSC's specific warranties in relation to the MRO Business

1	Powers and authorisations

1.1	BSC is entitled to, and has the requisite power and authority to, sell and transfer the MRO Business, the MRO Sale Assets and the MRO Sale Liabilities on the terms set out in this Agreement.

2	Ownership of the MRO Sale Assets

2.1	Each MRO Sale Asset is legally and beneficially owned by BSC, free from Encumbrances.

2.2
The MRO Sale Assets comprise all the assets and rights necessary for the US Buyer to carry on the MRO Business in the same manner as it was carried on by BSC immediately before the Completion Date. The MRO Business does not require or depend on for its continuation (or for the continuation of the method, manner or scope in which it is carried on) any asset, premises, facilities or services which are not comprised in the MRO Sale Assets.

2.3
All of the MRO Sale Assets are the property of BSC free from any lease, hire or hire-purchase agreement or agreement for payment on deferred terms or bill of sale or lien, Encumbrance, any licence or factoring arrangement or other adverse claim (and there is no agreement or commitment to give or create any of the foregoing in respect of the MRO Sale Assets) and have at all times been and are in the sole and exclusive possession of, and under the control of, BSC.

2.4	No person has claimed to be entitled to create any Encumbrance over any MRO Sale Asset.

2.5	None of the MRO Sale Assets is used for any purposes other than those of the MRO Business.

3	Records and documents of title

3.1	BSC has direct control and unrestricted possession of or access to:

a.	all documents of title relating to the MRO Sale Assets;

b.	all MRO Contracts; and

c.
all of the records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or otherwise wholly or partly dependent on any system (including, without limitation, any electronic, mechanical or photographic process whether computerised or not) whether operated by the Seller or not.

3.2	All the books and other material comprised in the records of the MRO Business:

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a.
have been maintained on a consistent basis and have been written up to date and contain complete and accurate records in all material respects of those aspects of the MRO Business and the MRO Sale Assets to which they relate and all matters required by law to be entered therein;

b.	do not contain or reflect any material inaccuracies or discrepancies; and

c.	comprise all the records required to enable the US Buyer to operate the MRO Business.

4	Condition of certain MRO Sale Assets

4.1
BSC’s asset registers comprise a complete and accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by BSC in connection with operating the MRO Business.

4.2
Maintenance contracts are in force for each asset of the MRO Business which it is normal to have maintained by independent or specialist contractors and for each asset which BSC, in respect of the MRO Business, is obliged to maintain or repair under a leasing or similar agreement. Those assets have been regularly maintained in all material respects in accordance with:

a.	safety regulations required to be observed in relation to them; and

b.	the provisions of any applicable leasing or similar agreement.

4.3	BSC, in respect of the MRO Business, is not a party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

5	MRO Contracts

5.1	The Sellers have made available to the Buyers copies of all MRO Contracts that are material, which are located in folder 2.1.1.2 of the Clean Team Data Room.

5.2
So far as the Sellers are aware, neither BSC nor any counterparty to any MRO Contract is in breach of any provision of any MRO Contract a default of which would be material having regard to the financial position of the MRO Business.

5.3
BSC (in respect of the MRO Business) has not received any notification of the termination of (otherwise than through expiry in accordance with the terms of the relevant MRO Contract) or any Claim for breach of contract in respect of any MRO Contract in circumstances when any such breach would have a material adverse effect on the MRO Business.

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6	MRO Lease

6.1	The Sellers have made available to the Buyers true, correct and complete copies of the MRO Lease, which are located in folder 1.2.3.2 of the Non Clean Team Data Room.

6.2	BSC is not aware of, and has not been notified or given any indication, whether formally or informally, of any notice of, or grounds for termination, avoidance or repudiation of the MRO Lease.

6.3	BSC is not and, so far as BSC is aware, DCT Pinnacle LP is not, in breach of any provision of the MRO Lease.

6.4	BSC has not subleased or assigned its interest under the MRO Lease.

6.5
The MRO Property constitutes all interests in real property held by BSC for the operation of the MRO Business and in the last three years BSC has not received any notice of material breach and/or enforcement action in relation to the planning permission or building control regulations in respect of the MRO Lease.

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Part C - The Buyers’ Warranties

1	The UK Buyer is a company duly incorporated and organised and validly existing and tax resident under the Laws of England and Wales.

2	The US Buyer is a corporation organised and validly existing under the Laws of the State of Delaware.

3	The Buyers have the right, power and authority to execute and deliver, and to exercise their rights and perform their obligations under, this Agreement.

4
This Agreement constitutes, and the other documents to be executed by the Buyers which are to be delivered at Completion in accordance with paragraph 2 of Part A of Schedule 5, paragraph 2 of Part B of Schedule 5 and paragraph 2 of Part C of Schedule 5 will, when executed, constitute legal, valid and binding obligations of the Buyers enforceable in accordance with their respective terms subject, however, to such limitations with respect to enforcement as are generally imposed by Law on creditors, in particular in connection with bankruptcy or similar proceedings, and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the competent court.

5	The execution and delivery of, and the performance of obligations under and compliance with the provision of, this Agreement by the Buyers will not result in:

(a)	a violation of any provision of the Organisational Documents of either Buyer; or

(b)	a breach of or a default under any instrument to which either Buyer is a party.

6
No consent, authorisation, licence or approval of or notice to any governmental, administrative, judicial, regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability of this Agreement or the performance by the Buyers of their obligations under this Agreement.

7
No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of either Buyer or for the appointment of any provisional liquidator. So far as the Buyers are aware, no petition has been presented for an administration order to be made in relation to either Buyer, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of either Buyer. So far as the Buyers are aware, no events or circumstances analogous to any of those referred to in this paragraph 7 have occurred in any jurisdiction outside its country of incorporation.

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8	At Completion, the Buyers will have all funds available to pay the Purchase Price in order to consummate the Transaction.

9	No member of the Buyers’ Group is:

(a)
subject to applicable law, regulation or other statutory or legislative provisions of any country or to any order, decree or judgment of any court, governmental agency or regulatory authority which is still in force; nor

(b)
a party to any litigation, arbitration or administrative proceedings which are in progress or, so far as the Buyers are aware, threatened or pending by or against or concerning it or any of its assets; nor

(c)	the subject of any governmental, regulatory or official investigation or enquiry which is in progress or, so far as the Buyers are aware, threatened or pending,

which in any case has or could reasonably be expected to have a material adverse effect on either Buyer's ability to execute, deliver and perform its obligations under this Agreement.

10
In this Part C of Schedule 3, where any Buyers’ Warranty is qualified as being made "so far as the Buyers are aware" or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Sam Marnick, Kailash Krishnaswamy and Kelly Gaide as at the date of this Agreement, it being agreed that in giving such statements or responding to such enquiries, no liability shall be incurred personally by any of these named individuals, save in the case of any such individual’s dishonesty, fraud, wilful misconduct or wilful concealment.

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Schedule 4
Competition Approvals

United States of America (in the event that the US revenue for 2019 attributable to the Atlantic Business, excluding the MRO Business, exceeds $90 million, with such 2019 revenue to be provided by the Seller to the Buyer as promptly as practicable after 1 January 2020)

European Union (to the extent the European Commission has jurisdiction following any potential referral under Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings)

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Schedule 5 Completion

Part A: Completion in respect of Shorts and generally

1	At Completion, BAUK or BI shall (as the case may be):

(a)
deliver to the UK Buyer (or, in the case of the items described in paragraphs 1(a)(v) and 1(a)(vii), make available either at Shorts’ registered office or, at the Buyers’ option, in hard copy to the UK Buyer or the Buyers’ Solicitors):

(i)	a stock transfer form in respect of the Shorts Shares duly executed and completed in favour of the UK Buyer;

(ii)	duly executed powers of attorney or other authorities under which the stock transfer form in respect of the Shorts Shares have been executed;

(iii)	certificates for all shares in the Subsidiaries held by BAUK;

(iv)
a certified copy of the minutes of a duly held meeting of the directors of BAUK authorising the sale of the Shorts Shares, the execution of the stock transfer form in respect of the transfer of the Shorts Shares and the execution of this Agreement and the Transaction Documents to which BAUK is a party;

(v)
in respect of Shorts and the Subsidiaries, all their statutory and minute books, their common seal (if any), certificate of incorporation and any certificate or certificates of incorporation on change of name;

(vi)
letters of resignation in the agreed form (executed as deeds) from all the directors and the secretary of Shorts and each of the Subsidiaries (other than any director or secretary whom the Buyer wishes to continue in office) resigning their offices as such and acknowledging that they have no claim outstanding for compensation for loss of office or otherwise howsoever, including redundancy and unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph 1(c) below;

(vii)	the deeds and documents of title relating to the Properties owned by Shorts;

(viii)	the TSA, duly executed by BI and/or the relevant member of the Sellers’ Group;

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(ix)	the New Trading Agreements, duly executed by BI and/or the relevant member of the Sellers’ Group and Shorts;

(x)	the IP Licence Agreement, duly executed by BI and/or the relevant member of the Sellers’ Group and Shorts;

(xi)	the A220 GTA Transfer Agreement, duly executed by CSALP, CSAMGP and BI;

(xii)	the A220 STA Transfer Agreement, duly executed by CSALP, CSAMGP and BI;

(xiii)	the Pension Scheme Agreement, duly executed by Shorts and the Pension Scheme Trustee;

(xiv)	the Novation and Amendment of the BEIS Agreement, duly executed by BEIS, BI and Shorts;

(xv)	the Novation and Amendment of the INI 2009 Agreement, duly executed by INI, Shorts and BI;

(xvi)	(if not already delivered) the duly executed Disclosure Letter;

(xvii)
the minutes of each duly held board meeting, referred to in paragraph 1(c) below, certified as correct by the secretary of the relevant Sale Group Company (or, in the case of any Sale Group Company not having a secretary, by any director of that company); and

(xviii)	a counterpart of the Shorts Tax Deed duly executed and delivered by BAUK;

(b)
procure that Shorts’ auditors resign their office as auditors of each of Shorts and the Subsidiaries by sending their notice of resignation to each of Shorts and the Subsidiaries in accordance with section 516 CA 2006 along with a statement under section 519 CA 2006;

(c)	procure that each of Shorts and the Subsidiaries holds a board meeting at which it is resolved that:

(i)	the transfers mentioned in paragraph 1(a)(i) (in the case of the board meeting of Shorts) be registered (subject only to their being stamped);

(ii)	each of the persons nominated by the UK Buyer be validly appointed as additional directors and/or secretary, as the UK Buyer may direct, of that Sale Group Company;

(iii)	the resignations of the directors and secretaries of that Sale Group Company, referred

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to in paragraph 1(a)(vi) above, be tendered and accepted so as to take effect at the close of the meeting;

(iv)	such persons as are notified by the UK Buyer no later than 10 Business Days prior to Completion be appointed auditors of that Sale Group Company;

(v)	all bank mandates of that Sale Group Company in force be altered in such manner as the UK Buyer requires;

(vi)	the accounting reference date of that Sale Group Company be altered in accordance with any instructions given by or on behalf of the UK Buyer; and

(vii)	the registered office of that Sale Group Company be changed in accordance with any instructions given by or on behalf of the UK Buyer.

2	At Completion, the UK Buyer or the US Buyer shall (as the case may be):

(a)	deliver to BI:

(i)	[*****];

(ii)	a counterpart of the TSA, duly executed by the Buyers;

(iii)	a counterpart of the A220 GTA Transfer Agreement, duly executed by the UK Buyer (and the US Buyer, if applicable);

(iv)	a counterpart of the A220 STAs Transfer Agreement, duly executed by the UK Buyer (and the US Buyer, if applicable);

(v)	a counterpart of the Novation and Amendment of the BEIS Agreement, duly executed by the UK Buyer (and the US Buyer, if applicable);

(vi)	a counterpart of the Novation and Amendment of the INI 2009 Agreement, duly executed by the UK Buyer (and the US Buyer, if applicable);

(vii)
a certified copy of the minutes of a duly held meeting, or of written resolutions, of the directors of each Buyer authorising the purchase of the Sale Shares and the MRO Business and the other transactions contemplated by this Agreement and, as applicable, the Transaction Documents; and

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(viii)	a counterpart of the Shorts Tax Deed duly executed and delivered by the UK Buyer; and

(b)	pay (or procure payment of) the Shorts Purchase Price to BAUK in the manner specified in clause 30.
Part B: Completion in respect of BANA

1	At Completion, BI and BFI shall each:

(a)
deliver to the UK Buyer (or, in the case of the items described in paragraphs 1(a)(i), 1(a)(v) and 1(a)(vii), make available at BANA's registered office or, at the UK Buyer’s option, in hard copy to the Buyer or the Buyers’ Solicitors or such other person as the UK Buyer nominates):

(i)
five originals of the share transfer forms(s) (bulletin(s) de transfert) in respect of the BANA Shares duly executed outside the United Kingdom, authenticated (légalisés) and completed (in the French language) in favour of the UK Buyer together with the original share transfer register (registre des transferts) of BANA duly updated to reflect the transfer of the BANA Shares to the UK Buyer;

(ii)
two originals of the duly executed and authenticated (légalisés) powers of attorney or other authorities (in the French language) under which the share transfer form (s) (bulletin(s) de transfert) in respect of the BANA Shares have been executed;

(iii)
a certified copy of the minutes of a duly held meeting of the directors of BI and BFI (respectively) authorising the sale of the BANA Shares, the execution of the transfers in respect of the transfer of the BANA Shares and the execution of this Agreement and the Transaction Documents;

(iv)	in respect of BANA, all its corporate registers (registre des décisions des organes sociaux), its corporate seal (cachet) (if any), and one original of the trade registry extract (Modèle J);

(v)
two originals of the letters of resignation (in the French language) in the agreed form duly executed and duly authenticated (légalisés) from: (a) the Chairman (Président); (b) the Chief Executive Officer (Directeur Générale); (c) the Secretary (Secrétaire); and (d) each director (Administrateur) of BANA (other than any chairman, CEO, CFO, secretary or director whom the UK Buyer wishes to continue in office) resigning their offices as such and acknowledging that they have no claim outstanding for compensation for loss of office or otherwise howsoever, including redundancy and unfair dismissal;

(vi)	the original deeds and documents of title relating to the Properties owned by BANA;

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(vii)	one original of the Novation and Amendment of the MOU Agreement, duly executed by KoM and BI; and

(viii)	five originals of the minutes (in the French language) of the meeting of the corporate bodies of BANA duly executed and authenticated (légalisés), referred to in paragraph 1(d) below; and

(ix)	a counterpart of the BANA Tax Deed duly executed and delivered by BI and BFI;

(b)	procure that BANA’s auditors resign their office as auditors of BANA by sending their notice of resignation to BANA;

(c)	procure the transfer to BANA by BI of the inventory which is currently held under BI’s name in Casablanca; and

(d)	procure that BANA holds a shareholders’ general meeting at which it is resolved that:

(i)
the resignations of (a) the Chairman (Président), and (b) each director (Administrateur) of BANA, referred to in paragraph 1(a)(v) above, be tendered, accepted and acknowledged so as to take effect at the close of the meeting;

(ii)	each of the persons nominated by the UK Buyer be validly appointed as (a) Chairman (Président), and (b) director (Administrateur), as the UK Buyer may direct, of BANA;

(iii)	such persons as are notified by the UK Buyer no later than 10 Business Days prior to Completion be appointed auditors of BANA;

(iv)	all bank mandates of BANA in force be altered in such manner as the UK Buyer requires;

(v)	the accounting reference date of BANA be altered in accordance with any instructions given by or on behalf of the UK Buyer; and

(vi)	the registered office of that Sale Group Company be changed in accordance with any instructions given by or on behalf of the UK Buyer.

2	At Completion, the UK Buyer shall:

(a)	deliver to BI a counterpart of the Novation and Amendment of the MOU Agreement, duly executed by the UK Buyer (and the US Buyer, if applicable);

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(b)	deliver to BI a counterpart of the BANA Tax Deed, duly executed by the UK Buyer;

(c)	pay (or procure payment of) the BI BANA Purchase Price to BI in the manner specified in clause 30; and

(d)	pay (or procure payment of) the BFI BANA Purchase Price to BFI in the manner specified in clause 30.

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Part C: Completion in respect of the MRO Business

1	At Completion, BSC shall:

(a)	deliver to the US Buyer:

(i)	a certified copy of the minutes of a duly held meeting of the directors of BSC authorising the sale of the MRO Business and the execution of this Agreement and the Transaction Documents;

(ii)	such of the MRO Sale Assets as are transferable by delivery;

(iii)
(if requested by the US Buyer so to do) duly executed assignments, novations or transfers (prepared by and at the cost of the US Buyer in the agreed form) of such of the MRO Sale Assets (excluding the Properties and the Nonassignable Contracts referred to in clause 7.2) as are not transferable by delivery;

(iv)
the MRO Books and Records and all other documents of title or other records establishing title to the MRO Sale Assets (or any of them) and all other documents, records, data and things (other than VAT) relating in any way to the MRO Business or the carrying on thereof, its affairs or any of the MRO Sale Assets including (subject to the Data Protection Legislation) all personnel records and data relating to the MRO Business employees;

(v)	a duly authorized, properly completed Texas Comptroller Form 01-917, Statement of Occasional Sale;

(vi)	a certified copy of the minutes of a duly held meeting of the board of directors of BSC authorizing the transfer of the MRO Sale Assets and MRO Sale Liabilities to the Buyer; and

(vii)	a duly completed, authorized and executed FIRPTA Withholding Certificate;

(b)	complete in accordance with the provisions of Schedule 9, the sale of the MRO Property;

(c)	deliver to the US Buyer counterparts to the MRO Bill of Sale and Assignment and Assumption Agreement duly executed by BSC; and

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(d)	deliver to the US Buyer duly executed transfers of all material Permits that are capable of being transferred prior to Completion.

2	At Completion, the US Buyer shall:

(a)	complete, in accordance with the provisions of Schedule 9, the purchase of the MRO Property;

(b)	deliver to BSC counterparts to the MRO Bill of Sale and Assignment and Assumption Agreement duly executed by the US Buyer; and

(c)	pay the MRO Purchase Price to BSC in accordance with clause 30.

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Schedule 6
Limitation on the liability of the Sellers

1	Financial limits

1.1
The Sellers shall not be liable in respect of, and there shall be disregarded for all purposes, any Relevant Claim and any Tax Deed Claim unless the amount for which the Sellers would, but for this paragraph 1.1, be liable as a result of that Relevant Claim and any Tax Deed Claim and any Relevant Claim and any Tax Deed Claim arising out of the same or similar circumstances exceeds US$750,000, in which case the Sellers shall be liable for the full amount of the liability (and not merely the excess).

1.2
The Sellers shall not be liable in respect of any Relevant Claim or Tax Deed Claim unless the amount for which the Sellers would be liable as a result of any and all Relevant Claims and Tax Deed Claims (other than Relevant Claims or Tax Deed Claims for which the Sellers are not liable as a result of any other provision in this Schedule 6) exceeds in aggregate US$7,500,000 (the Basket), in which case the Sellers shall be liable (subject to the other provisions of this Agreement) for the full amount of the Basket (and not merely the excess).

1.3	The Sellers’ maximum aggregate liability in respect of:

(a)	all Relevant Claims (other than a Claim for breach of a Sellers’ Fundamental Warranty), including Claims under the Specific Indemnities, shall not exceed US$65,000,000;

(b)	a Claim for breach of a Sellers’ Fundamental Warranty, Claims under the Product Defect Indemnity, the A320 Neo TR Indemnity and Tax Deed Claims shall not exceed the Purchase Price; and

(c)	the aggregate of all Claims under this Agreement, including all Relevant Claims, Product Defect Indemnity, Tax Deed Claims and A320 Neo TR Indemnity, shall not exceed the Purchase Price,

ignoring any deemed reduction in consideration as a result of paragraph 14 of this Schedule 6.

1.4
In respect of any sum referred to in paragraphs 1.1, 1.2 and 1.3, the amount of any costs, expenses and other amounts (including interest and defence costs) claimed or demanded by either Buyer, or ordered or determined to be payable to either Buyer (together with any irrecoverable VAT thereon) under, in connection with or arising out of any Relevant Claim, any Claim under the Specific Indemnities, the Product Defect Indemnity, the A320 Neo TR Indemnity or any Tax Deed Claim (or

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any judgement, order or award) shall be excluded from the sums referred to therein as a liability in respect of the Relevant Claim, Claim under the Specific Indemnities, the Product Defect Indemnity, the A320 Neo TR Indemnity or the Tax Deed Claim.

1.5
Any amounts paid by the Seller in respect of a Relevant Claim, a Claim under the Specific Indemnities, the Product Defect Indemnity, the A320 Neo TR Indemnity or a Tax Deed Claim and subsequently refunded by either Buyer, as applicable or set off against a liability of the either Buyer pursuant to clause 10.9, paragraphs 7, 8 or 9 of this Schedule 6 or clauses 3, 4 or 6 of a Tax Deed shall be disregarded to the extent of the refund or set-off for the purpose of paragraph 1.3 in the event of any further Relevant Claim, Specific Indemnity Claim or Tax Deed Claim.

2	Time limits

2.3	The Sellers shall not be liable in respect of a Relevant Claim or Tax Deed Claim unless the relevant Buyer has given notice to the Sellers:

(a)
in the case of a Relevant Claim in respect of a breach of a Sellers’ Fundamental Warranty, or in the case of a Tax Claim pursuant to clause 6.6 of the Tax Deed, by no later than the date falling ten years after the Completion Date;

(b)	in the case of any other Tax Claim, by no later than the date falling seven years after the Completion Date; and

(c)	in the case of any other Relevant Claim, by no later than the date falling 18 months after the Completion Date.

2.4
The Sellers' liability in respect of any Relevant Claim shall terminate (if such claim has not been previously remedied, satisfied or withdrawn) on the expiry of 9 months after the date it was notified to the Sellers unless court proceedings in respect of it have been commenced by being both issued and served in accordance with relevant procedural rules.

3	Remediable breaches

3.1
Where the matter or default giving rise to a Relevant Claim is capable of remedy, the relevant Seller will not be liable for such Relevant Claim unless the matter or default is not remedied to the reasonable satisfaction of the Buyers within 20 Business Days after the date on which notice of such Relevant Claim is given to the Sellers.

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3.2	The Buyers shall procure that the relevant Seller is given the opportunity in the 20 Business Day period referred to in paragraph 3.1 to remedy the relevant matter or default (if capable of remedy)
and shall provide (and procure that each member of the Buyers’ Group shall provide) all reasonable assistance to the relevant Seller to remedy the relevant matter or default.

4	General limitations

4.1	The Sellers shall not be liable in respect of a Relevant Claim (other than a Tax Claim) to the extent that the matter giving rise to, or the Losses arising from, or any increase in that claim:

a.
occurs as a result of or is otherwise attributable to any introduction, enactment, change, amendment or withdrawal of any Law, rules or administrative or Governmental Authority practice or guidance occurring after the date of this Agreement (whether or not that introduction, enactment, change, amendment or withdrawal purports to have retrospective effect in whole or in part), or any change in the interpretation of any of the foregoing by any court of law or tribunal after the date of this Agreement;

b.	occurs as a result of or is otherwise attributable to:

i.
any change in the accounting reference date of any member of the Buyers’ Group after Completion, except where such a change is required to comply with applicable generally accepted accounting practice or the relevant Accounting Standards; or

ii.
a change in the accounting or Tax policies or practices of any member of the Buyers’ Group (including the method of submitting Tax returns) introduced or having effect after Completion, except where such change is required to comply with Law or generally accepted accounting practice or the relevant Accounting Standards;

c.
would not have arisen or occurred but for any action or omission of either Buyer or a member of the Buyers’ Group, after Completion, nor in respect of any Losses resulting from or triggered by any investigation or claim initiated following any initiative taken by either Buyer or a member of the Buyers’ Group after Completion, unless such action, initiative or omission is an action, initiative or omission which a similarly situated internationally active industrial buyer, whether or not listed, engaging in a transaction or size and nature as the Transaction would as shareholder of the Sale Group Companies reasonably be expected to undertake or omit to undertake or cause the Sale Group Companies to undertake or omit to undertake with due regard for the interests of such buyer as shareholder in preserving the value of its investment in the Sale Group Companies and their assets;

d.	arises as a consequence of any act or omission (other than, for the avoidance of doubt, the

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Pre-Completion Steps) carried out:

i.	in consequence of the execution and performance of and in accordance with the terms of this Agreement (other than in respect of a Tax Claim); or

ii.	at the request or with the written consent of a member of the Buyers’ Group.

4.2
The Sellers shall have no liability in respect of a Relevant Claim (other than a Tax Claim) to the extent that the matter giving rise to, or the expected Losses arising from, or any expected increase in that Claim was specifically noted or fully provided for in Shorts Accounts, the BANA Accounts or the Atlantic Audited Combined Statement of Financial Position (including the calculation of any allowance, provision or reserve in the Shorts Accounts, the BANA Accounts or the Atlantic Audited Combined Statement of Financial Position, as the case may be).

4.3
The Sellers shall have no liability in respect of a Relevant Claim (other than a Tax Claim) to the extent that the relevant Buyer or the relevant Sale Group Company has received from any other person (other than a Sale Group Company) a payment in respect of such liability giving rise to the Relevant Claim (less the reasonable costs of the relevant Buyer or relevant Sale Group Company of obtaining the payment).

5	No double recovery

5.1	The Buyers agree with the Sellers that, in respect of any matter which may give rise to liability pursuant to a Relevant Claim or Tax Deed Claim:

a.	no such liability shall be met more than once; and

b.
any liability with respect to such matter to any member of the Buyers’ Group shall be deemed to be satisfied by the satisfaction of the liability with respect to such matter to any other member of the Buyers’ Group.

5.2
The Sellers agree with the Buyers that, in respect of any benefit relating to Tax to be paid to or applied, or taken into account, for the benefit of a Seller or a member of the Sellers’ Group (including any Tax Benefit or Seller Relief so paid or applied, or taken into account) under this Agreement or a Tax Deed, the Sellers and their Group members shall not be entitled to be paid or benefit from any such benefits more than once.

6	Limitations on scope of Warranties

6.1
Save for the Warranties contained in paragraph 12 of Schedule 3, none of the Warranties shall extend to, or be construed as a warranty relating to the Properties or other interest in land (such matters

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being the subject of the Warranties contained only in paragraph 12 of Schedule 3).

6.2
Save for the Warranties contained in paragraph 13 of Schedule 3, none of the Warranties shall extend to, or be construed as a warranty relating to Environmental Matters (such matters being the subject of the Warranties contained only in paragraph 13 of Schedule 3).

6.3
Save for the Warranties contained in paragraph 17 of Schedule 3, none of the Warranties shall extend to, or be construed as a warranty relating to Intellectual Property Rights, Information Technology or compliance with Data Protection Legislation (such matters being the subject of the Warranties contained only in paragraph 17 of Schedule 3).

6.4	Save for the Tax Warranties, none of the Warranties shall extend to, or be construed as a warranty relating to Tax (such matters being the subject of the Tax Warranties).

7	Insurance

7.1
If, in respect of any matter which would otherwise give rise to a Relevant Claim (other than a Tax Claim), any member of the Buyers’ Group is entitled to claim under any policy of insurance other than the Buyers’ W&I Policy, that Relevant Claim shall be reduced by the amount to which that member of the Buyers’ Group recovers under such policy of insurance (less the reasonable costs of the Buyer or relevant Sale Group Company of obtaining the payment).

7.2
The Buyers shall have the right, at its election, to make a claim under the Buyers’ W&I Policy in respect of any Relevant Claim, addition to, or instead of, issuing court proceedings in respect of such Relevant Claim.

7.3
The provisions of this paragraph 7 shall not prohibit the subrogation rights of the insurer under the Buyers’ W&I Policy provided however that no such subrogation shall increase the liability of the Sellers under this Agreement or a Tax Deed.

8	Claims by or against third parties

8.1	If any member of the Buyers’ Group becomes aware of any matter:

a.	which has given, or might give rise, to a claim being made by a third party against a member of the Buyers’ Group which will or may give rise to a Relevant Claim (other than a Tax Claim); or

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b.
in respect of which any member of the Buyers’ Group is or may become entitled to recover (whether by way of payment, discount, credit, set-off, counterclaim or otherwise) from any third party (other than pursuant to a policy of insurance referred to in paragraph 7) any sum in respect of any loss, damage or liability which has been, is or may become the subject of a Relevant Claim (other than a Tax Claim),

in each case a Third Party Claim (including for the avoidance of doubt, a prospective claim), then the following provisions of this paragraph 8 shall apply.

8.2
The Buyers shall, upon any member of the Buyers’ Group becoming aware of a Third Party Claim, give written notice (containing reasonable details of the Third Party Claim) to the Sellers of the matter within 20 Business Days of becoming aware of the Third Party Claim, and shall consult with the Sellers with respect to that Third Party Claim and keep the Sellers promptly informed of all material developments in relation to that Third Party Claim (provided that the Buyers are permitted to take any reasonable provisional measure, to the extent necessary, subject to informing the Sellers promptly thereof).

8.3
Neither Buyer shall, and each Buyer shall procure that no member of the Buyers’ Group shall, make any admission of liability in respect of the Third Party Claim, or agree, compromise or settle the Third Party Claim, without the prior written consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned).

8.4
Subject to paragraph 8.8(d), the Buyers shall provide, and shall procure that each member of the Buyers’ Group shall provide, the Sellers and the Sellers’ professional advisers with reasonable access, during Working Hours, to premises and personnel and to all materially relevant documents, records, correspondence, accounts and other information within the power, possession or control of any member of the Buyers’ Group for the purpose of investigating the Third Party Claim and/or ascertaining whether any member of the Buyers’ Group has a right of recovery against any person other than the Sellers.

8.5
Upon any member of the Buyers’ Group becoming aware of a Third Party Claim, the Buyer shall, and shall procure that each member of the Buyers’ Group shall, so far as is reasonably practicable, retain and preserve all documents, records, correspondence, accounts and other information within the power, possession or control of any such persons which are or could reasonably be considered materially relevant in connection with the Third Party Claim for so long as any such Third Party Claim remains outstanding.

8.6
Subject to paragraph 8.8(d), the Sellers shall be entitled to copies of any of the documents, records and information referred to in paragraph 8.5 or, in the event that the Sellers wish to insure against its

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liabilities in respect of any actual or prospective Relevant Claim, any information that a prospective insurer may reasonably require before effecting such insurance.

8.7	Each Buyer shall, and shall procure that each member of the Buyers’ Group shall:

a.
take such action and institute such proceedings, and give such information and assistance, as the Sellers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim or to enforce against any person (other than the Seller or any member of the Sellers’ Group) the rights of any member of the Buyers’ Group in relation to the Third Party Claim (including the assignment to the Seller or such other third party as the Sellers may direct any rights of action which any member of the Buyers’ Group may have), and more generally co-operate fully and promptly with the Sellers and their professional advisers; and

b.
in connection with any proceedings related to the Third Party Claim (other than against the Sellers or any member of the Sellers’ Group) use professional advisers nominated by the Sellers and, if the Sellers so request, permit the Sellers to have exclusive conduct of the negotiations and/or proceedings, and the relevant Seller shall indemnify the Buyers against all costs, expenses and/or other amounts (including interest) properly and reasonably incurred by the Buyers and/or any other member of the Buyers’ Group pursuant to its obligations under this paragraph 8.7.

8.8	Notwithstanding any other provision of this Agreement:

a.
subject to paragraph 8.8(b), the Sellers shall be entitled at any stage and at its sole direction to settle any such Third Party Claim provided that the settlement shall contain a complete release of the relevant member of the Buyers’ Group (a Release);

b.
if at any time the Sellers notify the Buyers in writing that it wishes to settle, compromise or cease pursuing a Third Party Claim in which a Release is obtained and the Buyers or the relevant member of the Buyers’ Group declines or decline to do so, the Sellers shall thereupon cease to have any obligation to indemnify the Buyers in relation to such Third Party Claim pursuant to paragraph 8.7 beyond the amount of the settlement;

c.
the Sellers shall have no obligation to make payment to the Buyers in respect of any Relevant Claim until the Third Party Claim related thereto (if any) has been satisfied, settled, determined or withdrawn; and

d.	the Buyers shall not be required, in connection with the operation of the provisions of this

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paragraph 8, to provide or procure the provision of:

i.	any document in respect of which legal privilege can properly be claimed where to do so would cause the loss of privilege in respect of the advice contained in such document; or

ii.	any information in breach of any Laws.

9	Recovering and calculating liability

9.1
If, after any of the Sellers has made any payment in respect of a Relevant Claim (other than a Tax Claim), the recipient of that payment recovers from a third party (including any Tax Authority) (whether by payment, discount, credit, relief or otherwise) a cash sum which is referable to that payment and was not taken into account in calculating the amount of that payment (after having deducted the reasonable costs of the relevant Buyer or relevant Sale Group Company of obtaining the sum, (the Recovery Amount), then the relevant Buyer shall forthwith repay (or procure the repayment) to the relevant Seller an amount equal to the lesser of the Recovery Amount and the sum paid by the relevant Seller.

9.2
Subject to paragraph 9.3 of this Schedule 6, in calculating the liability of the Sellers, there shall be taken into account the amount by which any cash Tax for which any member of the Buyers’ Group is liable in respect of the period to which the liability relates is actually reduced or extinguished as a result of the matter or circumstance giving rise to the Relevant Claim in question (any such amount being a Tax Benefit).

9.3	No sum or amount shall be a Recovery Amount or Tax Benefit to the extent that:

a.	it arises as a result of or is otherwise attributable to the use of any Buyer’s Relief;

b.
if the Recovery Amount or Tax Benefit were instead a liability of the Sellers, that liability would (without taking into account any other exclusions or limitations under this Agreement) be reduced or eliminated under paragraph 4.1 of this Schedule 6; or

c.	the Tax Benefit relates to a matter involving BSC, the MRO Property, or the MRO Business.

9.4	If:

a.	any provision (whether for Tax or for any other matter) in the Atlantic Audited Combined Statement of Financial Position proves to be an over-provision; or

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b.	any sum is received by any Sale Group Company which has previously been written off as irrecoverable in the accounts of that Sale Group Company,

the amount over-provided or, as the case may be, the sum so received shall be set off against the liability (if any) of any of the Sellers under this Agreement.

10	Consequential loss

Notwithstanding anything to the contrary in this Agreement or the Tax Deeds, the Sellers shall not in any circumstances be liable to the Buyers, whether in contract, tort or breach of statutory duty or otherwise for:

(a)
loss of or anticipated loss of profit, loss of or anticipated loss of revenue, business interruption, loss of any contract or other business opportunity or goodwill (save that this paragraph 10(a) shall not apply to the Claims arising under the Product Defect Indemnity);

(b)	indirect loss or consequential loss; or

(c)	any special, punitive or aggravated damages.

11	Contingent and unquantifiable liabilities

11.4	If any Relevant Claim (other than a Tax Claim) is made within the time limits referred to in paragraph
2.3 in respect of a liability which, at the time such claim is notified to the Sellers, is contingent or is unquantifiable, then:

(a)
the Sellers shall not be under any obligation to make any payment in respect of such Relevant Claim to the extent (but only to the extent) that such liability is contingent or unquantifiable unless and until such liability ceases to be contingent or unquantifiable;

(b)
the Buyers shall provide to the Sellers all such information as is in or comes into its or the relevant Sale Group Company's possession in connection with such Relevant Claim as soon as reasonably practicable;

(c)	where such liability is unquantifiable the Buyers shall use all reasonable endeavours to quantify such liability as soon as possible;

(d)	paragraph 2.4 shall be amended in relation to such Relevant Claim so as to require legal

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proceedings to be commenced within 6 months of the date on which such liability ceases to be contingent or becomes capable of being quantified, as the case may be; and

(e)	if legal proceedings have not been commenced within the meaning of paragraph 2.4 or such liability has not ceased to be contingent or become capable of being quantified, as the case may be, within 9 months of the expiry of the relevant time limit referred to in paragraph 2.3, the Sellers shall cease to be liable for such Relevant Claim.

11.5
For the purposes of this paragraph 11, a liability shall only be unquantifiable if it is of a nature which is capable of precise determination but which is not at the relevant time capable of determination on the basis of the information available to any member of the Buyers’ Group and a liability shall not be unquantifiable simply because the Buyer needs to make further enquiries or undertake further investigations in order to determine the amount of any such loss.

12	Waiver of set off rights

Each Buyer hereby waives any and all rights of set-off, counter-claim, deduction or retention in respect of any claim or any payment which that Buyer may be obliged to make (or procure be made) to any of the Sellers pursuant to this Agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Relevant Claim or Tax Deed Claim.

13	Fraud

Nothing in this Schedule, nor any other provision of this Agreement or the Tax Deeds purporting to limit or exclude any of the Sellers’ liability, shall apply to any claim to the extent that it arises or is increased as a result of dishonesty, fraud, fraudulent misrepresentation, wilful misconduct or wilful concealment on the part of any of the Sellers.

14	Successful claims constitute reduction in Purchase Price

The satisfaction by any of the Sellers of any claim under this Agreement (including the Warranties) and/or a Tax Deed shall be deemed to constitute a reduction in the consideration payable by the Buyers for the purchase of:

(a)	the Shorts Shares, in the case of BAUK where the subject matter of the claim relates to the Shorts Shares;

(b)	the BANA Shares, in the case of BI;

(c)	the BANA Shares, in the case of BFI; and

(d)	the MRO Business, in the case of BSC.

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15	Claims under the Tax Warranties

The provisions of the Tax Deeds shall apply to limit the liability of the Sellers in relation to the Tax Warranties and the conduct of various matters in relation to the Tax Warranties in the extent stated therein.

16	Mitigation

Each Buyer shall (and shall procure that each member of the Buyers’ Group shall) take reasonable steps to mitigate any event or Loss suffered by it (or such member of the Buyers’ Group) which has resulted in or which is reasonably likely to result in a Relevant Claim other than a claim under or in respect of a Tax Deed.

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Schedule 7
Pre-Completion Conduct and Undertakings

1	Prior to Completion the Sellers shall procure that:

(a)	the Pre-Completion Steps, including but not limited to:

(i)
the transfer of the shares held by Shorts in LLC Bombardier Aerospace Marketing Russia, Bombardier Aerospace India Private Limited and Bombardier (UK) CIF Trustee Limited to a member of the Sellers’ Group; and

(ii)	the transfer of the business of LLC Bombardier Aerospace Services Russia that does not relate to the Atlantic Business to a member of the Sellers’ Group,

are completed in accordance with the Pre-Completion Steps Plan, to the extent they have not occurred prior to the execution of this Agreement

(b)
all borrowings and indebtedness in the nature of borrowing owed by the Sale Group Companies or BSC (in respect of the MRO Business) to BI or any member of the Sellers’ Group (other than any of the Sale Group Companies or BSC (in respect of the MRO Business)) at the Completion Date but not Trade Debts have been repaid, together with any accrued interest, or have otherwise been addressed to the satisfaction of the Buyers and the Sellers in such other manner as may be agreed by the parties, acting reasonably;

(c)
all borrowings and indebtedness in the nature of borrowing owed to any of the Sale Group Companies or BSC (in respect of the MRO Business) by BI or any member of the Sellers’ Group (other than any of the Sale Group Companies or BSC (in respect of the MRO Business)) at the Completion Date but not Trade Debts have been repaid, together with any accrued interest;

(d)	the leases of the offices in Farnborough and Biggin Hill are transferred by Shorts to a member of the Sellers’ Group;

(e)	the inventory/tooling located at the MRO Property and owned by other members of the Sellers’ Group shall be transferred from the MRO Business prior to Completion;

(f)	the IT Services (Infrastructure and Applications) serving as an IT HUB for the Sellers’ Group

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in Europe and located in Belfast are transferred to a member of the Sellers’ Group; and

(g)
all necessary steps as may be required are taken by Shorts, in collaboration with the Pension Scheme Trustee and the CIT Trustee to facilitate the Short Brothers Pension Scheme and the Bombardier Aerospace Shorts Executive Benefits Scheme formally ceasing to participate in the Bombardier CIF.

2
Prior to Completion the Sellers shall provide to the Buyers a copy of the management accounts prepared each month in relation to Shorts and BANA when received from management and shall procure that Shorts’ management provides answers to reasonable questions provided on those accounts to enable the Buyers to review the performance of the Sale Group in the period prior to Completion, it being understood that no detailed information which might reasonable be regarding as sensitive for competition Law purposes may be provided to persons in the Buyers’ Group who are outside of the agreed “clean team” of the Buyers’ Group.

3	Prior to Completion the Sellers shall:

(a)
procure the repayment by members of the Sellers’ Group in the ordinary course and, in accordance with the applicable terms of payment, of all Trade Debt owing to: (i) Sale Group Companies; or (ii) to the MRO Business, in relation to the Atlantic Business, in each case as at Completion;

(b)
procure the repayment by: (i) the Sale Group Companies; and (ii) the MRO Business in the ordinary course and, in accordance with the applicable terms of payment, of all Trade Debt owing to members of the Sellers’ Group as at Completion;

(c)
except to the extent prohibited by applicable Law or applicable competition rules, provide (and shall cause the Sale Group Companies to provide) to the Buyers, such information and assistance as is reasonably requested by the Buyers in connection with the arrangement and marketing by the Buyers of debt financing to fund all or a portion of the consideration for the Transaction (or refinance debt in connection therewith) prior to or at Completion. The Sellers hereby consent to the use of the logos of the Sale Group Companies in connection with the syndication or marketing of any debt financing, provided that such logos are not used in a manner that would reasonably be expected to harm or disparage the Sale Group Companies or their marks.

4
Pending Completion the Sellers shall procure that the Sale Group Companies shall, and BSC shall in respect of the MRO Business, except as required under this Agreement or with the prior written consent of the Buyers and to the extent permitted under applicable Laws:

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(a)
carry on business as a going concern in the way carried on prior to the date of this Agreement (which shall include, for the avoidance of doubt, maintaining levels of working capital within the Atlantic Business);

(b)	honour all obligations under Existing Subsidies and (to the extent granted) any Future Subsidies);

(c)	use all reasonable endeavours to preserve and maintain in the ordinary course the assets of the Atlantic Business;

(d)	use all reasonable endeavours to preserve and maintain in the ordinary course the goodwill of the Atlantic Business

(e)	use all reasonable endeavours to preserve and maintain all Permits of the Atlantic Business;

(f)	maintain and purchase inventory in line with the practice of the Atlantic Business during the 12 months prior to the date of this Agreement;

(g)
use all reasonable endeavours to maintain the material fixed assets of the Atlantic Business in line with the practice of the Atlantic Business during the 12 months prior to the date of this Agreement;

(h)
use all reasonable endeavours to maintain in force all existing insurance policies on the same material terms to provide the level of cover as is in force at the date of this Agreement for the benefit of the Sale Companies or MRO Business (as applicable);

(i)	make any insurance claim in relation to the Sale Companies or MRO Business promptly and in accordance with the terms of the relevant policy; and

(j)
give to the Buyers and their authorised representatives, to the extent authorised by Law and in compliance with applicable competition rules, full access to the Properties and to all the books and records of the Sale Companies and procure that the directors and employees of the Sale Companies are instructed to give promptly all such information and explanations with respect to the business and affairs of the Sale Companies as the Buyers and their authorised representatives may reasonably request.

5
Without prejudice to the generality of paragraph 4(a) of this Schedule 7, pending Completion, the Sellers shall not do or agree to do any of the following in respect of the Sale Group Companies, and the Sellers shall procure that no Sale Group Company shall (nor shall agree), to do any of the following, except as required under this Agreement, the Pre-Completion Steps Plan or with the prior

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written consent of the Buyers (such consent not to be unreasonably withheld or delayed) and to the extent permitted under applicable Laws:

(a)	circulate any resolution to the shareholders of any Sale Group Company for consideration, voting or approval (or pass any such shareholder resolution) or obtain any consent from any of its members;

(b)	resolve to change its name or to alter its Organisational Documents;

(c)	change its financial year end;

(d)	change (or resolve to change) its residence for Tax purposes, or open or create any permanent establishment, branch or agency in a jurisdiction outside its jurisdiction of incorporation;

(e)	modify the rights attached to any Sale Shares;

(f)
allot or issue or agree to allot or issue any shares, interests or other securities other than by way of capitalisation of debt owed to other members of Sellers’ Group or grant or agree to grant any option or other right which confers on the holder any right to acquire any shares, interests or other securities;

(g)	reduce, repay, redeem, purchase or effect any other reorganisation of any of its share capital;

(h)	declare, pay or make any dividend (whether in cash or in specie) or other distribution (including any deemed distribution for Tax purposes);

(i)	resolve to be voluntarily wound up;

(j)	change any term of any Existing Subsidy or apply for or accept any new subsidy or grant (other than the grant application disclosed in the Disclosure Letter);

(k)	change any term of any collective bargaining agreement to which it is a party;

(l)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, or enter into any joint venture agreement;

(m)	enter into any Military Contract;

(n)	defer any capital expenditure individually exceeding US$5,000,000 currently in the budget/capital plan for the Atlantic Business contained in the Data Room;

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(o)
acquire or dispose of any asset which is material to the business of the Sale Group Companies (for these purposes material means any asset having a value in excess of US$1,000,000, exclusive of VAT) other than on arm’s length terms or in accordance with the existing terms of its agreements or arrangements with other members of the Sellers’ Group disclosed to the Buyers prior to the date hereof;

(p)
enter into any agreement, arrangement or obligation with any member of the Sellers’ Group (or other Sale Group Company), or a person connected to any of them, other than on arm’s length terms in the ordinary course of business or otherwise outside of the historic practice;

(q)	incur or agree to incur any commitment to capital expenditure for an amount which exceeds or could exceed US$1,000,000, exclusive of VAT other than as disclosed to the Buyers prior to the date hereof;

(r)	enter into, terminate, amend, or vary any Material Contract;

(s)
vary any lease or other material licence agreement relating to any of the Properties or acquire any interest in, or enter into any agreement in relation to, any real property other than the Properties;

(t)	acquire or dispose of any real property asset;

(u)
amend any term of a pension trust deed or pension scheme rules to which it is a party (including in respect of the DB Pension Schemes), or take any other action to increase pension contribution obligations of any Sale Group Company;

(v)	give any Guarantee other than in the ordinary course of business and on arm’s length terms;

(w)
enter into any borrowing, factoring or other financing commitments (other than use of overdraft facilities agreed before the date of this Agreement) or lend any money to, or enter into any lending commitments with, any person, being in each case commitments which are outside the ordinary course of its business (save in the case of the borrowing of any monies by any member of the Sellers’ Group from any Sale Group Company, which shall not be considered to be in the ordinary course of business);

(x)	use cashflows of the Atlantic Business to make any payment of interest or repayment of principal in respect of any Intercompany Debt, other than at Completion;

(y)	create any Encumbrance over its business, undertaking or any of its assets (including the Sale Shares);

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(z)
fail to keep proper accounting records or to make therein true and complete entries of all its dealings and transactions, or otherwise fail to keep any books and records as required and in the manner prescribed by applicable Law;

(aa) threaten or enter into any proceeding or settle any litigation other than respect of debt collection in the ordinary course of business;

(bb)    settle any insurance claim below the amount claimed under the relevant insurance policy;

(cc) save as required by Law, make or agree to make any material change in the terms or conditions of employment or engagement of any of its employees, workers or officers (including, without limitation, remuneration, pension entitlements and other benefits under any benefit plans);

(dd) provide or agree to provide to any employee or any of his dependants any gratuitous payment or benefit which is in excess of US$100,000 and which is or becomes a liability of any member of the Sale Group;

(ee) offer employment to any person who, by accepting such offer, would upon commencing employment be a Senior Employee;

(ff) dismiss any Senior Employee or implement any redundancy programme in respect of other employees (other than pursuant to a redundancy programme disclosed in writing to the Buyers prior to the date of this Agreement or for gross misconduct);

(gg) enter into, terminate or vary the terms of the Tax consolidation or group arrangements to which a Sale Group Company is a party;

(hh) change its accounting reference date or Tax accounting periods or make any change to its accounting or Tax practices or policies or its methods of reporting or approach to claiming income, losses or reductions for Tax purposes;

(ii) make any material Tax election, file any materially amended Tax return, settle any material Tax audit or proceedings, or enter into any material agreement with any Tax Authority or obtain any material Tax ruling, in each case either (i) which may affect its Tax position in periods ending after Completion or (ii) otherwise than in the ordinary course of conducting its Tax affairs;

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(jj) take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with its standard terms of business or, if different, the period extended to any particular debtor in which to make payment;

(kk) delay making payment to any trade creditors generally outside of the Sale Group’s ordinary course of business prior to the date of this Agreement;

(ll) assign, license, charge, abandon, cease to prosecute or otherwise dispose of or fail to maintain, defend or diligently pursue applications for any Intellectual Property Rights or enter into any licence, sub-licence, assignment or other agreement in respect of or affecting any licences of Intellectual Property Rights;

(mm) waive any financial obligation owed by a member of the Sellers’ Group to a Sale Group Company;

(nn) incur professional fees and expenses in connection with any of the transactions contemplated by this Agreement; and

(oo) transfer any asset to a member of the Sellers’ Group other than as contemplated by paragraph 1 of Schedule 7 or pursuant to trading agreements in force at the date of this Agreement.

6
Pending Completion BSC shall not do or agree to do any of the following in respect of the MRO Business (except as required under this Agreement or with the prior written consent of the US Buyer and to the extent permitted under applicable Laws):

(a)
acquire or dispose of any asset which is material to the MRO Business (for these purposes material means any asset having a value in excess of US$1,000,000, exclusive of VAT) other than on arm’s length terms or in accordance with the existing terms of its agreements or arrangements with other members of the Sellers’ Group disclosed to the US Buyer prior to the date hereof;

(b)	enter into or amend or incur any commitment that is not in the ordinary and usual course of business which involves or may involve total annual expenditure in excess of US$1,000,000

(c)
incur or agree to incur any commitment to capital expenditure for an amount which, together with all other such commitments entered into between the date of this Agreement and Completion, exceeds or could exceed US$1,000,000, exclusive of VAT other than as disclosed to the US Buyer prior to the date hereof;

(d)	enter into any borrowing, factoring or other financing commitments (other than use of overdraft facilities agreed before the date of this Agreement) or lend any money to, or enter into any

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lending commitments with, any person, being in each case commitments which are outside the ordinary course of its business;

(e)	threaten or enter into any proceeding or settle any litigation (other than in respect of any debt collection in the ordinary course of business), including in respect of Tax;

(f)	apply for or accept any subsidy or grant;

(g)	enter into, terminate, amend, or vary any Material Contract;

(h)	settle any insurance claim below the amount claimed under the relevant insurance policy;

(i)	give any Guarantee other than in the ordinary course of business;

(j)
enter into any borrowing, factoring or other financing commitments (other than use of overdraft facilities agreed before the date of this Agreement) or lend any money to, or enter into any lending commitments with, any person, being in each case commitments which are outside the ordinary course of its business;

(k)	create any Encumbrance over its business, undertaking or any of its assets;

(l)	vary any lease or other contract relating to any of the Properties or acquire any interest in, or enter into any agreement in relation to, any real property other than the Properties;

(m)	acquire or dispose of any real property asset;

(n)
fail to keep proper accounting records or to make therein true and complete entries of all its dealings and transactions, or otherwise fail to keep any books and records as required and in the manner prescribed by applicable Law;

(o)
save as required by Law, make or agree to make any material change in the terms or conditions of employment or engagement of any of its employees, workers or officers (including, without limitation, remuneration, pension entitlements and other benefits under any benefit plans);

(p)	provide or agree to provide to any employee or any of his dependants any gratuitous payment or benefit which is in excess of US$100,000;

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(q)	offer employment to any person who, by accepting such offer, would upon commencing employment be a Senior Employee;

(r)
dismiss any Senior Employee or implement any redundancy programme in respect of other employees (other than pursuant to a redundancy programme disclosed in writing to the US Buyer prior to the date of this Agreement or for gross misconduct);

(s)
take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with its standard terms of business or, if different, the period extended to any particular debtor in which to make payment; and

(t)
delay making payment to any trade creditor generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorised by the relevant creditor or, if different, the period extended by the creditor in which to make payment.

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EXECUTED as a deed by BOMBARDIER INC.
acting by Christian Poupart and Pier-Olivier Calestagne under a power of attorney dated 30 October 2019

)/s/ Christian Poupart
/
)Name: Christian Poupart
)Title: Head of Legal
) /s/ Pier-Olivier Calestagne
Name: Pier-Olivier Calestagne
Title: Senior Director M&A

EXECUTED as a deed by BOMBARDIER AEROSPACE UK LIMITED
acting by Christian Poupart and Pier-Olivier Calestagne under a power of attorney dated 30 October 2019

)     /s/ Christian Poupart
/
)    Name: Christian Poupart
)    Title: Head of Legal
)     /s/ Pier-Olivier Calestagne
Name: Pier-Olivier Calestagne
Title: Senior Director M&A
EXECUTED as a deed by BOMBARDIER FINANCE INC.
acting by Christian Poupart and Pier-Olivier Calestagne under a power of attorney dated 30 October 2019

)     /s/ Christian Poupart
/
)    Name: Christian Poupart
)    Title: Head of Legal
)     /s/ Pier-Olivier Calestagne
Name: Pier-Olivier Calestagne
Title: Senior Director M&A
EXECUTED as a deed by BOMBARDIER SERVICES CORPORATION

acting by Christian Poupart and Pier-Olivier Calestagne under a power of attorney dated 30 October 2019

)     /s/ Christian Poupart
/
)    Name: Christian Poupart
)    Title: Head of Legal
)     /s/ Pier-Olivier Calestagne
Name: Pier-Olivier Calestagne
Title: Senior Director M&A

[Signature Page to SPA]

Executed as a deed by: SPIRIT AEROSYSTEMS GLOBAL HOLDINGS LIMITED acting by: Sam J. Marnick

…………………………
name of authorised signatory

/s/ Sam J. Marnick

…………………………
Authorised signatory

in the presence of:
Witness name:	Kelly A. Gaide	) /s/ Kelly A. Gaide
Witness address:	XXXXX	) …………………………
	XXXXX	) Witness
	XXXXX	)
Witness occupation:	Attorney	)

Executed as a deed by: SPIRIT AEROSYSTEMS, INC.
acting by: Sam J. Marnick

…………………………
name of authorised signatory

/s/ Sam J. Marnick

…………………………
Authorised signatory

in the presence of:
Witness name:	Kelly A. Gaide	) /s/ Kelly A. Gaide
Witness address:	XXXXX	) …………………………
	XXXXX	) Witness
	XXXXX	)
Witness occupation:	Attorney	)

[Signature Page to SPA]